UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
SoFi Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 12, 2022
Dear SoFi Technologies Stockholders,
On behalf of our Board of Directors, I cordially invite you to attend our 2022 annual meeting of stockholders, which will be held virtually on Tuesday, July 12, 2022, commencing at 10:00 a.m., Pacific Time, (1:00 p.m. Eastern Time). The meeting can be accessed by visiting www.virtualshareholdermeeting.com/SOFI2022, where you will be able to listen to the meeting live, submit questions and vote online. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to participate in the virtual meeting, please submit your proxy or voting instructions using one of the voting methods described in the accompanying Proxy Statement so that your shares may be represented at the meeting. Submitting your proxy or voting instructions by any of these methods will not affect your right to participate in the virtual meeting and to vote your shares at the meeting if you wish to do so.
We look forward to your participation.

Sincerely yours,

Anthony Noto
Chief Executive Officer

SOFI TECHNOLOGIES, INC.
234 1st Street
San Francisco, California 94105
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
We invite you to attend the SoFi 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”), which will be held virtually at 10:00 a.m., Pacific Time (1:00 p.m. Eastern Time), on Tuesday, July 12, 2022. Additional details regarding the 2022 Annual Meeting are included below and we encourage you to participate in the virtual meeting.

VIRTUAL MEETING ACCESS	www.virtualshareholdermeeting.com/SOFI2022. Use the 16-digit control number provided in your proxy materials.

ITEMS OF BUSINESS
Proposal 1:	To elect ten nominees currently serving as members of our Board of Directors and named in the attached Proxy Statement to serve on our Board of Directors for a one-year term expiring at the 2023 annual meeting of stockholders
Proposal 2:	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers
Proposal 3:	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022
Proposal 4:
To amend and restate the 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc. (the “2021 Plan”) to provide an increase in the number of shares currently available under the 2021 Plan and to further amend the evergreen provision beginning as of January 1, 2023

Proposal 5:	To approve an Amendment to the Company’s Certificate of Incorporation to give the Board of Directors discretionary authority to effect a reverse stock split
Other:	To consider and act upon any other business that may properly come before the 2022 Annual Meeting or any adjournment or postponement of the 2022 Annual Meeting

ADDITIONAL INFORMATION	Additional information regarding the items of business to be acted on at the 2022 Annual Meeting is included in the accompanying Proxy Statement.

RECORD DATE	The record date for the determination of the stockholders entitled to vote at the 2022 Annual Meeting, or any adjournments or postponements thereof, is the close of business on May 16, 2022.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD
A complete list of stockholders of record will be available at least 10 days prior to the 2022 Annual Meeting at our headquarters. This list will also be available to stockholders of record during the 2022 Annual Meeting for examination at www.virtualshareholdermeeting.com/SOFI2022.

PROXY VOTING
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to participate in the virtual 2022 Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the Notice you received in the mail, the section entitled “General Information” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting
to be held on July 12, 2022. This Proxy Statement and our 2021 Annual Report are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials was mailed to you beginning on or about [ ].

By Order of the Board of Directors,

Robert Lavet
May 12, 2022	General Counsel and Secretary

Page
General Information	1
PROPOSAL ONE: ELECTION OF DIRECTORS	8
Corporate Governance	13
Code of Business Conduct and Ethics	17
Compensation Committee Interlocks and Insider Participation	18
Director Compensation	18
PROPOSAL TWO: ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION	21
PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	22
Fees Paid to Independent Registered Public Accounting Firm	23
PROPOSAL FOUR: AMENDMENT AND RESTATEMENT OF 2021 STOCK OPTION AND INCENTIVE PLAN FOR SOFI TECHNOLOGIES, INC.	24
PROPOSAL FIVE: APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO GIVE THE BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT	31
Management	40
Compensation Discussion and Analysis	43
Compensation Committee Report	62
Executive Compensation	63
Beneficial Ownership of Securities	74
Certain Relationships and Related Party Transactions	76
Audit Committee Report	81
Other Matters	82
Appendix A – Amended and Restated 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc.	A-1
Appendix B – Certificate of Amendment to the Certificate of Incorporation of SoFi Technologies, Inc.	B-1
Appendix C – Non-GAAP Financial Measures	C-1

SOFI TECHNOLOGIES, INC.
234 1st Street
San Francisco, California 94105
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JULY 12, 2022
GENERAL INFORMATION
We are furnishing this Proxy Statement on behalf of the Board of Directors of SoFi Technologies, Inc., a Delaware Corporation, for use at our 2022 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “2022 Annual Meeting”), for the purposes set forth below and in the accompanying Notice of 2022 Annual Meeting of Stockholders. The 2022 Annual Meeting will be held virtually at 10:00 a.m., Pacific Time, on Tuesday, July 12, 2022. The 2022 Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SOFI2022, where you will be able to listen to the 2022 Annual Meeting live, submit questions and vote online.
As used in this Proxy Statement, the terms “SoFi”, the “Company”, “we”, “us”, and “our”, and similar references refer to SoFi Technologies, Inc. and the term “Board of Directors” refers to SoFi’s Board of Directors.
On or about [ ], we expect to mail a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access this Proxy Statement for the 2022 Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2021, to stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, websites referenced in this Proxy Statement is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.
Why did I receive a Notice regarding the Availability of Proxy Materials?
In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials, we may send a Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders. All stockholders as of the record date set forth below will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review the proxy materials via the internet and submit your vote via the internet or telephonically.
How do I request paper copies of the proxy materials?
If you received a Notice by mail, you will not receive paper copies of the proxy materials in the mail unless you request them. If you received a Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Notice for requesting the materials, and we will promptly mail the materials to you.
In addition, by following the instructions in the Notice, you may request to receive future proxy materials on an ongoing basis (i) electronically by e-mail or (ii) in printed form by mail. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. Your election to receive proxy materials by e-mail or by mail will remain in effect until you terminate it.
Who can vote at the 2022 Annual Meeting?
You are entitled to vote your shares of common stock, par value $0.0001 per share (the “Common Stock”) and redeemable preferred stock, par value $0.0000025 per share (the “Redeemable Preferred Stock”) of the

Company if you were a stockholder at the close of business on May 16, 2022, the record date for the 2022 Annual Meeting. At the close of business on the record date, [ ] shares of Common Stock and 3,234,000 shares of Redeemable Preferred Stock of SoFi were outstanding. The holders of Common Stock and Redeemable Preferred Stock will vote together as a single class on each of the proposals described in this Proxy Statement. The holder of each share of Common Stock and Redeemable Preferred Stock is entitled to one vote per share.
•     Stockholder of Record — If your shares are registered directly in your name with our stock transfer agent, Continental Stock Transfer & Trust Company, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you may vote online at the 2022 Annual Meeting or vote by proxy. You have the right to grant your voting proxy directly to us or to a third party or to vote virtually at the 2022 Annual Meeting. Whether or not you plan to participate in the virtual 2022 Annual Meeting, we urge you to vote by proxy over the telephone or vote by proxy through the internet to ensure your vote is counted.
•     Beneficial Owner — If your shares are held not in your name, but rather in a brokerage account or registered indirectly through a broker, bank or similar institution, then you are not considered, with respect to those shares, the “stockholder of record”, but instead hold in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2022 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. As a beneficial owner, you should contact your broker, bank or similar institution where you hold your account in advance of the 2022 Annual Meeting to obtain a legal proxy in order to vote your shares.
If you are a stockholder of record, Broadridge is sending these proxy materials to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.
What do I need to do to participate in the virtual 2022 Annual Meeting?
The 2022 Annual Meeting will be held as a virtual meeting. To access the meeting, you will need the 16-digit control number provided with your proxy materials. We encourage you to access the 2022 Annual Meeting before the start time of 10:00 a.m., Pacific Time. Please allow ample time for online check-in, which will begin at 9:45 a.m., Pacific Time.
Why is the 2022 Annual Meeting a virtual, online meeting?
The 2022 Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our 2022 Annual Meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our rules of conduct and procedures that will be posted at https://investors.sofi.com in advance of the 2022 Annual Meeting.
We have designed the virtual 2022 Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting. In order to encourage stockholder participation and transparency, subject to our rules of conduct and procedures, we will:
•    provide stockholders attending the 2022 Annual Meeting with the ability to submit appropriate questions relating to an agenda item on which stockholders are entitled to vote during the 2022 Annual Meeting through the 2022 Annual Meeting website when such item is being considered;
•    provide management with the ability to answer as many questions as possible submitted prior to or during the 2022 Annual Meeting in accordance with the meeting rules of conduct in the time allotted for the 2022 Annual Meeting without discrimination;
•    address technical and logistical issues related to accessing the virtual meeting platform; and

•    provide procedures for accessing technical support to assist in the event of any difficulties accessing the 2022 Annual Meeting.
For the 2022 Annual Meeting, how do we ask questions of management and the Board of Directors?
We plan to have a question and answer session at the 2022 Annual Meeting and will include as many stockholder questions as our rules of conduct and procedures and the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the 2022 Annual Meeting as well as live during the 2022 Annual Meeting. If you are a stockholder, you may submit a question in advance of the meeting at www.proxyvote.com after logging in with the 16-digit control number provided with your proxy materials. Questions may be submitted during the 2022 Annual Meeting through www.virtualshareholdermeeting.com/SOFI2022.
What if I have technical difficulties or trouble accessing the virtual 2022 Annual Meeting?
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note Internet Explorer is not a supported browser.
If you encounter any difficulties accessing the virtual 2022 Annual Meeting during the check-in or meeting time, please call the phone number displayed on the virtual meeting website on the meeting date.
How do I vote?
You may vote using any of the following methods:
•     Telephone.    If you are located within the United States or Canada, you can vote your shares by telephone by calling the toll-free telephone number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable, and following the recorded instructions. You will need the 16-digit control number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. Telephone voting is available 24 hours a day and will be accessible until 8:59 Pacific Time (11:59 p.m. Eastern Time) on July 11, 2022. Have your Notice, proxy card or instructions in hand when you call and then follow the instructions. If you vote by telephone, you do NOT need to return a proxy card or vote over the internet. If you are an owner in street name, please follow the instructions from your broker, bank or similar institution.
•     Internet. You can also choose to vote your shares by the internet at www.proxyvote.com. You will need the 16-digit control number printed on your Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. Internet voting is available 24 hours a day and will be accessible until 8:59 Pacific Time (11:59 p.m. Eastern Time) on July 11, 2022. Have your Notice, proxy card or instructions in hand when you access the website and follow the instructions to create an electronic voting instruction form. If you vote via the internet, you do NOT need to return a proxy card or vote over the telephone. If you are an owner in street name, please follow the instructions from your broker, bank or similar institution.
•     Mail. If you are a holder of record and received printed copies of the materials by mail, you may choose to vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope that we included with your materials or return it to SoFi Technologies, Inc., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 before the polls close at the 2022 Annual Meeting. If you are an owner in street name, please follow the instructions from your broker, bank or similar institution.
•     During the 2022 Annual Meeting. You may also vote during the 2022 Annual Meeting through our link at www.virtualshareholdermeeting.com/SOFI2022. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the 2022 Annual Meeting. All shares that have been properly voted and not revoked will be voted at the 2022 Annual Meeting. If you sign and return a proxy card, but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board of Directors. Returning the proxy card or voting by telephone or via the internet does not deprive you of your right to participate in the 2022 Annual Meeting virtually.
The internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet or telephone should understand that, while we and Broadridge do not charge any fees for voting by internet or telephone, there may nevertheless be costs, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.
Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before the 2022 Annual Meeting by:
•     granting a subsequent proxy by internet at www.virtualshareholdermeeting.com/SOFI2022 or by telephone at 1-800-690-6903 before 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time), on July 11, 2022;
•     requesting paper copies of the proxy materials and returning a properly completed proxy card with a later date using the prepaid return envelope provided. New instructions as indicated on your proxy card must be received before the polls close for voting at the virtual 2022 Annual Meeting or any adjournment or postponement thereof;
•     delivering a written notice of revocation to the Secretary of the Company, at 234 1st Street, San Francisco, California 94105 so that it is received by the Secretary prior to the 2022 Annual Meeting; or
•     virtually attending the Annual Meeting and voting electronically.
Simply attending the Annual Meeting will not cause your previously granted proxy to be revoked.
If you are an owner in street name, please follow the instructions from your broker, bank or similar institution.
If I submit a proxy by internet, telephone or mail, how will my shares be voted?
If you properly submit your proxy by internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of stock will be voted in accordance with your instructions.
If you sign, date and return your proxy card, but do not give voting instructions, your shares of stock will be voted as follows: FOR the election of our director nominees, for ONE YEAR as the preferred frequency of advisory votes to approve executive compensation, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, FOR the amended and restated 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc, FOR the approval of an amendment to our Certificate of Incorporation to grant our Board of Directors discretionary authority to effect a reverse stock split and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the 2022 Annual Meeting.
If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Your broker, bank or other agent has authority to vote your unvoted shares on matters that are determined to be “routine.” For example, Proposal 3 will be considered a routine matter. If you do not return voting instructions to your broker, bank or other agent by its deadline, your shares may be voted by such entity in its discretion on Proposal 3. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on matters that are deemed non-routine matters, which results in a broker non-vote.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine”, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
What is a quorum?
A quorum is the minimum number of shares required to virtually attend or be represented by proxy at the 2022 Annual Meeting for the meeting to be properly held and business to be conducted at the meeting in accordance with our bylaws and Delaware law. If there is no quorum at the 2022 Annual Meeting, the chairperson of the 2022 Annual Meeting may adjourn the meeting from time to time to reconvene at the same or some other place until a quorum shall attend. The presence, in person virtually or by proxy, of stockholders entitled to cast a majority of the voting power of all outstanding shares of the Company entitled to vote at the 2022 Annual Meeting will constitute a quorum at the meeting. As of the record date, there were a total of [ ] shares of Common Stock and 3,234,000 shares of Redeemable Preferred Stock outstanding, which means that [ ] shares of stock must be represented in person or by proxy at the 2022 Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the 2022 Annual Meeting. Abstentions and broker non-votes will also be counted towards the quorum requirement.
How many votes are needed for approval of each matter?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

No.	Proposal Description	Voting Options	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	"For" or "Withhold"	At least one “For” vote. Nominees receiving the most “For” votes are elected. If nominees are unopposed, election requires only a single vote or more. Withheld votes will have no effect.	Not applicable	No effect
2	Advisory Vote on the Frequency of Stockholder Advisory Votes on Executive Compensation	“One Year”, “Two Years”, “Three Years”, or “Abstain”	The frequency receiving the votes of the holders of a majority of shares present in person or virtually or represented by proxy and entitled to vote on the matter	Against each of the proposed voting frequencies	No effect
3	Ratification of the Appointment of Deloitte & Touche LLP	"For", "Against", or "Abstain"	“For” votes from the holders of a majority of shares present in person or virtually or represented by proxy and entitled to vote on the matter	Against	No effect(1)
4	Amendment and Restatement of the 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc.	“For”, “Against”, or “Abstain”	“For” votes from the holders of a majority of shares present in person or virtually or represented by proxy and entitled to vote on the matter	Against	No effect
5	Approve an Amendment to the Company’s Certificate of Incorporation to Grant the Board the Discretionary Authority to Effect a Reverse Stock Split	“For”, “Against”, or “Abstain”	“For” votes from the holders of a majority of the outstanding shares of stock entitled to vote	Against	Against
___________________________
(1)     We expect this proposal will be considered a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal. Therefore, we do not expect there to be any broker non-votes. If there were any broker non-votes, they would have no effect.

How are proxies solicited for the 2022 Annual Meeting?
Our directors, employees and Morrow Sodali may solicit proxies for use at the 2022 Annual Meeting in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Morrow Sodali will be paid a fee of approximately $12,500, plus reimbursement for out-of-pocket expenses.
All expenses associated with this solicitation, including the cost of preparing, assembling, printing, filing, mailing and otherwise distributing the Notice or proxy materials and soliciting votes for use at the 2022 Annual Meeting will be borne by the Company. If you choose to access the proxy materials or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur.
Where can I find the voting results of the 2022 Annual Meeting?
If possible, we will announce preliminary voting results at the 2022 Annual Meeting. We will also disclose final voting results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the 2022 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
When are stockholder proposals and director nominations due for next year’s Annual Meeting of Stockholders?
To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by [ ], to the attention of the Company Secretary at 234 1st Street, San Francisco, California 94105. To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than May 13, 2023.
If you wish to submit a stockholder proposal at the 2023 annual meeting that is not to be included in next year’s proxy materials, you must comply with the requirements set forth in our bylaws not later than the close of business on April 13, 2023 nor earlier than the opening of business on March 14, 2023; provided, however, that in the event that the date of the 2023 annual meeting is more than 30 days before or more than 60 days after July 12, 2023, timely notice of your stockholder proposal must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by SoFi.
In the event that the number of directors to be elected to our Board of Directors at the 2023 annual meeting is greater than the number of directors whose terms expire on the date of the 2023 annual meeting and there is no public announcement naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board of Directors before the close of business on May 13, 2023, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at the 2023 annual meeting, if it shall be received by the Company Secretary at the principal executive offices of SoFi not later than the close of business on the 10th day following the date on which such public announcement was first made by SoFi.
What is Householding?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process is commonly referred to as “householding.”
This year, a number of brokers with account holders who are SoFi stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or write to us at the following address or email address or call us at the following phone number:
Investor Relations
234 1st Street
San Francisco, California 94105
Attn: Andrea Prochniak VP, Investor Relations
Email: ir@sofi.org
Telephone: (917) 216-2465

PROPOSAL ONE:
ELECTION OF DIRECTORS
Our Board of Directors presently consists of 12 directors and there are 10 nominees for directorships to be elected at the 2022 Annual Meeting. On April 1, 2022, Mr. Combes and Mr. Medeiros notified our Board of Directors that they decided not to stand for re-election as directors of SoFi at the 2022 Annual Meeting. As such, their terms will expire at the 2022 Annual Meeting. We intend to decrease the size of our Board of Directors to 10 directors effective immediately following the 2022 Annual Meeting and proxies may not be voted for a greater number of persons than the number of director nominees.
Our directors are elected annually for a one-year term expiring at the Annual Meeting of Stockholders in the following year. Each director will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation, or removal.
In identifying and recommending nominees for positions on our Board of Directors and in determining whether such nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of its business and structure, our Nominating and Corporate Governance Committee focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. In addition, no director nominee can have violated any applicable state or federal laws, rules or regulations applicable to depository institutions or depository institution holding companies. At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board. The Nominating and Corporate Governance Committee will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s Bylaws relating to stockholder nominations and in accordance with the process described in “General Information — When are stockholder proposals and director nominations due for next year’s Annual Meeting of Stockholders?” above.
Our Nominating and Corporate Governance Committee values diversity in director nominations. Our Nominating and Corporate Governance Committee charter provides that it will specifically direct any individuals assisting with recruitment to seek out potential candidates of gender and racial diversity to ensure that the committee has considered a full array of qualified candidates. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. Our Nominating and Corporate Governance Committee evaluates possible candidates in detail and suggests individuals to be evaluated in more depth.
Nominees for Election to our Board of Directors
At the 2022 Annual Meeting, our stockholders will be asked to elect the 10 director nominees set forth below for a one-year term expiring at the 2023 annual meeting of stockholders. While our Board of Directors does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at the 2022 Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons who are recommended by our Nominating and Corporate Governance Committee and designated by our Board of Directors. Although we do not have a policy with regard to attendance at annual meetings, all of our directors are encouraged to attend the 2022 Annual Meeting virtually. We expect that all of our directors will virtually attend the 2022 Annual Meeting.
All the director nominees currently are members of our Board of Directors and have been recommended for re-election by our Nominating and Corporate Governance Committee and approved and nominated for re-election by our Board of Directors and all the director nominees have consented to serve if elected. Mr. Al-Hammadi was designated as the nominee of QIA FIG Holding LLC, Mr. Bingle was designated as the nominee of Silver Lake Partners and Mr. Costolo and Ms. Bashir were designated as the nominees of SCH Sponsor pursuant to our Certificate of Incorporation and the Shareholders’ Agreement as described below.

Set forth below is information regarding the director nominees as of May 12, 2022. Our Nasdaq Board Diversity Matrix will be posted on our website before August 2022.

Name	Age	Position
Anthony Noto	54	Chief Executive Officer and Director
Tom Hutton	67	Chairman of the Board of Directors
Steven Freiberg	65	Vice Chairman of the Board of Directors
Ahmed Al-Hammadi	41	Director
Ruzwana Bashir	38	Director
Michael Bingle	50	Director
Richard Costolo	58	Director
Clara Liang	42	Director
Harvey Schwartz	58	Director
Magdalena Yeşil	63	Director
Anthony Noto
Mr. Noto has served as our Chief Executive Officer and as a member of our Board of Directors since May 2021. Mr. Noto served in the same capacities at Social Finance from February 2018 until May 2021. Before joining SoFi, Mr. Noto served as Twitter’s Chief Operations Officer, a digital/mobile information network, from 2016 to 2017 and as Twitter’s Chief Financial Officer from 2014 to 2017. Previously, Mr. Noto served for almost four years as co-head of Global Technology, Media and Telecom Investment Banking at Goldman Sachs, a multinational investment bank, from 2010 to 2014. Mr. Noto spent nearly three years as the Chief Financial Officer of the National Football League from 2008 to 2010. Mr. Noto holds a bachelor of science from the U.S. Military Academy and a master of business administration from the University of Pennsylvania’s Wharton School. We believe Mr. Noto is qualified to serve in the capacity of Chief Executive Officer and as a member of our Board of Directors because of his extensive experience in the technology and financial services sectors in both operating and financial leadership capacities.
Tom Hutton
Mr. Hutton has served as the Chairman of our Board of Directors since May 2021. Mr. Hutton was previously the Chairman of the Social Finance Board of Directors from September 2017 and a director of Social Finance from June 2012 until May 2021. Mr. Hutton previously served as interim Chief Executive Officer of Social Finance from September 2017 to March 2018. Mr. Hutton has served as the Managing Partner of Thompson Hutton, LLC, an investment management firm, since 2000. He also founded and has served as Managing Partner of XL Innovate fund, a venture capital fund, since 2000. Mr. Hutton has previously served as a Board member of Lemonade Inc. (NYSE: LMND), Safeco Insurance, Montpelier Re Holdings and XL Group. Mr. Hutton holds a bachelor of arts and master of science from Stanford University and a master of business administration from Harvard Business School. We believe that Mr. Hutton is qualified to serve as a member of our Board of Directors because of his experience as a director and Audit Committee Chairman of public companies and his knowledge of the fintech industry.
Steven Freiberg
Mr. Freiberg has served as the Vice Chairman of our Board of Directors since May 2021. Mr. Freiberg was previously the Vice Chairman of the Social Finance Board of Directors from September 2017 and a director of Social Finance from March 2017 until May 2021. Mr. Freiberg served as a senior advisor to Social Finance from July 2018 to June 2019 and also served as Social Finance’s interim Chief Financial Officer from May 2017 to June 2018. Mr. Freiberg is a long-term veteran of the financial services sector, having served as the Chief Executive Officer of E*TRADE Financial Corporation, an electronic trading platform, and having held multiple positions at Citigroup over a 30 year period, including serving as the Co-Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group. He has also served as a Board member of Regional Management (NYSE: RM) since

July 2014, Rewards Network since 2017, Purchasing Power, LLC since 2017, Compass Digital Acquisition Corp. (NASDAQ: CDAQ) since December 2021, as Chairman of the Board of Portage Financial Technology Acquisition Corp. (NASDAQ: PFTA) since August 2021, and as a Founder of Grand Vista Partners, and a senior advisor to several companies including The Boston Consulting Group and Towerbook Capital Partners PE. Mr. Freiberg previously served as a Board member of Fair Square Financial, LLC from 2016 until its acquisition in December 2021 and has served as a Board member of MasterCard (NYSE: MA) since September 2006, but will cease to be a Board member of Mastercard in June 2022. We believe that Mr. Freiberg is qualified to serve as a member of our Board of Directors because of his experience as a director of public companies and his knowledge of the financial services industry.
Ahmed Al-Hammadi
Mr. Al-Hammadi has served as a member of our Board of Directors since May 2021 and as a director on the Social Finance Board of Directors from May 2019 until May 2021. Mr. Al-Hammadi serves as the Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority (“QIA”), the sovereign wealth fund of the State of Qatar, a position he has held since April 2020. He previously served as Head of Active Investments of QIA, from May 2015 to April 2020. Prior to joining QIA, Mr. Al-Hammadi worked at EFG-Hermes, a regional asset manager, and before that at the consulting firm Booz & Co. where he advised financial services clients on strategy, private equity investment opportunities, and organization structures. He is also a board member of Heathrow Airport Holding Limited and Borsa Istanbul. Mr. Al-Hammadi was named a Young Global Leader by the World Economic Forum in 2019. Mr. Al-Hammadi holds a bachelor of science from the University of Pennsylvania’s Wharton School and a master of business administration from Harvard Business School. We believe that Mr. Al-Hammadi is qualified to serve as a member of our Board of Directors because of his experience advising companies with respect to business strategy.
Ruzwana Bashir
Ms. Bashir has served as a member of our Board of Directors since June 2021. Ms. Ruzwana is the co-founder and Chief Executive Officer of Peek.com, an experiences booking software and marketplace, since 2012. Ms. Bashir was previously the Director of Marketing and Business Development at Artsy, an online art brokerage, from 2010 to 2011. Ms. Bashir also worked in Strategy and Business Development at Gilt Groupe, an online shopping company, in 2010. She was also an analyst in the real estate private equity group of The Blackstone Group, an investment firm, from 2006 to 2009, and worked in investment banking at Goldman Sachs in 2005. Ms. Bashir holds a bachelor of arts from University of Oxford and a master of business administration from Harvard Business School. We believe that Ms. Bashir is qualified to serve as a member of our Board of Directors because of her experience advising companies with respect to business strategy and leading a technology company.
Michael Bingle
Mr. Bingle has served as a member of our Board of Directors since May 2021 and as a director on the Social Finance Board of Directors from March 2017 until May 2021. Mr. Bingle is Vice Chairman at Silver Lake, a global technology investment firm, and has been with Silver Lake since 2000. Mr. Bingle has been a private equity investor for over 20 years, and he has invested in numerous fintech companies. Prior to joining Silver Lake, Mr. Bingle was a principal at Apollo Management and worked in the Investment Banking Division of Goldman Sachs & Co. He has also served as a board member of N-able, Inc. since July 2021 (NYSE: NABL) and is currently a board member of Achievers Holdings, Inc. and Blackhawk Network Holdings, Inc. He previously served as a board member of Ameritrade Holding Corporation (NYSE: AMTD), Gartner, Inc. (NYSE: IT), SolarWinds Corporation (NYSE: SWI), and Virtu Financial, Inc. (NASDAQ: VIRT), as well as Ancestry.com LLC, Credit Karma, Inc., Datek Online Holdings, Inc., Fanatics Holdings, Inc., Interactive Data Corporation, IPC Systems, Inc., Instinet, Inc., and Mercury Payment Systems. Mr. Bingle holds a B.S.E. of Biomedical Engineering from Duke University. We believe that Mr. Bingle is qualified to serve as a member of our Board of Directors because of his experience as a director of public companies, his experience advising companies with respect to business strategy, his knowledge of the financial services industry, and his experience with financial technology companies.

Richard Costolo
Mr. Costolo has served as a member of our Board of Directors since May 2021. Mr. Costolo has also served as the Co-Managing Partner and General Partner at 01 Advisors, a venture and advisory firm, since January 2018. Mr. Costolo was previously a Venture Partner at Index Ventures, a venture capital firm, from January 2016 to December 2016 and served as the CEO of Twitter, Inc., the online social networking and microblogging service, from October 2010 to July 2015. Mr. Costolo has been the founder and CEO of multiple startups, including FeedBurner, which was acquired by Google in 2007. Mr. Costolo has served as a board member of Patreon, Inc. since 2015 and of Modern Life, Inc., known as Modern Health, since 2020. Mr. Costolo holds a bachelor of science in computer science from the University of Michigan. We believe that Mr. Costolo is qualified to serve as a member of our Board of Directors because of his experience advising companies with respect to business strategy and leading a technology company.
Clara Liang
Ms. Liang has served as a member of our Board of Directors since May 2021 and as a director on the Social Finance Board of Directors from October 2019 until May 2021. Ms. Liang is Business Lead at Stripe, a financial services company. Prior to joining Stripe in January 2022, Ms. Liang was with Airbnb, Inc. (“Airbnb”) (NASDAQ: ABNB), a community of millions of hosts who offer travel experiences in 220 countries and regions around the world, for over five years, most recently serving as Vice President and General Manager, International and Commercial Operations. Prior to joining Airbnb, Ms. Liang served as Chief Product Officer at Jive Software, a provider of communication and collaboration products, and spent 11 years at International Business Machines Corporation (NYSE: IBM) in a number of technology and professional services roles. Ms. Liang holds a bachelor of science in Symbolic Systems from Stanford University and a master of science in technology commercialization from the University of Texas at Austin. We believe that Ms. Liang is qualified to serve as a member of our Board of Directors because of her experience leading and scaling global technology companies.
Harvey Schwartz
Mr. Schwartz has served as a member of our Board of Directors since May 2021. Mr. Schwartz is a business leader, investor and philanthropist, and, as both an investor and advisor, he is currently involved in a range of investment and philanthropic endeavors focused on modernizing and strengthening the financial system, the physical and mental health management of individuals and the development of future business leaders, including women and young people seeking a career in finance. Mr. Schwartz has served as the group chairperson and non-executive director of The Bank of London, a clearing and transaction bank with operations in London and New York City, since November 2021. In addition, Mr. Schwartz serves on the board of One Mind, a mental health and brain research nonprofit organization. In April 2018, Mr. Schwartz retired from Goldman Sachs Group, Inc. (“Goldman Sachs”) following 20+ years at the company where he oversaw sales and trading, finance, technology and operations, and held numerous senior leadership positions, including Chief Financial Officer, Global Co-Head of the Securities Division, Head of Securities Division Sales, Head of North American Sales and Co-Head of the Americas Financing Group. He completed his tenure as Goldman Sachs’ President and Co-Chief Operation Officer. Mr. Schwartz also served as a member of Goldman Sachs’ Management Committee and co-headed its Risk Committee, Steering Committee on Regulatory Reform and Finance Committee, and he established and served on Goldman Sachs’ Investment Policy Committee. Prior to Goldman Sachs, Mr. Schwartz spent a decade working at several other financial firms, including Citicorp from 1990 through 1997. Mr. Schwartz holds a bachelor of arts from Rutgers University, where he is a member of the University’s Hall of Distinguished Alumni and a former member of the Rutgers University Foundation’s Board of Overseers. Mr. Schwartz also holds a master of business administration from Columbia University. We believe that Mr. Schwartz is qualified to serve as a member of our Board of Directors because of his extensive experience in, and knowledge of, the financial services industry.

Magdalena Yeşil
Ms. Yeşil has served as a member of our Board of Directors since May 2021 and as a director on the Social Finance Board of Directors from July 2018 until May 2021. Ms. Yeşil is a founder, entrepreneur, and venture capitalist of many of the world’s top technology companies, including salesforce.com, inc. (NYSE: CRM), in which she was the first investor and founding board member until 2005. Ms. Yeşil served as a general partner at U.S. Venture Partners, a leading Silicon Valley venture capital firm, from 1998 to 2005, where she oversaw investments in more than 30 companies, and served on the board of many early-stage companies. A technology pioneer, Ms. Yeşil founded three of the first companies dedicated to commercializing internet access, e-commerce infrastructure, and electronic payments, UUnet, CyberCash, and MarketPay, which earned her the Entrepreneur of the Year title from Red Herring magazine in 1997. She is also a founder of Broadway Angels, a group of female venture capitalists and angel investors. Ms. Yeşil is currently working on her fourth startup, Informed.IQ, an AI company automating the processing of consumer loan applications in real-time. She is the author of the best-selling book Power UP! How Smart Women Win in the New Economy, and is one of the four women featured in the non-fiction book Alpha Girls by Julian Guthrie. In addition to SoFi, Ms. Yeşil serves on the boards of Smartsheet (NYSE: SMAR), Zuora (NYSE: ZUO), Picsart and Plume. Ms. Yeşil holds a bachelor of science in industrial engineering and a master of science in electrical engineering from Stanford University. She is an immigrant to the United States. We believe that Ms. Yeşil is qualified to serve as a member of our Board of Directors because of her extensive experience leading and advising technology companies.
Required Vote
At least one “For” vote with nominees receiving the most “For” votes elected. If nominees are unopposed, election of a nominee requires only a single vote “For” or more. Withheld votes and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL ONE FOR ELECTION TO SERVE A ONE-YEAR TERM ON THE BOARD OF DIRECTORS.

Corporate Governance
Board Composition
Our Board of Directors will establish the authorized number of directors from time to time by resolution. The size of our Board of Directors will consist of ten members effective immediately following the 2022 Annual Meeting. Each director will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation, or removal.
Pursuant to the Shareholders’ Agreement, dated as of May 28, 2021, by and among us, SCH Sponsor V LLC (“SCH Sponsor”), and the parties identified on the signature pages thereto (“Shareholders’ Agreement”), certain stockholders have the right to designate seats on our Board of Directors. One board seat is designated by QIA FIG Holding LLC (“QIA FIG”) and is currently filled by Mr. Al-Hammadi. An additional board seat is designated by Silver Lake Partners (“Silver Lake”) and is currently filled by Mr. Bingle. Each of QIA FIG and Silver Lake have the right to designate a board seat for so long as the relevant existing investor holds in the aggregate an amount of SoFi shares equal to (i) at least 50% of its percentage ownership of SoFi immediately following the closing of the transactions contemplated by the merger agreement, dated January 7, 2021, between Social Finance, Inc. and SCH (the “Closing”) minus any of such existing investor’s shares of SoFi repurchased by SoFi pursuant to the Shareholders’ Agreement, or (ii) at least 5% of the then issued and outstanding shares of SoFi.
SCH Sponsor has the right to designate (a) two board seats for so long as it or its affiliated funds hold in the aggregate an amount of SoFi shares equal to at least 50% of its percentage ownership of SoFi immediately following the Closing, or (b) in the event the threshold set forth in (a) is not met, one board seat for so long as SCH Sponsor or its affiliated funds hold in the aggregate either (x) an amount of SoFi shares equal to at least 25% of its percentage ownership of SoFi immediately following the Closing or (y) at least 5% of the then issued and outstanding shares of SoFi. Mr. Costolo and Ms. Bashir were designated as the nominees of SCH Sponsor and its affiliated funds.
On April 5, 2022, Red Crow Capital, LLC notified SoFi of its waiver of its rights to designate nominees to our Board of Directors pursuant to the Shareholders' Agreement. In connection with the decisions of Mr. Combes and Mr. Medeiros not to stand for re-election as directors, on April 1, 2022, Delaware Project 10 L.L.C., an affiliate of SoftBank Group Corp., notified us of its waiver of its and its affiliates’ rights to designate nominees to our Board of Directors pursuant to the Shareholders’ Agreement.
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of its business and structure, our Board of Directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Board of Directors
In 2021, our Board of Directors met eight times. All of our directors attended at least 75% of the total number of meetings of the Board of Directors held during the period in which he or she was a director, and each of our directors attended at least 75% of the total number of meetings held by all committees of the Board of Directors on which he or she served.
Roles of Chair of the Board of Directors and Chief Executive Officer
Our Board of Directors has an independent chair (“Chair”), Mr. Hutton, who has authority, among other things, to preside at all meetings of the stockholders and the Board of Directors. Accordingly, the Chair has substantial ability to shape the work of the Board of Directors. We believe that separation of the positions of the Chair and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the

Company and creates an environment that is more conducive to objective evaluation and oversight of management’s performance.
Director Independence
As a result of our Common Stock being listed on Nasdaq, we must comply with the applicable rules of such exchange in determining whether a director is independent. We have determined that each of Tom Hutton, Ahmed Al-Hammadi, Ruzwana Bashir, Mike Bingle, Michel Combes, Richard Costolo, Carlos Medeiros, Clara Liang and Magdalena Yeşil qualifies as “independent” as defined under applicable SEC rules and Nasdaq listing standards.
Role of the Board of Directors in Risk Oversight
Our Board of Directors has ultimate responsibility for oversight of the Company’s risk management process. Our Board of Directors has a standing Risk Committee, as discussed in more detail below, through which it administers this oversight function as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. Our Risk Committee provides oversight of the Company’s enterprise-wide risk management framework, including the strategies, policies, procedures and systems, established by management to identify, assess, measure and manage the major risks facing the Company. The Risk Committee also has oversight responsibility of our Information Technology (“IT”) function and periodically reviews the Company’s IT roadmap and approves the Information Security and Cyber Security Program at least annually, which includes an Information Security Enterprise Risk Assessment Report. Our Audit Committee conducts an annual review of the internal audit’s risk assessment methodology and provides oversight of industry and institution trends in risks and controls. Our Nominating and Corporate Governance Committee oversees the reputational and political risks of the Company’s business and operations. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs create risks that are reasonably likely to have a material adverse effect on the Company. Both the Board of Directors as a whole and the various standing committees receive periodic reports from the head of risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to our Board of Directors as quickly as possible.
Environmental, Social and Governance (“ESG”)
Sustainable business practices are embedded in our day-to-day operations, which we believe improve our profitability and support long-term value creation for our stockholders. We plan to publish our first comprehensive ESG report in the first quarter of 2023 that will provide insight into our commitments and progress on a range of ESG related topics.
Oversight of our Board of Directors of ESG matters primarily occurs through the committees of our Board of Directors, including the Risk Committee, which is responsible for overseeing our enterprise-wide management framework; the Audit Committee, which provides regular oversight of our ethics and compliance matters; and the Nominating and Corporate Governance Committee, which reviews management’s integration of the Company’s mission, purpose, values and culture with its strategy and objectives on an ongoing basis. As a result of our ongoing commitment to our ESG initiatives, we recently launched a dedicated ESG Committee. The ten person committee brings together employees from our facilities, compensation, legal, compliance, investor relations, communications, talent, and financial reporting teams and is tasked with tracking our ESG progress and examining our strategies in order to create an even greater impact.
Committees of the Board of Directors
Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and standing committees. We have a standing Audit Committee, Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which operates under a written charter. The Risk Committee was established effective June 30, 2021. Before the establishment of the Risk Committee, the Risk Committee’s functions were generally performed by the Board of Directors’ Audit and Risk Committee. In connection with establishing the Risk Committee, the Board of Directors renamed the Audit and Risk Committee as the Audit Committee and approved amendments to the Audit Committee’s charter to reflect the changes in committee responsibilities, in each case effective June 30, 2021.
Pursuant to the Shareholders’ Agreement, for so long as Silver Lake is entitled to nominate a director nominee to serve on the Board of Directors, the Silver Lake is entitled to designate a member to a standing committee of the Board of Directors of its choice, subject in each case to applicable law and the qualification of the applicable designees as independent under Nasdaq rules.
In addition, from time to time, special committees may be established under the direction of the Board of Directors when the board deems it necessary or advisable to address specific issues. Our current copies of committee charters are posted on our website, www.sofi.com/investors, as required under applicable SEC rules and Nasdaq rules. The information on or available through such website is not deemed incorporated in this Proxy Statement and does not form a part of this Proxy Statement.
Audit Committee
Our Audit Committee consists of Tom Hutton, Clara Liang and Magdalena Yeşil, with Mr. Hutton serving as the chair of the committee. Our Board of Directors has determined that each of these individuals meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and applicable Nasdaq listing rules. We have determined that each member of our Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq listing rules. In arriving at this determination, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment.
The parties have determined that Tom Hutton qualifies as an Audit Committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, our Board of Directors considered Tom Hutton’s formal education and previous and current experience in financial and accounting roles.
The Audit Committee’s responsibilities include, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing the independent registered public accounting firm;
•discussing with the independent registered public accounting firm their independence from management;
•reviewing with the independent registered public accounting firm the scope and results of their audit;
•pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and the independent registered public accounting firm the interim and annual financial statements that SoFi Technologies files with the SEC;
•reviewing and monitoring accounting principles, accounting policies, financial and accounting controls; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
The independent registered public accounting firm and management periodically will meet privately with the Audit Committee. We believe that the composition and functioning of the Audit Committee meets the requirements for independence under applicable Nasdaq listing standards. The Audit Committee met four times in 2021.

Risk Committee
Our Risk Committee consists of Steven Freiberg, Tom Hutton, Harvey Schwartz and Magdalena Yeşil, with Mr. Freiberg serving as the chair of the committee. The Board of Directors has determined that Tom Hutton and Magdalena Yeşil are “independent” as defined under applicable SEC rules and Nasdaq listing standards.
At least one member of the Committee should have “risk management expertise” commensurate with the Company’s capital structure, risk profile, complexity, activities, size and other appropriate risk-related factors, and the parties have determined that Steven Freiberg has such “risk management expertise”. In making this determination, the Board of Directors considered Steven Freiberg’s previous and current experience in relevant roles at banking and financial services entities.
The Risk Committee’s responsibilities include, among other things:
•compliance by the Company with legal and regulatory requirements;
•reviewing and discussing major risk exposures, including information technology, and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies;
•reviewing and discussing the aggregate enterprise-wide risk profile and the alignment of the Company’s risk profile with the Company’s strategic plan, goals and objectives;
•receiving reports from management and, if appropriate, other Board of Directors committees, regarding matters relating to risk management and/or the Company’s risk organization, including emerging risks, remediation plans and other selected risk topics and/or enterprise-wide risk issues; and
•overseeing and monitoring the overall performance of the Company’s information security function, including approving the Information Security Program and reviewing the program at least annually, or more often as directed by the Committee or the Board of Directors.
The Risk Committee met five times in 2021.
Compensation Committee
Our Compensation Committee consists of Michael Bingle, Richard Costolo, Clara Liang and Carlos Medeiros, with Mr. Bingle serving as the chair of the committee. Mr. Medeiros will cease to be a director and member of our Compensation Committee following the 2022 Annual Meeting. The Board of Directors determined that each of these individuals is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board of Directors determined that Clara Liang, Richard Costolo, Carlos Medeiros and Michael Bingle are “independent” as defined under applicable Nasdaq listing standards, including the standards specific to members of a Compensation Committee.
The Compensation Committee’s responsibilities include, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board of Directors regarding the compensation of the Chief Executive Officer;
•reviewing and setting, or making recommendations to the Board of Directors regarding, the compensation of other executive officers;
•making recommendations to the Board of Directors regarding the compensation of directors;
•reviewing and approving, or making recommendations to the Board of Directors regarding, incentive compensation and equity-based plans and arrangements; and

•appointing and overseeing any compensation consultants.
We believe that the composition and functioning of the Compensation Committee meets the requirements for independence under applicable Nasdaq listing standards. The Compensation Committee met twice in 2021.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Tom Hutton and Magdalena Yeşil, with Ms. Yeşil serving as the chair of the committee. The Board of Directors has determined that each of these individuals is “independent” as defined under applicable SEC rules and Nasdaq listing standards.
The Nominating and Corporate Governance Committee’s responsibilities include, among other things:
•identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors;
•recommending to the Board of Directors the nominees for election to the Board of Directors at annual meetings of stockholders;
•overseeing an evaluation of the Board of Directors and its committees;
•developing and recommending to the Board of Directors a set of corporate governance guidelines; and
•reviewing any related party transactions.
We believe that the composition and functioning of the Nominating and Corporate Governance Committee meets the requirements for independence under current Nasdaq listing standards. The Nominating and Corporate Governance Committee met three times in 2021.
The Board of Directors may from time to time establish other committees.
Summary of Board of Directors Membership and Committee Membership as of May 12, 2022

Director	Audit Committee	Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee
Tom Hutton (Chair)	Chair	✓		✓
Steven Freiberg (Vice Chairman)		Chair
Ahmed Al-Hammadi
Ruzwana Bashir
Michael Bingle			Chair
Michel Combes
Richard Costolo			✓
Clara Liang	✓		✓
Carlos Medeiros			✓
Anthony Noto
Harvey Schwartz		✓
Magdalena Yeşil	✓	✓		Chair
Code of Business Conduct and Ethics
We have a code of business conduct and ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of business conduct and ethics is available on our website, https://investors.sofi.com/governance/governance-documents/. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of business conduct and ethics on our website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consists of Michael Bingle, Richard Costolo, Clara Liang and Carlos Medeiros, with Mr. Bingle serving as the chair of the committee. None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. No executive officer currently serves, or has served during the last year, as a member of our Board of Directors or Compensation Committee of any entity, other than SoFi Technologies, that has one or more executive officers serving as a member of our Board of Directors.
Director Compensation
The following table provides total compensation paid or awarded in 2021 to certain of our non-employee directors who served during 2021 based on an informal compensation program. Other than as set forth in this table and described more fully below, we did not pay any compensation or make any equity or non-equity awards to any of the non-employee members of our Board of Directors in fiscal year 2021. We also did not pay any compensation or make any equity or non-equity awards to Mr. Noto, our Chief Executive Officer, in his capacity as director.

Name and Position	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ahmed Al-Hammadi, Director(3)	20,000	235,553	255,553
Ruzwana Bashir, Director(4)	20,000	235,553	255,553
Michael Bingle, Director(5)	28,000	235,553	263,553
Joe Chen, Director(6)	—	—	—
Michel Combes, Director(7)	20,000	235,553	255,553
Richard Costolo, Director(8)	34,000	235,553	269,553
Jennifer Dulski, Director(9)	—	—	—
Steven Freiberg, Director(10)	94,167	642,669	736,836
Pete Hartigan, Director(11)	—	—	—
Tom Hutton, Chair(12)	82,500	1,491,512	1,574,012
Clara Liang, Director(13)	49,000	—	49,000
Carlos Medeiros, Director(14)	24,000	235,553	259,553
Ian Osborne, Director(9)	—	—	—
Chamath Palihapitiya, Director(9)	—	—	—
Jay Parikh, Director(9)	—	—	—
Harvey Schwartz, Director(15)	35,000	235,553	270,553
Clay Wilkes, Director(16)	—	—	—
Magdalena Yeşil, Director(17)	55,000	642,669	697,669
__________________
(1)All fees presented in this table represent fees earned under our director compensation program including, in the case of Mr. Freiberg, a quarterly cash retainer that was approved in 2020, as described in footnote (9) below.
(2)Represents the grant date fair value of RSUs granted for fiscal year 2021, as calculated in accordance with ASC 718, Compensation — Stock Compensation, the assumptions of which are set forth in our Annual Report on Form 10-K.
(3)On August 13, 2021, we granted to Mr. Al-Hammadi 15,714 restricted stock units (“RSUs”), which had a grant date fair value of $235,553 and a vesting commencement date of June 14, 2021 and shall fully vest on the earlier of the next annual stockholder meeting of the Company after the vesting commencement date or the first anniversary of the vesting commencement date. As of December 31, 2021, Mr. Al-Hammadi had 15,714 RSUs outstanding.
(4)On August 13, 2021, we granted to Ms. Bashir 15,714 RSUs, which had a grant date fair value of $235,553 and a vesting commencement date of June 14, 2021 and shall fully vest on the earlier of the next annual stockholder meeting of the Company after the vesting commencement date or the first anniversary of the vesting commencement date. As of December 31, 2021, Ms. Bashir had 15,714 RSUs outstanding.
(5)On August 13, 2021, we granted to Mr. Bingle 15,714 RSUs, which had a grant date fair value of $235,553 and a vesting commencement date of June 14, 2021 and shall fully vest on the earlier of the next annual stockholder meeting of the Company after the vesting commencement date or the first anniversary of the vesting commencement date. As of December 31, 2021, Mr. Bingle had 15,714 RSUs outstanding.
(6)Mr. Chen resigned from the Board of Directors in the second quarter of 2021. We did not pay any compensation or make any equity or non-equity awards to Mr. Chen in his capacity as director during 2021. Additionally, Mr. Chen did not have any equity awards outstanding as of December 31, 2021.
(7)On August 13, 2021, we granted to Mr. Combes 15,714 RSUs, which had a grant date fair value of $235,553 and a vesting commencement date of June 14, 2021 and shall fully vest on the earlier of the next annual stockholder meeting of the Company after the vesting commencement date or the first anniversary of the vesting commencement date. As of December 31, 2021, Mr. Combes had 15,714 RSUs outstanding. Mr. Combes is not standing for re-election as a director of SoFi and, as such, his term will expire at the 2022 Annual Meeting.
(8)On August 13, 2021, we granted to Mr. Costolo 15,714 RSUs, which had a grant date fair value of $235,553 and a vesting commencement date of June 14, 2021 and shall fully vest on the earlier of the next annual stockholder meeting of the Company after the vesting commencement date or the first anniversary of the vesting commencement date. As of December 31, 2021, Mr. Costolo had 15,714 RSUs outstanding.
(9)Each of Messrs. Palihapitiya, Osborne and Parikh and Ms. Dulski served as directors of SCH prior to the Closing. Prior to the Closing, we did not pay compensation to any of our directors. None of the aforementioned directors had equity awards outstanding as of December 31, 2021.
(10)During 2020, the Company and the Board of Directors agreed to provide Mr. Freiberg a quarterly cash retainer in connection with his being the Audit Committee Chair, of which $41,667 was earned in 2021. On January 29, 2021, we granted to Mr. Freiberg 31,122 RSUs, which had a grant date fair value of $642,669 and a vesting commencement date of June 29, 2021 and shall fully vest on the first anniversary of the vesting commencement date. As of December 31, 2021, Mr. Freiberg had 546,850 options outstanding, all of which were exercisable, and 31,122 RSUs outstanding.
(11)Mr. Hartigan resigned from the Board of Directors in the second quarter of 2021. We did not pay any compensation or make any equity or non-equity awards to Mr. Hartigan in his capacity as director during 2021. Additionally, Mr. Hartigan did not have any equity awards outstanding as of December 31, 2021.
(12)On January 29, 2021, we granted to Mr. Hutton 31,122 RSUs, which had a grant date fair value of $642,669 and a vesting commencement date of June 29, 2021 and shall fully vest on the first anniversary of the vesting commencement date. On March 8, 2021, we granted to Mr. Hutton 11,669 RSUs, which had a grant date fair value of $210,509, and were fully vested on June 29, 2021. On August 13, 2021, we granted to Mr. Hutton 42,584 RSUs, which had a grant date fair value of $638,334, a vesting commencement date of June 14, 2021 and shall fully vest on the earlier of the next annual stockholder meeting of the Company after the vesting commencement date or the first anniversary of the vesting commencement date. As of December 31, 2021, Mr. Hutton had 211,361 options exercisable and 73,706 RSUs outstanding.
(13)As of December 31, 2021, Ms. Liang had 304,503 options outstanding, of which 164,939 were exercisable.
(14)On August 13, 2021, we granted to Mr. Medeiros 15,714 RSUs, which had a grant date fair value of $235,553 and a vesting commencement date of June 14, 2021 and shall fully vest on the earlier of the next annual stockholder meeting of the Company after the vesting commencement date or the first anniversary of the vesting commencement date. As of December 31, 2021, Mr. Medeiros had 15,714 RSUs outstanding. Mr. Medeiros is not standing for re-election as a director of SoFi and, as such, his term will expire at the 2022 Annual Meeting.
(15)On August 13, 2021, we granted to Mr. Schwartz 15,714 RSUs, which had a grant date fair value of $235,553 and a vesting commencement date of June 14, 2021 and shall fully vest on the earlier of the next annual stockholder meeting of the Company after the vesting commencement date or the first anniversary of the vesting commencement date. As of December 31, 2021, Mr. Schwartz had 15,714 RSUs outstanding.
(16)Mr. Wilkes resigned as the Chief Executive Officer — Galileo in the second quarter of 2021 and was appointed Vice Chairman — Galileo, but remained a director. We did not pay any compensation or make any equity or non-equity awards to Mr. Wilkes in his capacity as director during 2021. Additionally, Mr. Wilkes did not have any equity awards outstanding as of December 31, 2021. Mr. Wilkes resigned from our Board of Directors in April 2022.
(17)On January 29, 2021, we granted to Ms. Yeşil 31,122 RSUs, which have a grant date fair value of $642,669 and a vesting commencement date of July 3, 2022 and shall fully vest on the first anniversary of the vesting commencement date. As of December 31, 2021, Ms. Yeşil had 313,704 options outstanding, of which 267,959 were exercisable, and 31,122 RSUs outstanding.
In connection with the consummation of the Business Combination (as defined in the section entitled “Compensation Discussion & Analysis” below), our Board of Directors approved a compensation program for our non-employee directors who are determined not to be affiliated with SoFi Technologies and SCH (the “NED Compensation Policy”). Pursuant to the terms of the NED Compensation Policy, non-employee directors are eligible to receive annual cash compensation of $40,000 paid in four quarterly installments, subject to continued service (and pro-rated if services are not provided for the full year). The chair of our Board of Directors is eligible to receive additional annual cash compensation of $45,000. In addition, non-employee directors are eligible to receive annual grants of restricted stock unit awards with a value of $250,000 for each grant, which awards will generally be made at the time of the annual stockholder meeting and vest on the first to occur between the 12-month anniversary thereof and the next annual stockholder meeting. The number of RSUs granted is determined based on the trailing

30-day average per share price of our Common Stock as of the date of approval of such award. The first such grants were made (x) for existing directors, following such time as the initial award granted in connection with the Business Combination became 75% vested, and (y) for new directors, following initial appointment to the board, provided that new director awards may be prorated if granted off-cycle. In addition to the foregoing, non-employee directors are entitled to receive additional annual cash compensation in connection with their committee service, including (i) for the Audit Committee, $25,000 per year for the chair and $10,000 per year for each member; (ii) for the Risk Committee, $25,000 per year for the chair and $10,000 per year for each member; (iii) for the Compensation Committee, $16,000 per year for the chair and $8,000 per year for each member; and (iv) for the Nominating and Corporate Governance Committee, $10,000 per year for the chair and $5,000 per year for each member.
Limitations of Liability and Indemnification Matters
The Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:
•any breach of their duty of loyalty to the corporation or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
The Certificate of Incorporation and the Bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under the Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the Bylaws would permit indemnification.
We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

PROPOSAL TWO:
ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement (so called ‘say-when-on-pay’ votes). Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, the Board of Directors recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders every one year. We expect to hold our first advisory vote on the compensation of the Company’s named executive officers in 2023.
The Board of Directors believes that an annual advisory vote on the compensation of the Company’s named executive officers offers the closest alignment with our underlying executive compensation program that is designed to attract, retain and motivate talented, deeply qualified, and committed individuals who believe in our mission, while rewarding executives for long-term value creation. In furtherance of this objective, our executive compensation program focuses on paying for performance where such compensation is aligned to our Company performance, in addition to individual contribution and impact. In addition, our long-term incentive compensation program uses equity awards to align executive compensation to the long-term interests of our stockholders by aligning executive compensation to our performance. The Board believes an annual cycle for the non-binding advisory vote on executive compensation will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with our business and results of operations. Accordingly, the Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives the votes of the holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter at the 2022 Annual Meeting will be deemed to be the frequency preferred by the stockholders and will be the alternative selected in the following resolution to be submitted to the stockholders for a vote at the Annual Meeting:
“RESOLVED, that the frequency of every one year is hereby APPROVED as the frequency preferred by stockholders for the solicitation of advisory stockholder approval of the compensation paid to the Company’s named executive officers.”
Required Vote
While the Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of shares present virtually or represented by proxy and entitled to vote at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders. Abstentions will have the same effect as a vote against. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect.
The Board of Directors and the Compensation Committee value the opinions of the stockholders in this matter, and the Board of Directors intends to hold say-on-pay votes in the future in accordance with the alternative that receives a majority of the stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY “ONE YEAR”.

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Under the rules and regulations of the SEC and The Nasdaq Global Select Market (“Nasdaq”), our Audit Committee is directly responsible for appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm. The Audit Committee has appointed and, as a matter of good corporate governance, is requesting ratification by the stockholders of the appointment of, Deloitte & Touche LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Deloitte & Touche LLP has served in such role since 2017.
A representative of Deloitte & Touche LLP is expected to be present at the 2022 Annual Meeting. He or she will have the opportunity to make a statement if he or she desires to do so and may be available to respond to appropriate questions from stockholders.
Change in Auditor
On June 1, 2021, the audit and risk committee of SoFi Technologies’ board of directors dismissed Marcum LLP (“Marcum”), Social Capital Hedosophia Holdings Corp. V’s (“SCH”) independent registered public accounting firm prior to the Business Combination, as SoFi Technologies’ independent registered public accounting firm. Deloitte & Touche LLP served as the independent registered public accounting firm of SoFi prior to the Business Combination.
During the period from July 10, 2020 (inception) through December 31, 2020 and the subsequent interim period through June 1, 2021, there were no disagreements between SCH and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on SCH’s financial statements for such period. During the period from July 10, 2020 (inception) through December 31, 2020 and the subsequent interim period through June 1, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
Required Vote
Our organizational documents do not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. The approval of this proposal requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote against. Broker non-votes, if any, will be considered present for the purposes of establishing a quorum, but will have no effect.
If our stockholders do not ratify the selection, our Audit Committee will reconsider whether to retain Deloitte & Touche LLP, but still may retain them. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Fees Paid to Independent Registered Public Accounting Firm
The following table summarizes the aggregate fees paid for professional services provided by Deloitte & Touche LLP related to the years ended December 31, 2021 and 2020:

	2021	2020
Audit Fees(1)	$5,843,365	$3,362,236
Audit-Related Fees(2)	1,362,059	1,183,702
Tax Fees(3)	186,731	92,401
All Other Fees	—	—
Total Fees	$7,392,155	$4,638,339
__________________
(1)Audit Fees consist of fees for professional services rendered in connection with the review of our financial statements presented in our Quarterly Reports on Form 10-Q, the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, as well as consents and comfort letters.
(2)Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards, due diligence procedures in connection with acquisitions and procedures related to other attest services. Fees for our fiscal year ended December 31, 2021 also consisted of professional services rendered in connection with our securities offerings.
(3)Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.

Pre-Approval Policies and Procedures

Our Audit Committee approves in advance all audit and any non-audit services rendered by Deloitte & Touche LLP to us and our consolidated subsidiaries and all fees described above were pre-approved by our Audit Committee. The Audit Committee’s charter provides that the Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the range of fees and terms thereof) to be performed for the Company by the independent auditor, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has determined that the rendering of non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence.

PROPOSAL FOUR:
AMENDMENT AND RESTATEMENT OF 2021 STOCK OPTION AND INCENTIVE PLAN FOR SOFI TECHNOLOGIES, INC.
Overview
SoFi is asking its stockholders to approve an amendment and restatement (the “Restatement”) of the 2021 Stock Option and Incentive Plan (the “2021 Plan”, which shall mean the 2021 Plan as amended and restated by the Restatement unless otherwise noted). The 2021 Plan was adopted January 6, 2021, subsequently approved by our stockholders and became effective on the date of closing of the Business Combination. On April 21, 2022, SoFi’s Board of Directors approved the Restatement to the 2021 Plan to (a) modify the current evergreen provision such that the number of shares of stock reserved and available for issuance under the 2021 Plan shall be cumulatively increased as of January 1, 2023 and every January 1 thereafter ending on and including January 1, 2030 by the lesser of (i) 5 percent of the number of shares of stock issued and outstanding on the immediately preceding December 31 or (ii) such smaller number of shares as determined by the Board (the “Evergreen Amendment”) and (b) increase the shares of Common Stock available under the 2021 Plan by 32,470,481 (prior to giving effect to the Reverse Split Amendment set forth in Proposal 5), which represents the additional number of shares of Common Stock by which the 2021 Plan would have increased had the Evergreen Amendment been effective on January 1, 2022. If the Restatement is not approved by our stockholders, it will not become effective and the 2021 Plan will continue under its current terms, including, without limitation, the 2021 Plan’s current evergreen provision. The 2021 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2021 Plan, as amended and restated, a copy of which is attached to this Proxy Statement as Appendix A.
Reasons to Approve the Restatement
The purpose of the 2021 Plan generally is to encourage and enable officers, employees, non-employee directors and consultants of SoFi, upon whose judgment, initiative and efforts SoFi depends for the successful conduct of its business, to acquire a proprietary interest in SoFi. We consider equity compensation to be a vital element of our compensation program and believe that the ability to grant stock awards at competitive levels is in the best interest of us and our stockholders. Because of this, our Board of Directors believes the 2021 Plan is critical in enabling us to grant stock awards as an incentive and retention tool as we continue to compete for talent. Accordingly, we are requesting stockholders to approve the Restatement as described above so that we may continue to properly incentivize our officers, employees, non-employee directors and consultants to foster SoFi’s future growth.
Approval of the Restatement by our stockholders is required, among other things, to comply with stock exchange rules requiring stockholder approval of equity compensation plans and to allow the grant of incentive stock options under the 2021 Plan.
Description of the 2021 Plan
Set forth below is a summary of the material features of the 2021 Plan. As of [May 4, 2022], the closing price on Nasdaq per share of Common Stock of SoFi was [$7.14]. Based upon a price per share of [$7.14], the maximum aggregate market value of the Common Stock of SoFi that could be issued under the 2021 Plan as of the date hereof (inclusive of shares of Common Stock underlying awards that have already been granted), without taking into account any increase in our share reserve pursuant to the Restatement, is approximately [$517.7 million].
Purpose
The 2021 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize officers, employees, non-employee directors and consultants with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business.

Types of Stock Awards
The 2021 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, unrestricted stock, restricted stock units (“RSUs”), dividend equivalent rights and cash-based awards (all such types of awards, collectively, “stock awards”).
Share Reserve
Number of Shares
Subject to adjustments as set forth in the 2021 Plan, the maximum aggregate number of shares of SoFi Common Stock that may be issued under the 2021 Plan as of the date of this filing is 72,512,667 common shares (the “Initial Reserve”), which is inclusive of shares underlying awards previously granted under the 2021 Plan through December 31, 2021 and is determined prior to giving effect to the Reverse Split Amendment. The shares may be authorized, but unissued, or reacquired Common Stock.
The Restatement provides that in addition to the Initial Reserve, (i) as of January 1, 2023 and each January 1 thereafter ending on and including January 1, 2030, the number of shares of stock reserved and available for issuance under the 2021 Plan shall be cumulatively increased by 5 percent of the number of shares of stock issued and outstanding on the immediately preceding December 31 and (ii) the number of shares of Common Stock available under the 2021 Plan shall be increased by 32,470,481, which represents the additional number of shares of Common Stock had the Evergreen Amendment been effective on January 1, 2022 (prior to giving effect to the Reverse Split Amendment).
Lapsed Awards
The shares underlying any awards under the 2021 Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the 2021 Plan and, to the extent permissible, the shares of stock that may be issued as incentive stock options. Nonetheless, the following shares shall not be added to the shares authorized for grant under the 2021 Plan: (i) shares tendered or held back upon exercise of a stock option or settlement of a stock award to cover the exercise price or tax withholding, and (ii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof. If SoFi repurchases shares of stock on the open market, such shares shall not be added to the shares of stock available for issuance under the 2021 Plan. The shares available for issuance under the 2021 Plan may be authorized but unissued shares of stock or shares of stock reacquired by SoFi.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2021 Plan. Incentive stock options may only be granted to employees. As of April 15, 2022, SoFi had approximately 4,200 employees, 12 directors and approximately 20 independent contractors who will be eligible to be granted awards under the 2021 Plan.
Administration
The 2021 Plan will be administered by our Board of Directors or the Compensation Committee, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). The Plan Administrator may, in its sole discretion, delegate to a committee consisting of one or more officers of SoFi, including the chief executive officer, all or part of the Plan Administrator’s authority and duties with respect to granting stock awards to individuals who are (i) not subject to Section 16 of the Exchange Act and (ii) not members of the delegated committee. Such delegation of authority shall include a limitation as to the amount of shares of stock underlying stock awards that may be granted during the period of such delegation and shall additionally contain guidelines as to the determination of the exercise price and vesting criteria, as applicable.
Subject to the terms of the 2021 Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the time or times to grant stock awards under the 2021 Plan; (ii) select the service providers to whom stock awards may be granted under the 2021 Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2021 Plan; (iv) approve forms of stock award agreements for use under the 2021 Plan; (v) determine and modify, from time to time, the terms and conditions, not inconsistent with the terms of the 2021 Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2021 Plan (subject to shareholder approval); (vii) construe and interpret the terms of the 2021 Plan and stock awards granted pursuant to the 2021 Plan; (viii) decide all disputes arising in connection with the 2021 Plan; (ix) prescribe, amend and rescind rules and regulations relating to the 2021 Plan; (x) modify or amend each stock award (subject to the terms of the 2021 Plan); (xi) supervise the administration of the 2021 Plan; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2021 Plan; (xiii) extend at any time the period in which stock options may be exercised (subject to the terms of the 2021 Plan); (xiv) accelerate at any time the exercisability or vesting of all or any portion of any stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2021 Plan.
Stock Options
Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.
The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant (i) if such stock option is otherwise compliant with Section 409A of the Code or (ii) pursuant to a corporate reorganization, liquidation, etc., described in, and in a manner consistent with, Section 424(a) of the Code.
At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.
If a participant ceases to be a service provider other than for “Cause” (as defined in the stock award agreement), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability (as determined by the Plan Administrator), and three months following a termination for any other reason, provided, however, that in the case of a participant who is a non-employee director, the stock option will remain exercisable for only six months following termination for any reason other than death. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause and the participant will be prohibited from exercising his or her stock option from and after the date of such termination.
Stock Appreciation Rights (“SARs”)
The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of SoFi Technologies Common Stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Plan Administrator.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of SoFi Technologies Common Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of SoFi Technologies Common Stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash or shares.
In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate.
During the period of restriction, participants holding restricted stock may exercise full voting rights with respect to such shares; provided, however, that the participant shall not receive any dividends otherwise payable with respect to such restricted stock during the period of restriction, which such dividends shall accrue and become payable upon the end of the restricted period.
During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.
Unrestricted Stock Awards
An unrestricted stock award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under an unrestricted stock award.
Outside Director Limitations
Stock awards granted during a single calendar year under the 2021 Plan or otherwise, taken together with any cash compensation paid during such calendar year, will not exceed $750,000 in total value for any non-employee director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).
Leaves of Absence / Transfer Between Locations
A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer if the employee’s right to reemployment is guaranteed by a statute, contract or by the policy pursuant to which the leave of absence was granted, or if the Plan Administrator otherwise so provides in writing or (ii) transfers between us and any of our affiliates.

Nontransferability of Stock Awards
Unless determined otherwise by the Plan Administrator, a stock award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a nonstatutory stock option transferable, such stock option will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration.
Clawback/Recovery
Notwithstanding any provisions to the contrary under the 2021 Plan, a stock award granted under the 2021 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us.
Adjustment
In the event of reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares of stock are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional shares or new or different shares or other securities of ours or other non-cash assets are distributed with respect to such shares of stock or other securities, or if, as a result of any merger or consolidation, the sale of all or substantially all of the assets of SoFi, the outstanding shares of stock are converted into or exchanged for securities of SoFi or any successor entity (or a parent or subsidiary thereof), the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2021 Plan, the number, class, kind and price of securities covered by each outstanding stock award and/or the repurchase or exercise prices (as applicable) of such stock awards; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Internal Revenue Code (“Section 409A”).
Corporate Transaction
In the event of (i) a transfer of all or substantially all of our assets on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of our shares of stock to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of SoFi’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of SoFi or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from us, each outstanding stock award (vested or unvested) may be assumed, continued or substituted with stock awards of the successor entity, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the 2021 Plan and all stock awards shall terminate and upon such termination, except as otherwise provided in an applicable stock award agreement, all stock awards with time-based vesting conditions shall become fully vested, nonforfeitable and, if applicable, exercisable, as of the effective time of such corporate transaction. In addition, all stock awards with performance-based vesting restrictions may become vested and nonforfeitable in connection with such corporate transaction in the discretion of the Plan Administrator, or as otherwise provided in the applicable stock award agreement. In the event of such termination of the 2021 Plan, SoFi may provide for (i) the cancellation of such stock options and SARs in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock options and SARs as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid for the shares subject to the stock options or SARs; provided, that, if the exercise price or purchase price for such stock awards equals or exceeds the fair market value of the shares subject to such stock awards, then the stock awards may be terminated without payment or (ii) the opportunity for participants to exercise their stock options or SARs prior to the occurrence of the corporate transaction of any stock options or SARS not exercised prior thereto.

In addition, SoFi may, in its own discretion, make or provide for a payment, in cash or in kind, to the holders of other stock awards (other than stock options or SARs) in an amount equal to the fair market value of the shares subject to such stock awards multiplied by the number of vested shares of stock underlying such stock awards.
Amendment, Termination and Duration of the 2021 Plan
The 2021 Plan will continue in effect for a term of 10 years measured from the Effective Date (as defined in the 2021 Plan), unless terminated earlier under the terms of the 2021 Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2021 Plan.
U.S. Federal Tax Aspects
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price – the appreciation value – on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.
The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the participant held the shares for more than one year after the exercise date.
A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).
A participant who receives RSUs will not have taxable income upon grant of the stock award; instead, the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Internal Revenue Code.
Prior to the delivery of any shares or cash pursuant to a stock award (or exercise thereof) or prior to any time the stock award or shares are subject to taxation or other tax-related items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted or otherwise applicable with respect to such stock award.
The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or remitting to us proceeds from the immediate sale of shares otherwise to be delivered to the participant; provided that, any proceeds derived from a cashless exercise must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.
We will be entitled to a tax deduction in connection with a stock award under the 2021 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
New Plan Benefits
The 2021 Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on shareholder approval of the 2021 Plan. All future awards to executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time. As a result, such amounts are not calculable as of the date of this filing.
Required Vote
The approval of the Restatement of the 2021 Plan requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote against. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the amended and restated 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc. and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
THE SOFI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2021 STOCK OPTION AND INCENTIVE PLAN.

PROPOSAL FIVE:
APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO GIVE THE BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT
We are seeking shareholder approval to grant the Board of Directors discretionary authority, at any time prior to the one-year anniversary of the 2022 Annual Meeting, to amend the Company's Certificate of Incorporation to effect (a) a reverse stock split (the “Reverse Stock Split”) to reduce the number of shares of our outstanding Common Stock and outstanding Redeemable Preferred Stock (together with the Common Stock, the “Outstanding Stock”) by combining shares of our Outstanding Stock into a lesser number of shares of Outstanding Stock by a ratio of not less than 1-for-2 and not more than 1-for-10 shares (the “Ratio Range”) and (b) a reduction in the number of authorized shares of Common Stock, Non-Voting Common Stock, par value $0.0001 per share, (“Non-Voting Common Stock) and Preferred Stock, par value $0.0001 per share, (“Preferred Stock”) by a corresponding proportion, subject to certain adjustments for the issuance of a whole share in exchange for any fractional shares (the “Authorized Share Reduction” and together with the Reverse Stock Split, the “Reverse Split Proposal”). The form of amendment to our Certificate of Incorporation (the “Reverse Split Amendment”) is set forth in Appendix B.
If this Reverse Split Proposal is approved by our stockholders and effected, between every 2 to 10 shares of Outstanding Stock would be combined and reclassified into one share of either Common Stock or Redeemable Preferred Stock, as applicable. In addition, subject to adjustments for the issuance of a whole share in exchange for any fractional shares as described below, the number of authorized shares of stock would be proportionally reduced by the Reverse Stock Split ratio, resulting in a decrease (a) from 3,000,000,000 authorized shares of Common Stock to between 300,000,000 and 1,500,000,000 shares of Common Stock, (b) from 100,000,000 authorized shares of Non-Voting Common Stock to between 10,000,000 and 50,000,000 shares of Non-Voting Common Stock and (c) from 100,000,000 authorized shares of Preferred Stock to between 10,000,000 and 50,000,000 shares of Preferred Stock. The authorized shares of Redeemable Preferred Stock would remain at 100,000,000 authorized shares because we do not believe the benefits to the Company and its stockholders of such a reduction are sufficient to merit the time and expense of seeking a separate vote of the holders of Redeemable Preferred Stock as would be required under Delaware law. We do not currently have any plans to issue additional shares of Redeemable Preferred Stock in the future and the Redeemable Preferred Stock cannot be converted into Common Stock.
If this Reverse Split Proposal is approved by our stockholders, our Board of Directors will have the authority to decide, in its sole discretion, without further action by the stockholders, (i) whether to effect a Reverse Stock Split within twelve months of the 2022 Annual Meeting date, (ii) the specific timing of effectiveness of the Reverse Stock Split and (iii) the exact ratio of the Reverse Stock Split and Authorized Share Reduction within the Ratio Range (the “Final Ratio”). We would communicate to the public, prior to the effective date, additional details regarding the Reverse Stock Split, the Authorized Share Reduction and Reverse Split Amendment, including the Final Ratio selected.
Even if our stockholders approve the Reverse Split Proposal, we reserve the right not to effect the Reverse Stock Split and Authorized Share Reduction if our Board of Directors does not deem it to be in the best interests of the Company and our stockholders. Our Board of Directors believes that granting this discretion provides it with maximum flexibility to act in the best interests of our stockholders. Our Board of Directors' decision as to whether and when to effect the Reverse Stock Split and Authorized Share Reduction will be based on a number of factors, including, but not limited to, prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our Common Stock.
The Reverse Stock Split Proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Outstanding Stock or obtain control of the Company, nor is it a plan by management to recommend such actions to our Board of Directors or our stockholders. Furthermore, the Reverse Split Proposal is not being proposed in order to meet the requirements of any national securities exchange.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or ensure that the Reverse Stock Split and the Authorized Share Reduction will produce or maintain the desired results, which are described in more detail below. For more information on the risks associated with the Reverse Stock Split and the Authorized Share Reduction, see the section below entitled “Other Considerations”. However, our Board of Directors believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote “For” the Reverse Split Proposal.
Reasons for the Reverse Stock Split
The primary objectives for effecting the Reverse Stock Split, should our Board of Directors choose to effect one, would be to increase the per share price of our Common Stock. Our Board of Directors believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split would, among other things, help us to appeal to a broader range of investors to generate greater investor interest in the Company and improve the perception of our Common Stock as an investment security. In connection with the Reverse Stock Split, our Board of Directors also believes it is in the best interests of our stockholders to decrease the authorized number of shares of Common Stock, Non-Voting Common Stock and Preferred Stock in proportion to the Final Ratio, which would reduce the total number of our authorized shares of stock.
Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company. An increase in our stock price may make our Common Stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients, particularly lower-priced securities of financial services companies, and trading volatility is often associated with low-priced stocks. Many institutional investors have internal practices or policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms typically do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Our Board of Directors believes that the anticipated higher market price resulting from the Reverse Stock Split may enable investors and brokerage firms with policies and practices such as those described above to invest in our Common Stock.
Improve the Perception of Our Common Stock as an Investment Security. We believe that the overall economic environment in which we and other financial services companies are currently operating has been a significant contributing factor to the decline in the trading price of our Common Stock. Our Board of Directors unanimously approved the submission for approval to our stockholders of the Reverse Split Proposal as one potential means of increasing the per share price of our Common Stock, which could improve the perception of our Common Stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact, not only the price of our Common Stock, but also our market liquidity. As a financial services company, we believe that we may be particularly sensitive to this type of negative public perception and the Reverse Stock Split may result in a higher per share price for our Common Stock. However, we cannot guarantee that such higher price per share of Common Stock will be realized or maintained.
Other Considerations
The Reverse Stock Split May Not Increase the Price of our Common Stock over the Long-Term. Even if a Reverse Stock Split is effected, some or all of the expected benefits discussed above may not be realized or maintained. While we expect that the Reverse Stock Split will result in an increase in the per share price of our Common Stock, any such increase to the per share price of our Common Stock may not be in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price. The per share price of our Common Stock depends on multiple factors, including our performance, prospects, market conditions, and other factors that may be unrelated to the number of shares outstanding, any of which could have a counteracting effect to the Reverse Stock Split on the per share price.

The Reverse Stock Split May Lead to a Decrease in our Overall Market Capitalization. Furthermore, if the per share price of our Common Stock declines after the Reverse Stock Split is effected, the decline in the price and the decline in our overall market capitalization may be greater than would have occurred in the absence of a Reverse Stock Split. As a result of a lower number of shares outstanding, the market for our Common Stock may also become more volatile.
The Reverse Stock Split may Result in Some Stockholders Owning “Odd Lots” That May be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. In addition, the Reverse Stock Split will likely increase the number of stockholders who hold odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.
Accordingly, a Reverse Stock Split may not achieve all of the desired results that have been outlined above. Our Board of Directors considered all of the foregoing factors and unanimously approved, and recommended seeking stockholder approval of this Reverse Split Proposal, including the Reverse Split Amendment, on May 12, 2022.
As noted above, even if stockholders approve the Reverse Split Proposal, our Board of Directors reserves the right not to effect the Reverse Split Amendment if our Board of Directors does not deem it to be in the best interests of the Company or its stockholders at the time.
Implementation of a Reverse Stock Split
Shares Outstanding
If the Reverse Split Proposal is approved, there will be no impact on our stockholders until our Board of Directors (or an authorized committee of our Board of Directors) determines to implement the Reverse Stock Split. The principal effect of the Reverse Split Amendment, which is set forth in Appendix B and also contemplates the Authorized Share Reduction, would be that between every 2 to 10 shares of Outstanding Stock would be combined and reclassified into one share of either Common Stock or Redeemable Preferred Stock, as applicable, with any fractional shares being treated as discussed below. The Reverse Stock Split would be effected simultaneously for all of our Outstanding Stock, and the Final Ratio would be the same for all shares of Outstanding Stock. The Reverse Stock Split will not affect any stockholder's percentage ownership interests in the Company, voting rights or other rights that accompany the shares of our Outstanding Stock, except for minor adjustments due to the additional whole shares that will be issued in exchange for any fractional shares. Outstanding Stock issued pursuant to the Reverse Stock Split would remain fully paid and non-assessable.
At the close of business on May 16, 2022, [ ] shares of Common Stock were outstanding and 3,234,000 shares of Redeemable Preferred Stock were outstanding. For purposes of illustration, if the Final Ratio were a ratio of 1-for-8, after giving effect to such Reverse Stock Split, subject to the treatment of fractional shares, there would be approximately [ ] shares of Common Stock and 404,250 shares of Redeemable Preferred Stock would be issued and outstanding.
Ownership Percentages
Our stockholders should recognize that, if the Reverse Stock Split is effected, they will own a lower number of shares than they currently own. However, except for minor adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our Outstanding Stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.
Shares Authorized for Issuance
If this Reverse Split Proposal is approved by our stockholders and the Reverse Stock Split is effected, subject to adjustments for the issuance of a whole share in exchange for any fractional shares, the number of authorized shares of stock would be proportionally reduced by the Reverse Stock Split ratio, resulting in a decrease

(a) from 3,000,000,000 authorized shares of Common Stock to between 300,000,000 and 1,500,000,000 shares of Common Stock, (b) from 100,000,000 authorized shares of Non-Voting Common Stock to between 10,000,000 and 50,000,000 shares of Non-Voting Common Stock and (c) from 100,000,000 authorized shares of Preferred Stock to between 10,000,000 and 50,000,000 shares of Preferred Stock. The authorized shares of Redeemable Preferred Stock would remain at 100,000,000 authorized shares because we do not believe the benefits to the Company and its stockholders of such a reduction are sufficient to merit the time and expense of seeking a separate vote of the holders of Redeemable Preferred Stock as would be required under Delaware law. We do not currently have any plans to issue additional shares of Redeemable Preferred Stock in the future and the Redeemable Preferred Stock cannot be converted into Common Stock.
Effect on Equity Compensation Arrangements
If the Reverse Split Amendment was implemented, the per share exercise price of any outstanding stock options and any applicable repurchase price of any restricted shares would be increased proportionately, and the number of shares issuable under outstanding stock options, restricted stock units, performance share units and all other outstanding equity-based awards would be reduced proportionately. The number of shares of Common Stock authorized for future issuance under our equity plans would be proportionately reduced and other similar adjustments would be made under the equity plans to reflect the Reverse Stock Split.
Effect on Amended and Restated Series H Warrants
We have 12,170,990 Series H warrants outstanding that were issued in December 2019 and were previously converted into Common Stock warrants. Under the terms of the Amended and Restated Warrant to Purchase Stock, issued May 29, 2019, in the event of a Reverse Stock Split, as of the record date of the Reverse Stock Split, the warrant price shall be increased and the number of shares issuable on exercise of the warrants shall be decreased, in each case, in proportion to such decrease in outstanding shares of Common Stock, such that the aggregate warrant price payable for the total number of shares of Common Stock issuable on exercise of the warrant is equal to the aggregate warrant price that would have been payable for the total number of shares of Common Stock issuable on exercise of the warrant immediately prior to such adjustment.
Effect on 0.00% Convertible Senior Notes due 2026
We currently are party to the Indenture, dated October 4, 2021, between SoFi and U.S. Bank National Association, as Trustee, (the “Indenture”) governing the 0.00% Convertible Senior Notes due 2026. Under the terms of the Indenture, upon our effecting the Reverse Stock Split, the conversion rate under the Indenture will be adjusted by the fraction of the number of shares of Common Stock outstanding immediately after giving effect to the Reverse Stock Split divided by the number of shares of Common Stock outstanding immediately before the open of business on the effective date of the Reverse Stock Split without giving effect to such Reverse Stock Split.
Fractional Shares
No fractional shares will be issued in connection with the Reverse Stock Split. Instead, we will issue one full share of post-Reverse Stock Split Common Stock and Redeemable Preferred Stock to any stockholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split. Each stockholder will hold the same percentage of the Outstanding Stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except for any minor adjustment due to the additional whole shares that will be issued as a result of the treatment of fractional shares.
Effect on Beneficial Holders (i.e., Stockholders Who Hold in “Street Name”)
Upon the Reverse Stock Split, we intend to treat Outstanding Stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their customers holding shares of our Outstanding Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split, particularly with respect to the treatment of fractional shares. If you hold shares of Outstanding Stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.
Effect on Registered “Book-Entry” Holders (i.e., Stockholders That are Registered on the Transfer Agent's Books and Records but do not Hold Certificates)
Stockholders that hold their shares electronically in book-entry form with our transfer agent, Continental Stock Transfer & Trust Company, do not have stock certificates evidencing their ownership of Outstanding Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, no action is needed to receive post-reverse stock split shares. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder's address of record indicating the number of shares of Outstanding Stock held following the Reverse Stock Split.
Effect on Certificated Shares
For shares of Outstanding Stock held in certificate form, stockholders will receive a letter of transmittal sent by our transfer agent after the effective time of the Reverse Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificates representing Outstanding Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole post-reverse stock split Outstanding Stock, as applicable (“New Certificates”). Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of shares, will automatically be exchanged for New Certificates.
Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so by the transfer agent. Shortly after the Reverse Stock Split, the transfer agent will provide registered stockholders with instructions and a letter of transmittal for converting Old Certificates into New Certificates. Stockholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange agent in connection with the reverse stock split) in order to avoid having shares become subject to escheat laws.
Continued SEC Reporting Requirements and Stock Listing
After the effective time of the Reverse Split Amendment, we would continue to be subject to periodic reporting and other requirements of the Exchange Act, and our Common Stock would continue to be listed on The Nasdaq Global Select Market.
New CUSIP
After the effective time of the Reverse Split Amendment, the post-Reverse Stock Split shares of our Common Stock and Redeemable Preferred Stock would have new CUSIP numbers. A CUSIP number is used to identify the company’s equity securities.
Procedure for Effecting the Reverse Stock Split
If the Reverse Split Proposal is approved by our stockholders, our Board of Directors retains the discretion to effect the Reverse Stock Split and Authorized Share Reduction at any time prior to the one-year anniversary of the 2022 Annual Meeting or not at all. Our Board of Directors will determine whether such an action is in the best interests of the Company and our stockholders, taking into consideration the factors discussed above and any other factors it considers relevant. In the event our Board of Directors determines to effect the Reverse Stock Split, we would communicate to the public, prior to the effective date, additional details regarding the Reverse Stock Split, the Authorized Share Reduction and Reverse Split Amendment, including the Final Ratio selected.
The Reverse Stock Split and Authorized Share Reduction would be implemented by filing the Reverse Split Amendment with the Secretary of the State of Delaware, setting forth the Final Ratio, which would be effective immediately or at such time as we may specify at the time of filing. The Form of Reverse Split Amendment is attached to this Proxy Statement as Appendix B and is considered a part of this Proxy Statement. Upon the filing of the Reverse Split Amendment, and without any further action on the part of the Company or our stockholders, the issued shares of Outstanding Stock held by stockholders of record as of the effective date of the Reverse Stock Split would be converted into a lesser number of shares of Outstanding Stock calculated in accordance with the Final Ratio, subject to minor adjustments for the treatment of fractional shares.
For example, if a stockholder currently holds 100 shares of our Common Stock, he or she would hold 50 shares of our Common Stock following a 1-for-2 Reverse Stock Split, 20 shares of our Common Stock following a 1-for-5 Reverse Stock Split, or 10 shares of our Common Stock following a 1-for-10 Reverse Stock Split. Beginning on the effective date of the split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.
As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange. Stockholders whose shares are held by a brokerage firm, bank or other similar organization do not need to take any action with respect to the exchange. These shares will automatically reflect the new quantity of shares based on the Reverse Stock Split. However, these brokerage firms, banks or other similar organizations may have different procedures for processing the Reverse Stock Split and stockholders whose shares are held by a brokerage firm, bank or other similar organization are encouraged to contact their brokerage firm, bank or other similar organization. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take any action to receive whole shares of post-Reverse Stock Split Outstanding Stock because the exchange will be automatic. Stockholders who hold shares of Outstanding Stock in certificate form will receive a letter of transmittal letter containing instructions on how to surrender Old Certificates in exchange for New Certificates. Upon receipt of surrendered Old Certificates, together with a properly completed and executed letter of transmittal, the transfer agent will automatically be exchange them for New Certificates.
We will not file the Reverse Stock Split Amendment until our Board Directors has decided that effecting the Reverse Stock Split is in the best interests of the Company and its stockholders. We would communicate to the public, prior to the effective date, additional details regarding the Reverse Stock Split, the Authorized Share Reduction and Reverse Split Amendment, including the Final Ratio selected. If the Reverse Split Amendment is not filed with the Secretary of State of the State of Delaware prior to the one-year anniversary of the 2022 Annual Meeting, then the Reverse Split Amendment will be abandoned.
Accounting Matters
The par value of our Common Stock and Redeemable Preferred Stock would remain unchanged if a Reverse Stock Split is effected. Our shareholders' equity in our consolidated balance sheet would not change in total. However, our stated capital par value times the number of shares issued and outstanding), would be proportionately reduced based on the Final Ratio. Additional paid-in capital would be increased by an equal amount, which would result in no overall change to the balance of shareholders' equity.
Additionally, net income or loss per share for all periods would increase proportionately as a result of a Reverse Stock Split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of a Reverse Stock Split.
Under Delaware law, a reduction in stated capital will create a corresponding increase in paid-in surplus (i.e., the excess of net assets over stated capital), and the Company may make distributions, such as the payment of dividends, up to the amount of its surplus, provided that the distribution does not cause it to become insolvent, and subject to the limitations of its debt financing agreements.
No Appraisal Rights
Under Delaware law, our stockholders will not be entitled to appraisal rights with respect to the Reverse Split Amendment.

Certain Material U.S. Federal Income Tax Considerations of a Reverse Stock Split
The following is a general summary of certain material U.S. federal income tax considerations relating to the Reverse Stock Split that may be relevant to holders of our Common Stock. This summary only addresses a U.S. Holder (as defined below) who holds Common Stock as a capital asset for U.S. federal income tax purposes.
For purposes of this summary, a “U.S. Holder” means a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, rulings and judicial decisions as of the date hereof, all of which may be change, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below. This summary is general in nature and does not represent a detailed description of the U.S. federal income tax considerations to a stockholder in light of their particular circumstances. In addition, it does not represent a description of the U.S. federal income tax Considerations to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to U.S. Holders who may be subject to special tax rules, such as:
•Partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) and any beneficial owners thereof;
•financial institutions or financial services entities;
•insurance companies;
•real estate investment trusts;
•regulated investment companies;
•grantor trusts;
•tax-exempt organizations;
•governments or agencies or instrumentalities thereof;
•brokers, dealers or traders in securities or currencies;
•stockholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes;
•U.S. Holders that have a functional currency other than the U.S. dollar;
•stockholders who actually or constructively own five percent or more of the Company’s voting stock;
•U.S. expatriates; or
•stockholders who acquire shares of our Common Stock in connection with employment or other performance of services.
Moreover, this description does not address any aspect of U.S. state or local tax, non-U.S. tax, the Medicare tax on net investment income, U.S. federal estate and gift tax, alternative minimum tax, or other U.S. federal income tax consideration or other tax consequences of the Reverse Stock Split.

If an entity classified as a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) for U.S. federal income tax purposes holds common stock, the tax treatment of an equity holders in such entity will generally depend on the status of such equity holder and the activities of such entity.
We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge.
EACH STOCKHOLDER SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, AS WELL AS THE CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY U.S. STATE OR LOCAL OR NON-U.S. TAX CONSEQUENCES.
Tax Consequences to the Company
The Reverse Stock Split is intended to be treated as a tax deferred “recapitalization” for U.S. federal income tax purposes. If the Reverse Stock Split qualifies as a recapitalization, then the Company will not recognize gain or loss as a result of the Reverse Stock Split.
Tax Consequences to U.S. Holders of the Reverse Stock Split
If the Reverse Stock Split qualifies as a recapitalization, then a U.S. Holder generally will not recognize gain or loss on the Reverse Stock Split. In general, the aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. Treasury regulations promulgated under the Code provide rules for allocating the tax basis and holding period of the shares of our Common Stock surrendered to the shares of our Common Stock received pursuant to the Reverse Stock Split. U.S. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
A U.S. Holder whose fractional shares resulting from the Reverse Stock Split are rounded up to the nearest whole share may recognize gain for U.S. federal income tax purposes equal to the value of the additional fractional share. The treatment of the exchange of a fractional share for a whole share in the Reverse Stock Split is not clear under current law and a U.S. Holder may recognize gain for U.S. federal income tax purposes equal to the value of the additional fraction of a share of Common Stock received by such U.S. Holder.
Other Tax Considerations for U.S. Holders
The U.S. state and local tax consequences of the Reverse Stock Split may vary significantly as to each U.S. Holder depending upon the jurisdiction in which such holder resides. U.S. Holders are urged to consult their tax advisors regarding the specific tax consequences to them of the Reverse Stock Split, including the applicable U.S. federal, state and local and non-U.S. tax consequences, if any.
TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH U.S. HOLDER. ACCORDINGLY, EACH U.S. HOLDER IS ADVISED TO CONSULT THE HOLDER’S TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO THE U.S. HOLDER OF A REVERSE STOCK SPLIT.
Interests of Directors and Executive Officers
Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Reverse Split Proposal except to the extent of their ownership of shares of our Outstanding Stock.

Reservation of Right to Abandon Reverse Stock Split
We reserve the right to abandon a Reverse Stock Split and Authorized Share Reduction without further action by our stockholders at any time before the effectiveness of the Reverse Split Amendment filing with the Secretary of the State of Delaware, even if the authority to effect a Reverse Stock Split has been approved by our stockholders. By voting in favor of the Reverse Split Proposal, you are also expressly authorizing the Board of Directors to delay, not to proceed with, and potentially abandon, a Reverse Stock Split and Authorized Share Reduction if it should so decide, in its sole discretion, that such action or lack thereof is in the best interests of the Company and its stockholders.
Required Vote
The approval of this Reverse Split Proposal, including the Reverse Split Amendment, requires the affirmative vote of a majority of the outstanding stock entitled to vote. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will have the same effect as a vote against.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE REVERSE SPLIT PROPOSAL.

MANAGEMENT
The following table sets forth certain information concerning our executive officers, other than Anthony Noto, our Chief Executive Officer and Director, whose information is set forth above under Proposal One:

Name	Age	Position
Christopher Lapointe	38	Chief Financial Officer
Chad Borton	51	President, SoFi Bank
Michelle Gill	49	Executive Vice President and Group Business Unit Leader – Lending & Capital Markets
Micah Heavener	46	Head of Operations
Robert Lavet	67	General Counsel and Secretary
Jennifer Nuckles	47	Executive Vice President and Group Business Unit Leader – Relay, Lantern, Content, At Work, Partnerships & Protect
Assaf Ronen	48	Chief Product Officer
Lauren Stafford Webb	37	Chief Marketing Officer
Aaron J. Webster	42	Chief Risk Officer
Derek White	48	Chief Executive Officer of Galileo and Head of SoFi International
Executive Officers
Christopher Lapointe has served as our Chief Financial Officer since May 2021. Mr. Lapointe served in the same capacity at Social Finance from September 2020 until May 2021. Mr. Lapointe served in multiple leadership roles at Social Finance including interim Chief Financial Officer beginning in April 2020 and Head of Business Operations beginning in June 2018. Prior to joining SoFi, Mr. Lapointe served as the Global Head of FP&A, Corporate Finance and FinTech at Uber Technologies, Inc., a company providing ridesharing services, from November 2015 to June 2018. Previously, Mr. Lapointe served as Vice President of Technology, Media & Telecommunications Investment Banking at Goldman Sachs from July 2012 to November 2015. Mr. Lapointe holds a bachelor of arts from Dartmouth College and a master of business administration from the Tuck School of Business at Dartmouth College.
Chad Borton has served as President, SoFi Bank since September 2021. Prior to joining SoFi, Mr. Borton served as the Bank President and Vice Chairman of the Federal Savings Bank Board of Directors at United Services Automobile Association (“USAA”) from May 2017 to February 2021. Prior to USAA, Mr. Borton spent five years at Fifth Third Bank, most recently serving as Executive Vice President, Head of Consumer and Business Banking from March 2014 to May 2017. Mr. Borton also has extensive experience at JPMorgan Chase and McKinsey & Co. and is an active duty United States Army veteran. Mr. Borton holds a bachelor of arts from Indiana University Bloomington and a master of business administration from Harvard Business School.
Michelle Gill has served as our Executive Vice President and Group Business Unit Leader for Lending & Capital Markets since May 2021. Ms Gill served in the same capacity at Social Finance from April 2020 until May 2021, and previously served as Social Finance’s Chief Financial Officer from May 2018 to April 2020. Prior to joining SoFi, Ms. Gill served as a Managing Director working on Americas Asset Investing Business at TPG Sixth Street Partners, a global investment firm, from July 2017 to April 2018. Prior to TPG Sixth Street Partners, Ms. Gill spent 14 years at Goldman Sachs where, most recently, she was a Partner co-heading the Structured Finance business. Ms. Gill currently serves as a Board member of a special purpose acquisition company (NYSE: TWOA). Ms. Gill holds a bachelor of arts from the University of California, Los Angeles and a juris doctor from Cornell Law School.
Micah Heavener has served as our Head of Operations since May 2021. Mr. Heavener served in the same capacity at Social Finance from May 2020 until May 2021. In this role, Mr. Heavener oversees our operational staff. Mr. Heavener previously served as the Head of Lending Operations at Social Finance from July 2018 to May 2020. Prior to joining SoFi, Mr. Heavener served as Managing Director, Head of Cardmember Services at Citibank, NA (“Citi”) from October 2016 to July 2018, where he led Cardmember Services for Citi’s U.S. credit card business.

Prior to that role, Mr. Heavener held a number of leadership roles within Citi’s Global Consumer Business since joining Citi in 2005. Prior to joining Citi, Mr. Heavener was an infantry officer in the United States Army and served the United States abroad in support of Operation Enduring Freedom. Mr. Heavener holds a bachelor of arts degree from The Citadel and a master of business administration from the University of Florida.
Robert Lavet has served as our General Counsel and Secretary since May 2021, in which role Mr. Lavet is responsible for managing all legal affairs for us and our affiliate entities. Mr. Lavet served in the same capacity at Social Finance from 2012 until May 2021. Prior to joining SoFi, Mr. Lavet served as a Principal in the Education and Litigation practice groups of the Washington, D.C. law firm of Powers, Pyles, Sutter & Verville PC (“PPSV”), where he represented financial institutions and post-secondary institutions on a wide variety of regulatory, litigation and transactional matters. Prior to PPSV, Mr. Lavet served as General Counsel to SLM Corporation (known as Sallie Mae), a Fortune 300 company and the largest provider of education finance. Before his 16-year career with Sallie Mae, Mr. Lavet was a trial attorney for the United States Department of Justice for three years and ultimately served as a Partner in the Washington D.C. law firm of Cole, Corette & Abrutyn, specializing in corporate and securities litigation. Mr. Lavet was named a top Washington D.C. corporate counsel in 2015 and 2019. Mr. Lavet holds a bachelor of arts from the University of Pennsylvania and a juris doctor from Georgetown University Law Center.
Jennifer Nuckles has served as Executive Vice President and Group Business Unit Leader for Relay, Lantern, Content, At Work, Partnerships & Protect since May 2021. Ms. Nuckles served in the same capacity at Social Finance from 2019 until May 2021. Prior to joining SoFi, Ms. Nuckles served as an officer at various consumer technology companies, including telemedicine leader Doctor On Demand, Inc. She previously served as the Chief Marketing Officer of Zynga Inc., a social game development company, from 2014 to 2016. Ms. Nuckles also spent almost a decade in leadership positions at The Clorox Company, a multinational manufacturer and marketer of consumer and professional products, running well-known, household-name brands. Ms. Nuckles began her career in consulting covering consumer and media at Arthur Andersen, a firm which provided auditing, tax and consulting services. Ms. Nuckles currently serves as a Board member for Southport Acquisition Corp., a special purpose acquisition company (NYSE: PORT). Ms. Nuckles holds a bachelor of arts from the University of California, Berkeley and a master of business administration from Harvard Business School.
Assaf Ronen has served as our Chief Product Officer since May 2021. Mr. Ronen served in the same capacity at Social Finance from June 2020 until May 2021. Prior to such role, Mr. Ronen served as the Head of Product & Design of Social Finance from June 2018 to June 2020. In this role, Mr. Ronen oversees the strategy and direction of SoFi’s suite of product offerings. Prior to joining SoFi, Mr. Ronen founded and served as Vice President of Amazon’s Alexa shopping group from 2014 to 2017, creating a new market category in the burgeoning world of voice assistants. Mr. Ronen previously served as a Vice President responsible for Amazon’s physical payments business. Prior to joining Amazon, Mr. Ronen spent nearly seven years at Microsoft Corporation, where he served as general manager of Skype after its acquisition, and as the general manager of identity, access, and security products. Mr. Ronen completed his computer science education while serving in the Israeli Army’s Center of Computing and Information Systems.
Lauren Stafford Webb has served as our Chief Marketing Officer since May 2021, in which role Ms. Stafford Webb oversees the SoFi brand and all aspects of marketing. Ms. Stafford Webb served in the same capacity at Social Finance from June 2019 until May 2021. Prior to joining SoFi, Ms. Stafford Webb served at Intuit Inc., a business and financial software company, from February 2017 to May 2019, most recently serving as Vice President of Intuit Marketing, spearheading the delivery of the company’s first corporate brand strategy and campaign. Prior to Intuit, Ms. Stafford Webb held marketing leadership positions at The Procter & Gamble Company, a multinational consumer goods company, from June 2007 to October 2015, where she led well-known household name brands. Ms. Stafford Webb holds a bachelor of science in business administration from The Ohio State University Fisher College of Business.
Aaron J. Webster has served as our Chief Risk Officer since May 2021. Mr. Webster served in the same role at Social Finance from 2019 until May 2021. Prior to joining SoFi, Mr. Webster served as Chief Risk Officer — U.S. Retail Bank and Mortgage and Head of Global Regulatory Analytics for Citi, the consumer division of the multinational financial services firm, from 2018 to 2019. Previously, Mr. Webster held several leadership roles at

Toyota Financial Services, a leading automotive lender, beginning in 2008, with his most recent position as Managing Director, Americas Risk Management from 2008 to 2018. Previously, Mr. Webster served in various roles at GE Capital, Washington Mutual Bank FSB, and Wachovia Bank, NA (now Wells Fargo & Company). Mr. Webster holds a bachelor of arts from the University of North Carolina at Chapel Hill.
Derek White has served as CEO of Galileo and Head of SoFi International since June 2021. Prior to joining Galileo, Mr. White was Vice President of Global Financial Services at Google, a technology company, from 2020 to 2021 where he was responsible for setting the strategy for Google’s financial services cloud efforts. Mr. White previously served as Vice Chair and Chief Digital Officer at U.S. Bank, a banking institution, from 2019 to 2020 where he oversaw digital expansion across various enterprises. Mr. White also served as Global Head of Client Solutions at BBVA, a banking institution, from 2016 to 2019 where he was responsible for oversight and development of customer and client solutions and growth. Mr. White previously worked at Barclays Bank, a banking institution, from 2005 to 2015, most recently serving as Chief Design and Digital Officer, where he oversaw design and digital innovation for the bank. Mr. White has also held various roles with other banking institutions. Mr. White holds a bachelor of arts from Utah State University and a master of business administration from the University of Pennsylvania’s Wharton School.

COMPENSATION DISCUSSION AND ANALYSIS
Social Finance, Inc. (“Social Finance”) entered into a merger agreement (the “Agreement”) with Social Capital Hedosophia Holdings Corp. V (“SCH”) on January 7, 2021. The Closing was completed on May 28, 2021, in conjunction with which SCH changed its name to SoFi Technologies, Inc. The transactions contemplated in the Agreement are collectively referred to as the “Business Combination”. As a result of the Business Combination completed on May 28, 2021, share amounts presented for periods prior to the Business Combination for Social Finance, Inc. have been retroactively converted by application of the exchange ratio of 1.7428. For more information regarding the Business Combination, see our Annual Report on Form 10-K.
This Compensation Discussion and Analysis provides information regarding the 2021 compensation program for our principal executive officer, our principal financial officer, and our three most highly-compensated executive officers (other than our principal executive officer and principal financial officer) who were serving as our executive officers at the end of the last completed fiscal year. These individuals are our “Named Executive Officers” or “NEOs”. For 2021, our Named Executive Officers were:
•Anthony Noto, our Chief Executive Officer (our “CEO”);
•Christopher Lapointe, our Chief Financial Officer;
•Michelle Gill, our Executive Vice President and Group Business Unit Leader — Lending and Capital Markets;
•Jennifer Nuckles, our Executive Vice President and Group Business Unit Leader — Relay, Lantern, Content, At Work, Partnerships & Protect; and
•Derek White, our Chief Executive Officer of Galileo and Head of SoFi International.
Executive Appointments
Mr. White was appointed our Chief Executive Officer of Galileo and Head of SoFi International effective June 1, 2021.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2021. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why we arrived at the specific compensation decisions for our Named Executive Officers in 2021 and discusses the key factors that were considered in determining their compensation.
Executive Summary
Who We Are
SoFi is a member-centric, one-stop shop for financial services that allows members to borrow, save, spend, invest and protect their money. We refer to our customers as “members”. Our mission is to help our members achieve financial independence in order to realize their ambitions. We have created an innovative financial services platform designed to offer best-in-class products to meet the broad objectives of our members and the lifecycle of their financial needs. An additional key element of our long-term strategy to better serve our members has been to secure a national bank charter, which we achieved through completing a rigorous regulatory approval process and through a strategic acquisition, allowing us to begin operating a national bank, SoFi Bank. In addition to benefiting our members, our products and capabilities are also designed to appeal to enterprises, such as financial services institutions that subscribe to our enterprise services called SoFi At Work. We have continued to expand our platform capabilities for enterprises through strategic acquisitions.

Business Highlights
In fiscal 2021, we achieved the following:
•Closing the Business Combination in May 2021, through which we became a publicly traded company on Nasdaq;
•Record total net revenue of $985 million and record adjusted net revenue of $1 billion, up 74% and 63% over fiscal 2020, respectively;
•Net loss of $484 million and positive adjusted EBITDA of $30 million;
•Total members of 3.5 million at year end, reflecting 87% year over year growth; and
•Total products of 5.2 million, up 105% year over year.
Refer to Appendix C for additional discussion of adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures, as well as reconciliations to the most directly comparable GAAP measures.
Executive Compensation Highlights
In fiscal 2021, the compensation of our Named Executive Officers was determined as follows:
•Base Salaries. The annual base salary of our CEO increased from $600,000 to $850,000, while certain other Named Executive Officers received annual base salary increases ranging from 11.1% to 12.5%. The annual base salary of Ms. Gill remained at its 2020 level of $500,000.
•Performance-Based Annual Cash Bonus Opportunities. The target annual cash bonus opportunities for our incumbent Named Executive Officers under the Annual Cash Bonus Plan were maintained at their 2020 levels.
•Annual Cash Bonus Payments. Under the Annual Cash Bonus Plan, participants were eligible to earn cash bonus payments based on our actual performance as measured against five pre-established Company Priorities, as well as their individual performance in fiscal 2021. Based on our achieving 100% of our Company Priorities and following an assessment of their individual performance, our CEO earned an annual cash bonus payment of $892,500, while our other Named Executive Officers earned annual cash bonus payments ranging from $260,000 to $515,000.
•Long-Term Incentive Compensation. Granted long-term incentive compensation opportunities in the form of performance-based restricted stock unit (“PSU”) awards that may be earned and settled for shares of our common stock with grant date fair values of approximately $94.2 million for our CEO and ranging from approximately $4.5 million to approximately $6.3 million for our other Named Executive Officers and time-based restricted stock unit (“RSU”) awards that may be settled for shares of our common stock with grant date fair values of approximately $7.0 million for our CEO and ranging in the aggregate from approximately $5.6 million to approximately $19.1 million for our other Named Executive Officers.
•Appointment of Chief Executive Officer of Galileo and Head of SoFi International. In connection with his appointment as our Chief Executive Officer of Galileo and Head of SoFi International effective June 1, 2021, we entered into an employment offer letter dated May 17, 2021 (the “White Offer Letter”) with Mr. White. Mr. White’s Offer Letter was negotiated on our behalf by our CEO and approved by our Board of Directors. In establishing his initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data, and the need to integrate him into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of the White Offer Letter, see “Employment Arrangements” below.

Relationship Between Pay and Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our Named Executive Officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our Named Executive Officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:
•First, we provide the opportunity to participate in our annual bonus plan, which provides cash payments if we produce short-term financial, operational, and strategic results that meet or exceed pre-established corporate goals as determined by our Board of Directors, and includes the evaluation of certain individual contributions in achieving those goals.
•In addition, we grant both time-based RSU awards and PSU awards that may be settled for shares of our common stock, which in the aggregate comprise a majority of their target annual total direct compensation opportunities. The value of these equity awards depends entirely on the value of our common stock, thereby incentivizing our Named Executive Officers to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements ensure that, each year, a substantial portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
In 2021, approximately 99% of our CEO’s target total direct compensation and approximately 97%, on average, of our other Named Executive Officers target total direct compensation (excluding Mr. White) consisted of “at risk”, variable compensation.
We believe that this design provides balanced incentives for our Named Executive Officers to execute our operational objectives and drive long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the values of the equity awards granted to our Named Executive Officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and performance over this period.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during fiscal 2021.
What We Do:
•Maintain an Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who determine our compensation policies and practices and who have established effective means for communicating with our stockholders regarding their executive compensation views and concerns.
•Retain an Independent Compensation Consultant. Since 2020, the Compensation Committee engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation matters independent of management. This compensation consultant performed no other services for us during fiscal 2021.

•Annual Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy and program at least annually, including a review of any compensation peer group that it approves for comparative purposes.
•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ target total direct compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.
•Use of “Pay-for-Performance” Philosophy. The majority of our Named Executive Officers’ target annual total direct compensation is directly linked to our financial results and our stock price performance.
•Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
•Maintain “Double-Trigger” Change-in-Control Arrangements. Each of our Named Executive Officers may be eligible to receive certain payments and/or other benefits, such as accelerated vesting of certain of their then-outstanding and unvested equity awards, under their employment agreement or employment offer letter in the event of a change in control of the Company. These are “double-trigger” arrangements; that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid. In addition, all such payments and benefits are subject to the execution and delivery of an effective general release of claims in favor of the Company. Certain of our Named Executive Officers (our CEO, Mr. Lapointe and Ms. Gill) are eligible to receive accelerated vesting of all of their outstanding and unvested equity awards in the event of a change in control of the Company.
•Health and Welfare Benefits. Our Named Executive Officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other employees.
•Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
What We Don’t Do:
•No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all our other employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.
•Limited Perquisites. We do not provide perquisites and other personal benefits to our Named Executive Officers, other than our CEO, which is discussed under the section titled “Perquisites and Other Personal Benefits”.
•No Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.
•No Hedging or Pledging of our Securities. We prohibit our employees, including our executive officers, and the non-employee members of our Board of Directors from short-selling our stock, buying or selling puts or calls or other derivative securities on our stock, or hedging our stock or other securities, and prohibit our executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 and the non-employee members of our Board of Directors from short-term trading, trading on margin, including holding our stock or other securities in a margin account; and pledging our stock or other securities as collateral for a loan unless both our Compliance Officer and our Board of Directors provide written approval.

•No Stock Option Re-pricing. We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders.
Stockholder Advisory Vote on Named Executive Officer Compensation
At the 2022 Annual Meeting, we will be conducting a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers (commonly known as a “Say-When-on-Pay” vote). Our Board of Directors is recommending that we hold future non-binding advisory votes on the compensation of our Named Executive Officers on an annual, rather than a biennial or triennial, basis. For additional information about the Say-When-on-Pay vote, see Proposal Two herein.
Executive Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, retain, and motivate talented, deeply qualified, and committed individuals who believe in our mission, while rewarding employees for long-term value creation. In furtherance of this objective, our executive compensation program focuses on paying for performance where such compensation is aligned to our performance, in addition to individual contribution and impact. In addition, our long-term incentive compensation program uses equity awards to align executive compensation to the long-term interests of our stockholders by aligning executive compensation to our performance.
Our executive compensation philosophy seeks to promote a long-term commitment to the Company by our executive officers. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. In addition, we rely on both service-based vesting and performance-based vesting to reinforce this long-term orientation.
While we are still evolving our compensation policies and practices, we strive for a fair, competitive, transparent, and equitable approach in recognizing and rewarding our executive officers. We take a principled approach in providing fair, relevant, and competitive compensation and benefits to a dynamic workforce with diverse needs. For our executive officers, we aim to balance short-term versus long-term compensation and fixed amounts of cash with variable incentive compensation.
Executive Compensation Design
The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. Prior to the Business Combination, when designing our executive compensation program, we considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in our industry. This informal consideration was based on the general knowledge of our CEO regarding the compensation given to some of the executive officers of other companies in our industry through informal discussions with recruiting firms, research, and informal benchmarking against their personal knowledge of the competitive market. Our CEO approved compensation decisions for each executive officer on an individual basis after a thorough discussion of various factors, including any informal knowledge or data in his possession.
As we gain experience as a public company, we expect that the specific direction, emphasis, and components of our executive compensation program will continue to evolve as determined by the Compensation Committee. We have begun to transition to a more empirically-based approach that involves positioning our executive compensation against the competitive market based on an analysis of peer group data and broad-based executive compensation surveys.
Compensation-Setting Process
Role of Compensation Committee
Following the Business Combination, the Compensation Committee has been responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers and the non-employee members of our Board of Directors. The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing, evaluating, and approving the compensation plans, policies, and practices applicable to our executive officers.
The Compensation Committee evaluates and determines any recommended compensation adjustments or awards to our executive officers or recommends to our Board of Directors for final determination. As part of this review process, the Compensation Committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure our executive compensation program remains competitive based on input from and market data provided by its compensation consultant. The Compensation Committee also evaluates whether we are meeting our retention objectives and the potential cost of replacing key executive officers. The Compensation Committee approved an RSU award for our then-incumbent Named Executive Officers, excluding our CEO, in its January 2021 meeting. In May 2021, the Compensation Committee pre-approved the compensation for Mr. White, who began employment on June 1, 2021. In August 2021, the Compensation Committee approved Mr. White’s grant of RSU awards. The independent members of our Board of Directors approved our CEO’s compensation in December 2020, as well as our CEO’s PSU award in June 2021 and RSU award in October 2021.
In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies, and makes decisions that it believes further our philosophy or aligns with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation.
The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted.
The Compensation Committee has retained a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making final decisions with respect to the compensation of our Named Executive Officers.
Setting Target Total Direct Compensation
During the first quarter of each year, the Compensation Committee conducts a review of the compensation arrangements of our executive officers, including our Named Executive Officers. As part of this review, the Compensation Committee evaluates the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, and all related performance criteria.
The Compensation Committee does not establish a specific target for formulating the target annual total direct compensation opportunities of our executive officers. In making decisions about the compensation of our executive officers, including our Named Executive Officers, the members of the Compensation Committee rely on their general experience and subjective considerations of various factors (in combination with the guidance provided by the compensation consultant), including the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;
•each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at companies in the competitive market;
•the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in the competitive market;

•the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our other executive officers, and compensation parity among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data and selected broad-based compensation surveys; and
•the recommendations of our CEO with respect to the compensation of our executive officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer, including our Named Executive Officers. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee neither weighs these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the Compensation Committee will consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their decisions.
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to set compensation levels or make specific compensation decisions with respect to our executive officers, including our Named Executive Officers. Instead, in making its determinations, the Compensation Committee will review information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our executive officers (except with respect to his own compensation).
At least once each year, our CEO reviews the performance of our other executive officers, including our other Named Executive Officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then makes recommendations to the Compensation Committee. The Compensation Committee reviews and discusses his proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our executive officers. Our CEO generally attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis, and other advice relating to the compensation of our executive officers, including our Named Executive Officers, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
During fiscal 2021, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as the Compensation Committee’s compensation consultant to advise on executive compensation matters, including competitive market pay practices for our executive officers, including our Named Executive Officers, and with data analysis and selection of the compensation peer group.
During fiscal 2021, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services including the analysis and selection of our compensation peer group, the review and analysis for certain long-term incentive compensation opportunities for our executive officers, and the development of tools for the efficient administration of the Compensation Committee. The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and informal market comparisons for our Named Executive Officers. In fiscal 2021, Compensia did not provide any other services to us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during fiscal 2021. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Competitive Positioning
The Compensation Committee believes that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology and financial services companies that are similar to us in terms of market capitalization and scope of business. The competitive data drawn from this compensation peer group is one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our Named Executive Officers.
A compensation peer group was not used in setting the fiscal 2021 annual base salaries, the fiscal 2021 target annual cash bonus opportunities, and certain RSU awards for our executive officers, including our Named Executive Officers. Instead, for these compensation components, competitive market positioning was analyzed and determined by our CEO and our Board of Directors using data drawn from the Radford Global Technology Survey looking at companies with annual revenues in excess of $1 billion. Our PSU awards for our Named Executive Officers, other than our CEO, were determined by our CEO and approved by the Compensation Committee and were determined by considering the current value of other unvested awards by each Named Executive Officer. The PSU award for our CEO was approved by the independent members of our Board of Directors and was determined as part of the Business Combination.
In May 2021, the Compensation Committee approved a compensation peer group with the assistance of Compensia to analyze the compensation of our Named Executive Officers. In identifying and selecting the companies to comprise the compensation peer group, Compensia considered the following primary criteria:
•publicly-traded companies headquartered in the United States;

•technology companies with a direct to consumer business model, as well as companies with which we compete for executive talent;
•companies within an annual revenue range of $2 billion or more;
•companies within a market capitalization range of $10 billion or more;
•technology companies with a three to five-year revenue compound annual growth rate of 25% or more;
•companies with a return on invested capital of 25% or more;
•companies with a return on equity of 20% to 25% or more;
•companies with a global employee population of 2,000 to 3,000 or more; and
•companies with diversified financial statements.
After evaluating the proposed peer companies against these criteria, the Compensation Committee approved the following compensation peer group for the rest of fiscal 2021:

Affirm Holdings	Pinterest
Black Knight	Redfin
Carvana	Rocket Companies
The Charles Schwab Company	Root
Etsy	Square
First Republic Bank	SVB Financial Group
Interactive Brokers Group	The Trade Desk
Intuit	Twitter
LendingTree	Uber Technologies
Opendoor Technologies	Upstart Holdings
Peloton Interactive	Zillow Group
The Compensation Committee uses data drawn from the companies in our compensation peer group, as well as data drawn from a custom cut of the Radford Global Technology Survey (which contained 19 of the 22 peer group companies), to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target annual cash bonus opportunities, and long-term incentive compensation opportunities.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements
Generally, our executive compensation program consists of three principal elements — base salary, annual cash bonus opportunities, and long-term incentive compensation in the form of equity awards. It also includes participation in our broad-based health and welfare benefit programs.

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executives by providing a competitive fixed amount of cash compensation based on the executive’s role, prior experience, and expected contributions to the Company
Annual Cash Bonuses	Variable	Cash	Designed to motivate our executives to achieve business objectives tied to specific Company metrics and which are aligned to our annual priorities, with the payout opportunity based on Company and individual performance
Long Term Incentive Compensation	Variable	Equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders while helping to attract and retain talented leaders by paying for performance
We also provide certain post-employment compensation (severance and change in control) payments and benefits that are consistent with our view of competitive market practices, and other benefits, such as health and welfare programs, including a Section 401(k) Plan. In general, our executive officers participate in the standard employee health and welfare benefit programs available to our employees generally.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is a critical element of compensation intended to attract and retain highly talented individuals. Generally, the base salary for each executive officer is intended to provide a fixed amount of cash compensation that is based on his or her individual role, experience, and expected contributions to the Company. Base salary is also designed to provide our Named Executive Officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.
Prior to the Business Combination, our CEO in collaboration with our People Team and the Compensation Committee reviewed and determined the annual base salaries of our executive officers, including our Named Executive Officers, taking into account each executive officer’s position, qualifications, experience, prior salary level, and the base salaries of our other executive officers and our compensation objectives. Our CEO also took into consideration competitive market data contained in the Radford Global Technology Survey (for companies with revenues in excess of $1 billion) in addition to our executive officers’ experience in the industry with reference to the base salaries of similarly-situated executives in other companies of similar stage of development operating in our industry. Our CEO’s annual base salary was determined by the independent members of our Board of Directors.
In the first quarter of 2021, our CEO reviewed the annual base salaries of our then-incumbent executive officers, including our then-incumbent Named Executive Officers, taking into account the factors described above and the Radford market data. Following this review, our CEO determined to adjust the base salaries of certain of our executive officers, including certain of our Named Executive Officers, to reflect the executive officer’s performance and prevailing market conditions. Similarly, the independent members of our Board of Directors reviewed the annual base salary of our CEO in December 2020 and determined to increase his base salary to reflect, among other things, his performance and anticipated role and responsibilities as the chief executive officer of a publicly-traded company.

The base salaries of our then-incumbent Named Executive Officers as determined for fiscal 2021 were as follows:

Named Executive Officer	2020 Base Salary ($)		2021 Base Salary ($)(2)	Percentage Adjustment
Mr. Noto	600,000	(1)	850,000	41.7%
Mr. Lapointe	450,000		500,000	11.1%
Ms. Gill	500,000		500,000	—%
Ms. Nuckles	400,000		450,000	12.5%
__________________
(1)In May 2020, Mr. Noto voluntarily forfeited his annual base salary for the remainder of the fiscal year in response to the global COVID-19 pandemic and macroeconomic uncertainty.
(2)The annual base salary increase for Mr. Noto was effective January 1, 2021 and the annual base salary increases for Mr. Lapointe and Ms. Nuckles were effective March 22, 2021.
Subsequently, in connection with his appointment as our Chief Executive Officer of Galileo and Head of SoFi International effective June 1, 2021, the Compensation Committee approved an initial annual base salary for Mr. White of $500,000.
Going forward, the Compensation Committee will review and adjust the annual base salaries of our executive officers, including our Named Executive Officers, as part of its annual review of our executive compensation program.
The base salaries paid to our Named Executive Officers during fiscal 2021 are set forth in the “2021 Summary Compensation Table” below.
Annual Cash Bonus Plan
We provide our executive officers, including our Named Executive Officers, with the opportunity to earn annual cash bonuses that are intended to encourage the achievement of corporate performance goals. At the end of the year, our CEO determines whether cash bonuses will be awarded for the previous year and, if so, the percentage of the “Company Achievement Target” that has been met. The Company Achievement Target represents the Company-wide bonus funding as determined based on the achievement of key Company performance objectives, or “Company Priorities”, as set by our Board of Directors on an annual basis. The bonus pool is determined by the percentage of the Company Achievement Target actually met, multiplied by the aggregate target annual cash bonus opportunities of all eligible participants. To be eligible to receive an annual cash bonus payment, a participant, including a Named Executive Officer, must be employed by us on the last calendar day of the applicable plan period, in this case, December 31, 2021.
Cash bonus payments for our executive officers are based on both Company and individual performance as determined by our CEO. In the case of our CEO, the Compensation Committee makes a recommendation to the independent members of our Board of Directors, which determines whether he will receive a cash bonus payment.
The individual components of the Annual Cash Bonus Plan discussed below were chosen because the Compensation Committee believes each component properly and effectively motivates each Named Executive Officer to achieve the Company’s predetermined corporate goals.
Target Annual Bonus Opportunities
Each eligible participant in our Annual Cash Bonus Plan is assigned a target annual cash bonus opportunity, expressed as a percentage of his or her annual base salary. The annual bonus pool is calculated as the sum of all eligible target annual cash bonus opportunities.
In the first quarter of 2021, our CEO reviewed the target annual cash bonus opportunities of our then-incumbent executive officers, including our then-incumbent Named Executive Officers, taking into account the factors described in “Base Salary” above and the Radford market data. Following this review, our CEO determined to adjust the target annual cash bonus opportunities of certain of our executive officers, although the target annual cash bonus opportunities of our Named Executive Officers were maintained at their 2020 levels. Similarly, the independent members of our Board of Directors reviewed the target annual cash bonus opportunity of our CEO and determined to maintain his target annual cash bonus opportunity at its 2020 level.
The target annual cash bonus opportunities of our then-incumbent Named Executive Officers for fiscal 2021, as a percentage of annual base salary, were as follows:

Named Executive Officer	2020 Target Annual Cash Bonus (as a percentage of base salary)	2021 Target Annual Cash Bonus (as a percentage of base salary)
Mr. Noto	100%	100%
Mr. Lapointe	100%	100%
Ms. Gill	100%	100%
Ms. Nuckles	100%	100%
Subsequently, in connection with his appointment as our Chief Executive Officer of Galileo and Head of SoFi International effective June 1, 2021, the Compensation Committee approved an initial target annual cash bonus opportunity for Mr. White equal to 100% of his annual base salary, or $296,154, as pro-rated for his partial year of service in fiscal 2021.
Corporate Performance Objectives
Key Company performance objectives, or “Company Priorities,” as set by our Board of Directors on an annual basis, are weighted to determine Company-wide bonus funding. In determining the appropriate weight to apply with respect to each Company Priority, our CEO and the Compensation Committee consider the performance metrics that he or they believe are most impactful to our overall corporate performance. These “Company Priorities” are weighted by our CEO in making annual bonus determinations for our executive officers, including our Named Executive Officers. For fiscal 2021, the following table sets forth for each Company Priority the weight distribution and target performance levels that were established for that Company Priority, the actual performance achieved, and the payment determination made by the CEO and the Compensation Committee in their discretion:

Company Priority	Weighting	Target Performance	Actual Performance	Achievement	Payout	Weighted Payout
Adjusted Net Revenue ($ in millions)	30%	$980	$1,010	103%	100%	30%
Adjusted EBITDA ($ in millions)	30%	$27	$30	111%	110%	33%
Change in NPS(1)	13.33%	13	7	54%	50%	7%
Net New Total Members (in thousands)	13.33%	1,190	1,609	135%	115%	15%
Net New Total Multi-Product Members (in thousands)	13.33%	430	602	140%	115%	15%
Total	100%					100%
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(1)“NPS” is defined as “Net Promoter Score” and is a metric commonly used to measure the loyalty or satisfaction of customers to a company or a particular product. NPS scores are measured with a single question survey and are reported with a number ranging from -100 to +100, with a higher score being desirable. Our NPS question is aimed at discerning our general brand perception and whether or not the survey participants, who are self-stated SoFi members, would recommend us to a friend or colleague. Our NPS is used by us as an indicator of the satisfaction of our members relative to the satisfaction of our competitors' customers with our competitors.
The financial Company Priorities used for purposes of the Annual Bonus Plan included “Adjusted Net Revenue” and “Adjusted EBITDA”, which are non-GAAP financial measures. Refer to Appendix C for the definitions and uses of these measures, as well as reconciliations of these non-GAAP measures to their most directly comparable GAAP measures.
For purposes of funding the bonus pool, we determine the actual performance for each Company Priority to be at least 50% and we determine each Company Priority’s target as fully satisfied to the extent that 80% of the

Company Priority’s Target Performance is deemed actually achieved. When actual performance is less than 80% of the Target Performance or in excess of 100% of the Target Performance, our CEO and the Compensation Committee, in their discretion, determine the amount by which the performance condition for such Company Priority has been satisfied and, ultimately, the amount of the bonus pool that is funded.
Individual Performance
Our CEO has the discretion to determine the level of achievement of each of our executive officers, including our Named Executive Officers, other than himself, which determination is made by the independent members of our Board of Directors, based upon his quantitative evaluation of whether the Company Priorities were met and the impact of his or her performance on the overall corporate objectives. Our CEO retains discretion over the ultimate annual bonus determinations. In addition, our CEO may adjust bonuses payable to executive officers (other than himself) due to extraordinary or nonrecurring events, such as significant financings, equity offerings, or acquisitions. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executive officers. These annual cash bonuses are intended to reward our executive officers who have a positive impact on corporate results while simultaneously providing sufficient discretion to permit the reduction of excessive compensation that may result without having achieved comparable corporate results.
Annual Cash Bonus Plan Payments
In February 2022, our CEO and the Compensation Committee evaluated our actual performance against the Company Priorities and determined that we had achieved such goals at 100% of their target level.
In addition, our CEO assessed the individual performance of each of our executive officers, including our other Named Executive Officers, and provided these assessments to the Compensation Committee. The Compensation Committee reviewed our CEOs assessments and exercised its discretion to determine the individual performance of Mr. Lapointe, Ms. Gill, Ms. Nuckles, and Mr. White. The independent members of our Board of Directors exercised their discretion to assess the individual performance of our CEO.
For each of our Named Executive Officers, their annual cash bonus payment was determined by taking into consideration our percentage achievement of the Company Priorities, as well as their individual performance; by the Compensation Committee in the case of our other Named Executive Officers and by the independent members of our Board of Directors in the case of our CEO. In view of such assessments, our Named Executive Officers received the following annual cash bonus payments for fiscal 2021:

Named Executive Officer	2021 Target Annual Cash Bonus (as a percentage of base salary)	2021 Target Annual Cash Bonus ($)(1)	2021 Actual Annual Cash Bonus Payment ($)	Payment Percentage
Mr. Noto	100%	850,000	892,500	105%
Mr. Lapointe	100%	489,423	515,000	105%
Ms. Gill	100%	500,000	515,000	103%
Ms. Nuckles	100%	439,423	395,000	90%
Mr. White	100%	296,154	260,000	88%
__________________
(1)For Mr. Lapointe and Ms. Nuckles, the amount presented for the annual cash bonus target differs from the 100% of base salary target due to a base salary increase during fiscal 2021. For Mr. White, the annual cash bonus target differs from the 100% of base salary target due to his partial year of service during fiscal 2021. In all cases, the dollar values included above reflect 100% of each Named Executive Officer’s base salary earned in fiscal 2021.
The annual bonuses awarded to our Named Executive Officers for fiscal 2021 are set forth in the “2021 Summary Compensation Table” below.
Long-Term Equity Incentive Compensation
As a technology company that encounters significant competition for qualified personnel, long-term incentive compensation plays a critical role in our ability to attract, hire, motivate, and reward qualified and experienced executive officers. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executive officers without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our executive officers for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain our executive officers in a highly competitive market.
In fiscal 2021, we used both time-based RSU awards and, following the Business Combination, PSU awards that may be settled for shares of our common stock to motivate and reward our executive officers, including our Named Executive Officers, for long-term increases in the value of our common stock. We view these equity awards, whether the awards are subject to time-based vesting requirements or are to be earned based on the attainment of specific performance objectives over a multi-year performance period, as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, the units underlying these awards vest or are earned. Since RSU awards have value to the recipient even in the absence of stock price appreciation, we believe that we are able to incentivize and retain our executive officers using fewer shares of our common stock than would be necessary if we used stock options exclusively to provide an equity stake in the Company. Further, since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our executive officers that are aligned with the interests of our stockholders. We believe that PSU awards also serve as an effective source of motivation for our executive officers to drive our financial performance. In addition, PSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives.
We have not applied a rigid formula in determining the size of the equity awards to be granted to our executive officers, including our Named Executive Officers. Instead, in making these decisions prior to the Business Combination, our CEO in collaboration with our People Team and the Compensation Committee reviewed and determined the size of the equity awards of our executive officers, including our Named Executive Officers, taking into account each executive officer’s position, qualifications, experience, his or her outstanding equity holdings (including the current value of his or her unvested equity holdings and the ability of these unvested holdings to satisfy our retention objectives), the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of comparable companies, and the potential voting power dilution to our stockholders in relation to the median practice of comparable companies and our compensation objectives. Our CEO also took into consideration competitive market data contained in the Radford Global Technology Survey (for companies with revenues in excess of $1 billion) in addition to our executive officers’ experience in the industry with reference to the equity awards granted to similarly-situated executives in other companies of similar stage of development operating in our industry. The equity awards granted to our CEO were determined by the independent members of our Board of Directors. Based upon these factors, our CEO (and, in the case of our CEO, the independent members of our Board of Directors) would determine the size of each award at levels considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
January RSU Awards to Certain Named Executive Officers
In January 2021, after taking into consideration the competitive market data contained in the Radford Global Technology Survey (for companies with revenues in excess of $1 billion) and the other factors described above, our CEO recommended to the Compensation Committee that time-based RSU awards be granted to certain of our executive officers, including certain of our Named Executive Officers. After reviewing the information provided by our CEO and confirming the fair market value of our common stock, the Compensation Committee approved the grant of RSU awards to the identified executive officers under the 2011 Stock Option and Incentive Plan. The RSU awards granted to our then-incumbent Named Executive Officers in January 2021 were as follows:

Named Executive Officer	RSU Awards (number of units)	Aggregate Equity Awards (grant date fair value) ($)
Mr. Lapointe	275,113	5,645,319
Ms. Gill	699,596	14,355,710
Ms. Nuckles	485,493	9,962,316
Each unit granted pursuant to the RSU awards represents a contingent right to receive one share of our common stock for each unit that vests.
June PSU Award to Mr. Noto
In June 2021, the Compensation Committee granted a PSU award for 6,428,578 units to our CEO pursuant to the 2021 Plan (the “Noto PSU Award”). The Noto PSU Award is to be earned and vest, if at all, during the period commencing on the first anniversary of the Business Combination and ending on the fifth such anniversary, subject to the achievement of specified performance goals, including (i) the volume-weighted average closing price of our common stock being equal to $25.00, $35.00, and $45.00, respectively (each, a “Target Hurdle”), over a 90-trading day period; (ii) now that the Company is a bank holding company, maintaining certain minimum standards applicable to bank holding companies; and (iii) our CEO’s continued employment with us on each vesting date.
The Noto PSU award vests in increments of one-third of the total number of units as each Target Hurdle is achieved over a 90-day trading period. In the event of a “sale event” (as defined in the 2021 Plan), the Noto PSU award may automatically vest subject to the satisfaction of the Target Hurdles by reference to the sale price, without regard to any other vesting conditions. Each unit granted pursuant to the Noto PSU Award represents a contingent right to receive one share of our common stock for each unit that is earned and vests.
August PSU Awards to Certain Named Executive Officers
In August 2021, the Compensation Committee granted PSU awards to certain of our executive officers, including certain of our Named Executive Officers, pursuant to the 2021 Plan. The PSU awards granted to our then-incumbent Named Executive Officers in August 2021 were as follows:

Named Executive Officer	PSU Awards (number of units)	Aggregate Equity Awards (grant date fair value) ($)
Mr. Lapointe	830,890	6,262,141
Ms. Gill	601,173	4,530,840
Ms. Nuckles	684,262	5,157,055
Mr. White	750,000	5,652,500
These PSU awards (which have a five-year term) are to be earned and vest, if at all, during the period commencing on the first anniversary of the Business Combination (as defined above) and ending on the fifth such anniversary (the “Measurement Period”), subject to: (i) the achievement of specified performance goals including (i) the volume-weighted average closing price of our common stock being equal to $25.00, $35.00, and $45.00, respectively, (each, a “Target Hurdle”), over a 90-trading day period during the Measurement Period; (ii) now that the Company is a bank holding company, maintaining certain minimum standards applicable to bank holding companies; and (iii) a PSU award recipient’s continued employment with us on each vesting date.
These PSU awards vest in increments of one-third of the total number of units as each Target Hurdle is achieved over a 90-day trading period. In the event of a “sale event” (as defined in the 2021 Plan), a proportionate number of units (33% for each respective Target Hurdle) will vest if the per share value in the sale event exceeds the respective Target Hurdle. If the per share value in the sale event is less than any applicable target price, the corresponding units will terminate without consideration. Each unit granted pursuant to these PSU awards represents a contingent right to receive one share of our common stock for each unit that is earned and vests.
October RSU Award to Mr. Noto
In October 2021, our Board of Directors granted an RSU award for 330,905 units to our CEO pursuant to the 2021 Plan. This RSU award vests in 2023 as to 165,451 units in four equal quarterly tranches on each subsequent three-month anniversary of December 14, 2022 (the “Vesting Commencement Date”) and in 2024 as to 165,454 units in four equal quarterly tranches each subsequent three-month anniversary of the Vesting Commencement Date, for so long as his “Service Relationship” (as defined in the 2021 Plan) does not terminate. Each unit granted pursuant to the RSU award represents a contingent right to receive one share of our common stock for each unit that vests.
The equity awards granted to our Named Executive Officers during fiscal 2021 are set forth in the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table” below.
Health and Welfare Benefits
Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all our other eligible employees. These benefits include medical, dental, and vision insurance, vacation, personal holidays, and sick days, basic life insurance and supplemental life insurance, short-term and long-term disability insurance, and a Section 401(k) retirement savings plan (the “Section 401(k) Plan”).
Our Section 401(k) Plan provides eligible U.S. employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. Under the Section 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Internal Revenue Service. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. The Section 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code (the “Code”) with the Section 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. The Section 401(k) Plan does not permit us to make matching contributions or profit-sharing contributions to eligible participants at this time and would need to be amended to add such benefits.
We believe these benefits are generally consistent with those offered by other companies and specifically those companies with which we compete for employees. We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our Named Executive Officers, other than to our CEO as discussed below, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During fiscal 2021, our Named Executive Officers, other than our CEO, did not receive perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Because of the high visibility of our company, our Board of Directors authorized a security program for the protection of our CEO based on ongoing assessments of risk. We require these security measures for our benefit because of the importance of our CEO to SoFi, and we believe the costs of our security program are necessary and appropriate business expenses since they arise from the nature of our CEO’s employment at SoFi. We provide residential security services to Mr. Noto as our CEO. Although we view the security services provided to our CEO as necessary and appropriate business expenses, and none of the security-related services we provide constitutes taxable income for our CEO, we reported the aggregate incremental cost of these services in the “All Other Compensation” column of the “2021 Summary Compensation Table.”
Employment Arrangements
We have entered into a written employment agreement with our CEO and written employment offer letters with each of our other Named Executive Officers. Each of these agreements was approved on our behalf by our Board of Directors and/or the Compensation Committee. We believe that these arrangements were necessary to secure the service of these individuals in a highly competitive job market. As a condition to entering into the employment agreement with Mr. Noto and the employment offer letters with our other Named Executive Officers, each Named Executive Officer is subject to our standard confidential information and invention assignment agreement.
In filling each of our Named Executive Officer positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate these individuals into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment arrangements does not have a specific term, provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and generally set forth the Named Executive Officer’s initial base salary, a target annual cash bonus opportunity, the grant of one or more equity awards by our Board of Directors or the Compensation Committee, and eligibility to participate in our employee benefit plans and programs in effect for similarly situated employees during his or her employment.
Each of these employment agreements or employment offer letters contain provisions for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of the Company. These post-employment compensation arrangements are discussed in “Post-Employment Compensation Arrangements” below.
For a detailed descriptions of the employment arrangements with our Named Executive Officers, see “Employment Arrangements” below.
Post-Employment Compensation Arrangements
We have entered into an employment agreement with our CEO and employment offer letters with each of our Named Executive Officers which provide for certain protections in the event of certain involuntary terminations of employment, including a termination of employment in connection with a change in control of the Company, in exchange for a general release of claims in favor of the Company.
In addition, in the case of Mr. Noto, Mr. Lapointe and Ms. Gill, all equity awards are subject to automatic accelerated vesting upon a change in Control of the Company if such awards are otherwise to be cancelled for no consideration upon the change in control.
We believe these post-employment compensation arrangements provide reasonable compensation in the form of severance pay and certain limited benefits to the Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We believe that these agreements help maintain our Named Executive Officers’ continued focus on their assigned duties to maximize stockholder value if there is a potential change in control transaction and mitigate the risk of subsequent disputes or litigation. The terms and conditions of these agreements were approved by our Board of Directors.

Under the post-employment compensation provisions, all payments and benefits in the event of a change in control of us are payable only if there is a connected loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). We use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
We are not obligated to provide excise tax payments, which we refer to as gross-ups, to any of our executive officers, including our Named Executive Officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control, are essential to attracting and retaining highly-qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining our Named Executive Officers’ compensation. We do believe, however, that these arrangements are necessary to offer competitive compensation packages.
In the case of Ms. Nuckles, in the event of certain involuntary terminations of employment in connection with a change in control of the Company, she is entitled to accelerated vesting of 50% of the units subject to her then-outstanding unvested RSU awards.
In the case of Mr. White, in the event of certain involuntary terminations of employment in connection with a change in control of the Company, he is entitled to accelerated vesting of 100% of the units subject to his then-outstanding unvested RSU awards.
For descriptions of the post-employment compensation arrangements of our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Other Compensation Policies
Prohibition on Hedging and Pledging of Securities
Under our Insider Trading Policy, our employees, including officers, and the non-employee members of our Board of Directors, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in our stock and other securities:
•Short sales of our stock and other securities;
•Options trading, including buying or selling puts or calls or other derivative securities on our stock and other securities; and
•Hedging, including entering into hedging or monetization transactions or similar arrangements with respect to our stock and other securities.
In addition, our executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 and the non-employee members of our Board of Directors, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are additionally prohibited from engaging in the following transactions in our stock and other securities:
•Trading on margin, including holding our stock or other securities in a margin account; and
•Pledging our stock or other securities as collateral for a loan unless both our Compliance Officer and our Board of Directors provide written approval.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation
For federal income tax purposes, publicly-traded companies may be prohibited from deducting employee enumeration in excess of $1 million paid to certain “covered employees”, which may include certain Named Executive Officers, including, but not limited to, our Chief Executive Officer and Chief Financial Officer, under Section 162(m) of the Code. Even if Section 162(m) may limit the compensation deduction, our Board of Directors and the Compensation Committee believe our compensation policies and practices should be designed to help us meet our established goals and objectives. While the Compensation Committee considers the impact of the Section 162(m) deduction limitation, it continues to compensate our executive officers, including our Named Executive Officers, in a manner that is in the best interest of our stockholders and reserves the right to make compensation decisions that may not be deductible under Section 162(m) where the Compensation Committee determines the compensation to be appropriate and in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee of the Board of Directors:
Michael Bingle (Chair)
Richard Costolo
Clara Liang
Carlos Medeiros
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of SoFi under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
As a result of the Business Combination completed on May 28, 2021, share and per share amounts presented for periods prior to the Business Combination for Social Finance, Inc. have been retroactively converted by application of the exchange ratio of 1.7428.
2021 Summary Compensation Table
The following table sets forth information with respect to compensation awarded to, earned by, or paid to our NEOs during the fiscal years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Anthony Noto	2021	850,000	—	101,187,079	892,500	68,531	102,998,110
Chief Executive Officer	2020	215,342	—	52,118,397	1,200,000	—	53,533,739
Christopher Lapointe	2021	489,423	—	11,907,460	515,000	—	12,911,883
Chief Financial Officer	2020	379,781	150,000	9,376,800	675,000	—	10,581,581
Michelle Gill	2021	500,000	—	18,886,550	515,000	—	19,901,550
EVP and Group Business Leader – Lending and Capital Markets	2020	500,000	—	12,937,052	675,000	—	14,112,052
Jennifer Nuckles	2021	439,423	—	15,119,371	395,000	—	15,953,794
EVP and Group Business Leader – Relay, Lantern, Content, At Work, Partnerships & Protect	2020	390,437	—	3,229,120	485,000	—	4,104,557
Derek White	2021	296,154	2,000,000	24,784,073	260,000	—	27,340,227
Chief Executive Officer of Galileo and Head of SoFi International
__________________
(1)In May 2020, Mr. Noto voluntarily forfeited his salary for the remainder of the fiscal year in response to the global COVID-19 pandemic and macroeconomic uncertainty. Effective January 1, 2021, Mr. Noto’s annual salary increased from $600,000 to $850,000. In September 2020, Mr. Lapointe was appointed as Chief Financial Officer, for which his annual salary increased to $450,000. In March 2021, Mr. Lapointe’s annual salary increased to $500,000. In March 2020, Ms. Nuckles was promoted to Executive Vice President & Group Business Leader — Relay, Lantern, Content, At Work, Partnerships & Protect, for which her annual salary increased to $400,000. In March 2021, Ms. Nuckles’ annual salary increased to $450,000.
(2)Includes the amount of discretionary bonuses paid to certain of our NEOs. Awards were paid as follows:
•2021. Mr. White received a discretionary new hire bonus.
•2020. Mr. Lapointe served as interim Chief Financial Officer from April 1, 2020 through September 13, 2020, for which he received a discretionary bonus of $25,000 per month during that time.
(3)For awards granted to the NEOs in each respective year, the amount presented represents the aggregate of the grant date fair value of RSUs and, for 2021, the value of the PSU awards as calculated in accordance with ASC 718, Compensation — Stock Compensation, and disregarding any estimate of forfeitures related to service-based vesting conditions. For Ms. Gill, a portion of the stock awards granted during 2020 were associated with a tender offer for certain employees to exchange stock options for RSUs. The canceled stock options were granted to Ms. Gill in prior years. There was no incremental fair value obtained by Ms. Gill based on the modification. The assumptions that were used to calculate the grant date fair values of stock awards are disclosed in our Annual Report on Form 10-K.
(4)Includes annual cash incentive bonuses earned by the NEOs in the respective fiscal years and paid in March of the following year. Annual cash bonuses are awarded based on achievement of Company Priorities and individual performance goals in the respective fiscal year. The annual cash incentive bonus determinations are described in more detail below under “Annual Cash Bonuses”.
(5)All other compensation includes payments by the Company on behalf of our CEO for residential security services. Other than as provided above, we did not provide any perquisites to our NEOs that equal or exceed $10,000 per year.

2021 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of awards for the year ended December 31, 2021 with respect to our NEOs.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards ($)(6)
Name	Type of Award	Grant Date(1)		Target ($)(2)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(5)
Anthony Noto	PSU	6/2/2021	(7)	—	—	2,142,859	6,428,578	94,221,529
	Time-Vesting RSU	10/20/2021	(7)	—	—	—	330,905	6,965,550
	Annual Bonus	—		850,000	1,700,000	—	—	—
Christopher Lapointe	Time-Vesting RSU	1/18/2021	(8)	—	—	—	275,113	5,645,319
	PSU	8/10/2021	(7)	—	—	276,963	830,890	6,262,141
	Annual Bonus	—		489,423	—	—	—	—
Michelle Gill	Time-Vesting RSU	1/18/2021	(8)	—	—	—	699,596	14,355,710
	PSU	8/10/2021	(7)	—	—	200,391	601,173	4,530,840
	Annual Bonus	—		500,000	—	—	—	—
Jennifer Nuckles	Time-Vesting RSU	1/18/2021	(8)	—	—	—	485,493	9,962,316
	PSU	8/10/2021	(7)	—	—	228,087	684,262	5,157,055
	Annual Bonus	—		439,423	—	—	—	—
Derek White	PSU	8/10/2021	(7)	—	—	250,000	750,000	5,652,500
	Time-Vesting RSU	8/24/2021	(7)	—	—	—	1,296,177	19,131,573
	Annual Bonus	—		296,154	—	—	—	—
__________________
(1)For additional information on the awards granted during fiscal year 2021, including vesting commencement date and vesting conditions, see “Outstanding Equity Awards at Fiscal Year-End”.
(2)Estimated future payouts under non-equity incentive plan awards reflect the NEO’s target for their full year of service in fiscal year 2021 determined on the NEO’s base salary and bonus target in effect throughout the fiscal year. The base salary and bonus target for Mr. Lapointe and Ms. Nuckles changed during fiscal year 2021. Mr. Lapointe’s target is prorated with a base salary of $450,000 and annual target bonus of 100% from January 1, 2021 through March 21, 2021 and with a base salary of $500,000 and annual target bonus of 100% from March 22, 2021 through December 31, 2021. Ms. Nuckles’ target is prorated with a base salary of $400,000 and annual target bonus of 100% from January 1, 2021 through March 21, 2021 and with a base salary of $450,000 and annual target bonus of 100% from March 22, 2021 through December 31, 2021. The base salary and bonus target for Mr. White was prorated from his annual base salary of $500,000 and annual target bonus of 100% to reflect his partial year of service during fiscal 2021.
(3)Generally, our non-equity incentive plan awards do not establish a threshold or maximum. Mr. Noto is subject to a maximum payout under non-equity incentive plan awards of 200% of base pay.
(4)The “threshold” payout was determined as the number of awards that vest upon achievement of the minimum Target Hurdle of $25.00.
(5)The “target” payout was determined as the number of awards that vest upon achievement of the maximum Target Hurdle of $45.00, as any further increase in the volume-weighted average closing price of our common stock would not result in additional share settlement.
(6)For awards granted to the NEOs in 2021, the amount presented represents the aggregate of the grant date fair value of RSUs and the value of the PSU awards as calculated in accordance with ASC 718, Compensation — Stock Compensation, and disregarding any estimate of forfeitures related to service-based vesting conditions. The assumptions that were used to calculate the grant date fair values of stock awards are disclosed in our Annual Report on Form 10-K.
(7)Award was granted under the 2021 Plan.
(8)Award was granted under the 2011 Plan, as defined below.
Executive Offer Letters/Agreements
Anthony Noto
On January 23, 2018, SoFi and Anthony Noto entered into an employment agreement, which was subsequently amended effective February 26, 2018 (the “Noto Agreement”), to serve as SoFi’s Chief Executive Officer. The Noto Agreement provides for standard terms of employment, including base salary, annual bonus eligibility and benefits eligibility, including an annual target bonus opportunity equal to 100% of Mr. Noto’s base salary with a maximum bonus opportunity of 200% of base salary, subject to the achievement of individual and company performance metrics. In addition, as a condition to entering into the Noto Agreement, Mr. Noto is subject to SoFi’s standard confidential information and invention assignment agreement.
In the event of a financing or offering (including certain public offerings) of the company’s equity, Mr. Noto has the right to purchase, on the same terms as apply to other purchasers, up to that number of shares or securities such that, assuming maximum participation in each transaction, Mr. Noto’s percentage ownership of the Company’s fully diluted capitalization would be no less after the final closing of such transaction than it was immediately prior to such transaction.
The Noto Agreement provides for payments due upon the occurrence of a Qualifying Termination and/or Change of Control. See “Potential Payments Upon Termination or Change of Control” below for details.
On March 28, 2022, our Board of Directors approved an increase in Mr. Noto’s base salary to $1,000,000, effective March 14, 2022, and an annual target opportunity of 200% of his base salary. Additionally, Mr. Noto received an RSU grant for 1,016,261 shares of SoFi common stock, which will vest in four equal quarterly increments beginning on March 14, 2025, subject to Mr. Noto’s continued service with SoFi.
Christopher Lapointe
On May 12, 2018, SoFi and Christopher Lapointe entered into an offer letter, which was subsequently amended on May 29, 2018 (the “Lapointe Offer Letter”), to serve as SoFi’s Vice President, Head of Business Operations. The Lapointe Offer Letter provides for standard terms of employment, including base salary, bonus eligibility and benefits eligibility. Beginning in 2019, Mr. Lapointe has been eligible to participate in the Company’s annual bonus plan. In addition, as a condition to entering into the Lapointe Offer Letter, Mr. Lapointe is subject to SoFi’s standard confidential information and invention assignment agreement.
On April 1, 2020, Mr. Lapointe was appointed interim Chief Financial Officer. On September 14, 2020, Mr. Lapointe was appointed Chief Financial Officer.
Mr. Lapointe’s grant agreements provide for payments due upon the occurrence of a Qualifying Termination and/or Change of Control. See “Potential Payments Upon Termination or Change of Control” below for details.
On March 18, 2022, Mr. Lapointe received an RSU grant for 335,366 shares of SoFi common stock, which will vest according to the following schedule, subject to Mr. Lapointe’s continued service with SoFi: 34,654 on June 14, 2022, 34,655 on September 14, 2022 and 34,654 on December 14, 2022; 25,991 on each of March 14, 2023, June 14, 2023, September 14, 2023 and December 14, 2023; 15,930 on each of March 14, 2024, June 14, 2024, and September 14, 2024 and 15,929 on December 14, 2024; and 15,930 on each of March 14, 2025, June 14, 2025, September 14, 2025 and December 14, 2025.
Michelle Gill
On April 12, 2018, SoFi and Michelle Gill entered into an offer letter (the “Gill Offer Letter”) to serve as SoFi’s Chief Financial Officer. The Gill Offer Letter provides for standard terms of employment, including base salary, annual bonus eligibility and benefits eligibility. In addition, as a condition to entering into the Gill Offer Letter, Ms. Gill is subject to SoFi’s standard confidential information and invention assignment agreement.
On April 1, 2020, Ms. Gill was appointed Executive Vice President and Group Business Leader, Lending & Capital Markets. Ms. Gill’s base salary and annual bonus target remained unchanged.
The Gill Agreement provides for payments due upon the occurrence of a Qualifying Termination and/or Change of Control. See “Potential Payments Upon Termination or Change of Control” below for details.
On March 18, 2022, Ms. Gill received an RSU grant for 609,757 shares of SoFi common stock, which will vest according to the following schedule, subject to Ms. Gill’s continued service with SoFi: 103,659 on March 14, 2023, 103,658 on June 14, 2023 and 103,659 on each of September 14, 2023 and December 14, 2023; and 48,780 on March 14, 2024, 48,781 on June 14, 2024, 48,780 on September 14, 2024 and 48,781 on December 14, 2024.

Jennifer Nuckles
On May 16, 2019, SoFi and Ms. Nuckles entered into an offer letter (the “Nuckles Offer Letter”) for Ms. Nuckles to serve as SoFi’s Head of Lantern, Partnerships and Content. The Nuckles Offer Letter provides for standard terms of employment, including base salary, annual bonus eligibility and benefits eligibility. The Nuckles Offer Letter has no specific term and provided for at-will employment. In addition, as a condition to entering into the Nuckles Offer Letter, Ms. Nuckles is subject to SoFi’s standard confidential information and invention assignment agreement.
On March 11, 2020, Ms. Nuckles was promoted to Executive Vice President & Group Business Leader — Relay, Protect, Lantern, Content, At Work & Partnerships.
Ms. Nuckles’ grant agreement provides for payments due upon the occurrence of a Qualifying Termination and Change of Control. See “Potential Payments Upon Termination or Change of Control” below for details.
On March 21, 2022, Ms. Nuckles received an RSU grant for 101,627 shares of SoFi common stock, which will vest according to the following schedule, subject to Ms. Nuckles’ continued service with SoFi: 2,033 on March 14, 2023, 2,032 on June 14, 2023, 2,033 on September 14, 2023 and 2,032 on December 14, 2023; 11,687 on each of March 14, 2024, June 14, 2024 and September 14, 2024 and 11,688 on December 14, 2024; and 11,687 on each of March 14, 2025, June 14, 2025, September 14, 2025 and December 15, 2025.
Derek White
On May 17, 2021, Galileo Financial Technologies, LLC and Mr. White entered into an offer letter (the “White Offer Letter”) for Mr. White to serve as Chief Executive Officer of Galileo and Head of SoFi International. The White Offer Letter provides for standard terms of employment, including base salary, annual bonus eligibility and benefits eligibility. Mr. White also received a $2,000,000 sign-on bonus, subject to a 24-month repayment period.
The White Offer Letter has no specific term and provided for at-will employment. In addition, as a condition to entering into the White Offer Letter, Mr. White is subject to SoFi’s standard confidential information and invention assignment agreement.
Mr. White’s grant agreement provides for payments due upon the occurrence of a Qualifying Termination and Change of Control. See “Potential Payments Upon Termination or Change of Control” below for details.
Annual Cash Bonuses
Pursuant to their employment agreement or offer letter, as applicable, each NEO is eligible to earn a cash incentive bonus based on company and individual achievement of performance targets established by our Board of Directors in its discretion. In 2021, each of our NEOs participated in an annual cash incentive bonus plan. For fiscal year 2021, each of our NEOs was eligible to earn a target bonus amount, which reflects a percentage of their annual base salaries.
With respect to the fiscal year ended December 31, 2021, the performance metrics used to determine the NEOs’ cash incentive bonuses are set forth above in “Cash Incentive Compensation”. The bonuses paid to each NEO for the fiscal year ended December 31, 2021 are set forth above in the “2021 Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.
Our Board of Directors also has the authority to grant additional discretionary bonuses to our NEOs on a case-by-case basis. Any discretionary bonuses awarded to an NEO for the fiscal year ended December 31, 2021 are set forth above in the “2021 Summary Compensation Table” in the “Bonus” column.
Equity Compensation — 2011 Stock Plan
Prior to the Business Combination, the Company maintained the Social Finance, Inc. 2011 Stock Plan (as Amended and Restated effective as of November 5, 2019) (the “2011 Plan”), which allowed the Company to grant shares of common stock to employees, non-employee directors and non-employee third party consultants. The 2011 Plan was originally adopted by our Board of Directors and approved by our stockholders on June 10, 2011, and the amended and restated 2011 Plan was adopted by our Board of Directors on November 5, 2019 and approved by our stockholders on February 6, 2020. Upon the closing of the merger between Social Finance, Inc. and SCH on May 28, 2021 in conjunction with which SCH changed its name to SoFi Technologies, Inc., the remaining unallocated share reserve under the 2011 Plan was cancelled and no new awards may be granted under such plan. Awards outstanding under the 2011 Plan were assumed by SoFi Technologies upon the Closing and continue to be governed by the terms of the 2011 Plan.
Social Finance began issuing RSUs to executives in 2017. RSUs are equity awards granted to executives that entitle the holder to shares of our common stock when the awards vest. RSU grants typically vest 25% on the first vesting date, which occurs approximately one year after the date of grant, and ratably each quarter of the ensuing 12-quarter period. RSUs have been issued under other vesting schedules, including, but not limited to: (i) vesting at a rate of 20% after one year from vesting commencement date and then monthly over an additional four years, (ii) vesting at a rate of 25% after one year and then monthly over an additional three years, and (iii) other vesting schedules ranging in total duration from one to four years with even or uneven vesting patterns. RSUs are measured based on the fair value of our stock on the date of grant.
On May 14, 2020, certain employees, including executive officers, were given the option to exchange certain unvested options to purchase Social Finance common stock for unvested RSUs. The primary purpose of this tender was to offer employees who primarily received options as part of their compensation package an opportunity to receive RSUs. Ms. Gill participated in the tender offer and was granted 729,004 RSUs.
2021 Stock Option and Incentive Plan
In connection with the consummation of the Business Combination, the Company adopted the 2021 Plan, under which we may grant equity incentive awards to officers, employees, non-employee directors and independent contractors in order to attract, motivate and retain the talent for which we compete. The 2021 Plan provides for granting stock options, stock appreciation rights, restricted stock, restricted stock units (including performance stock units), dividend equivalents and other stock or cash based awards for issuance.
RSUs are equity awards granted to executives that entitle the holder to shares of our common stock when the awards vest. For executives hired before January 1, 2022, new hire RSU grants typically vest 25% on the first vesting date, which occurs approximately one year after the date of grant, and ratably each quarter of the ensuing 12-quarter period. For executives hired on or after January 1, 2022, new hire RSU grants typically vest 12.5% on the first vesting date, which occurs approximately six months after the date of grant, and ratably each quarter of the ensuing 14-quarter period. RSUs have been issued under other vesting schedules, including, but not limited to: (i) vesting at a rate of 20% after one year from vesting commencement date and then monthly over an additional four years, (ii) vesting at a rate of 25% after one year and then monthly over an additional three years, and (iii) other vesting schedules ranging in total duration from one to four years with even or uneven vesting patterns. RSUs are measured based on the fair value of our stock on the date of grant.
Following the effectiveness of the Form S-8 with respect to the common stock issuable under the 2021 Plan, we granted restricted stock units that are subject to performance-based vesting conditions (“PSUs”) to our Named Executive Officers, which consisted of 9,294,903 PSUs.
The PSUs shall vest, if at all, during the period commencing on the first anniversary of the Business Combination and ending on the fifth such anniversary, subject to the achievement of specified performance goals including (i) the volume-weighted average closing price of our stock attaining $25, $35 and $45 Target Hurdles, over a 90-trading day period and (ii) now that we are a bank holding company, maintaining certain minimum standards applicable to bank holding companies, subject to continued employment on the date of vesting. In the event of a Sale Event (as defined in the 2021 Plan), the PSUs may automatically vest subject to the satisfaction of the Target Hurdles by reference to the sale price, without regard to any other vesting conditions.
To the extent any future awards subject to the 2021 Plan do not provide Sale Event treatment, the 2021 Plan provides that, upon the consummation of any such Sale Event the parties thereto may cause the assumption, continuation, or substitution of such awards. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of awards, upon the effective time of the Sale Event, the 2021 Plan and all outstanding awards granted thereunder shall terminate.
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table summarizes information about the outstanding equity incentive plan awards for each NEO as of December 31, 2021.

			Option Awards(1)			Share Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(2)
Anthony Noto	3/12/2018	(3)	5,228,400	6.19	3/11/2028	—	—
	3/13/2018	(4)	6,448,360	9.86	3/12/2028	—	—
	3/13/2018	(5)	—	—	—	1,423,287	22,502,167
	3/11/2020	(6)	—	—	—	1,233,090	19,495,153
	12/16/2020	(7)	—	—	—	3,774,599	59,676,410
	6/2/2021	(8)	—	—	—	6,428,578	33,878,606
	10/20/2021	(9)	—	—	—	330,905	5,231,608
Christopher Lapointe	9/11/2018	(10)	—	—	—	54,462	861,044
	8/6/2019	(11)	—	—	—	13,070	206,637
	2/3/2020	(12)	—	—	—	69,712	1,102,147
	11/2/2020	(13)	—	—	—	707,343	11,183,093
	1/18/2021	(14)	—	—	—	206,334	3,262,141
	8/10/2021	(8)	—	—	—	830,890	4,378,790
Michelle Gill	5/22/2018	(15)	918,601	6.19	5/21/2028	—	—
	5/22/2018	(16)	1,118,296	9.86	5/21/2028	—	—
	5/22/2018	(17)	—	—	—	245,080	3,874,715
	4/1/2020	(18)	—	—	—	140,192	2,216,436
	6/23/2020	(19)	—	—	—	784,260	12,399,151
	1/18/2021	(20)	—	—	—	699,596	11,060,613
	8/10/2021	(8)				601,173	3,168,182
Jennifer Nuckles	8/6/2019	(21)	—	—	—	117,638	1,859,857
	2/3/2020	(22)	—	—	—	62,739	991,904
	4/17/2020	(23)	—	—	—	196,065	3,099,788
	1/18/2021	(24)	—	—	—	364,120	5,756,737
	8/10/2021	(8)	—	—	—	684,262	3,606,061
Derek White	8/10/2021	(8)	—	—	—	750,000	3,952,500
	8/24/2021	(25)	—	—	—	972,132	15,369,407
__________________
(1)All stock options granted to Mr. Noto and Ms. Gill were immediately exercisable. To the extent Mr. Noto or Ms. Gill exercises his or her stock options prior to vesting, the shares of our common stock that he or she will receive will be unvested and subject to SoFi’s right of first refusal, which will lapse in accordance with the original vesting schedule of the stock options.
(2)The fair value is calculated as the closing price of SoFi Technologies common stock (ticker symbol “SOFI”) on December 31, 2021 of $15.81, multiplied by either (i) the number of unvested RSUs, or (ii) the number of unvested PSU awards that would vest upon the achievement of the “threshold” payout, which equates to 1/3rd of the awards granted.
(3)The options had a vesting commencement date of February 26, 2018 and vest as to 20% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/60th of the shares subject to the option on each monthly anniversary thereafter, subject to Mr. Noto’s continued service to us through each such date. The options are exercisable at grant date.

(4)The options had a vesting commencement date of February 26, 2018 and vest as to 20% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/60th of the shares subject to the option on each monthly anniversary thereafter, subject to Mr. Noto’s continued service to us through each such date. The options are exercisable at grant date.
(5)The RSUs had a vesting commencement date of February 26, 2018. The service-based vesting condition of the RSUs is satisfied as to 20% of the RSUs on the first anniversary of the vesting commencement date, and as to 1/60th of the RSUs on each monthly anniversary thereafter, subject to Mr. Noto’s continued service to us through each such date.
(6)The RSUs had a vesting commencement date of March 14, 2020. The service-based vesting condition of the RSUs is satisfied as to 1/20th of the RSUs on each quarterly anniversary of the vesting commencement date, subject to Mr. Noto’s continued service to us through each such date.
(7)The RSUs vest beginning on March 14, 2023 and are subject to quarterly time-based vesting thereafter according to the following schedule and subject to Mr. Noto’s continued service to us through each such date: 425,172 RSUs on each of March 14, 2023, June 14, 2023 and September 14, 2023 and 425,170 RSUs on December 14, 2023; 518,479 RSUs on each of March 14, 2024 and June 14, 2024; 518,478 RSUs on September 14, 2024; and 518,477 RSUs on December 14, 2024.
(8)The PSUs vest, if at all, beginning on May 28, 2022, subject to the achievement of specified performance goals including (i) the volume-weighted average closing price of our stock attaining $25, $35 and $45 Target Hurdles, over a 90-trading day period and (ii) now that we are a bank holding company, maintaining certain minimum standards applicable to bank holding companies, subject to continued employment on the date of vesting.
(9)The RSUs vest beginning on December 14, 2022 and are subject to quarterly time-based vesting thereafter according to the following schedule: 41,363 on each of March 14, 2023, June 14, 2023, and September 14, 2023; 41,262 on December 14, 2023; 41,364 on each of March 14, 2024 and June 14, 2024; and 41,363 on each of September 14, 2024 and December 14, 2024.
(10)The RSUs had a vesting commencement date of June 14, 2018. The service-based vesting condition of the RSUs is satisfied as to 25% on the first anniversary of the vesting commencement date and as to 1/16th of the RSUs on each quarterly anniversary thereafter, subject to Mr. Lapointe’s continued service to us through each such date.
(11)The RSUs had a vesting commencement date of June 14, 2019. The grant is subject to quarterly time-based vesting, such that all awards are fully vested after the 16th quarter subsequent to the vesting commencement date, subject to Mr. Lapointe’s continued service to us through each such date.
(12)The RSUs had a vesting commencement date of December 14, 2019. The service-based vesting condition of the RSUs is satisfied as to 1/16th of the RSUs on each quarterly anniversary, subject to Mr. Lapointe’s continued service to us through each such date.
(13)The RSUs had a vesting commencement date of September 14, 2020. The grant is subject to quarterly time-based vesting, with unvested RSUs vesting according to the following schedule and subject to Mr. Lapointe’s continued service to us through each such date: 45,874 RSUs on each of March 14, 2022, June 14, 2022, September 14, 2022 and December 14, 2022; 60,578 RSUs on March 14, 2023; 60,580 RSUs on each of June 14, 2023, September 14, 2023 and December 14, 2023; 70,381 RSUs on March 14, 2024; 70,384 RSUs on June 14, 2024; 70,383 RSUs on September 14, 2024; and 70,381 RSUs on December 14, 2024.
(14)The RSUs had a vesting commencement date of December 14, 2020. The grant is subject to quarterly time-based vesting, such that all awards are fully vested after the 16th quarter subsequent to the vesting commencement date, subject to Mr. Lapointe’s continued service to us through each such date.
(15)The options had a vesting commencement date of May 1, 2018 and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to Ms. Gill’s continued service to us through each such date. The options are exercisable at grant date. On April 1, 2020, Ms. Gill tendered 1,085,619 of the then-unvested stock options in exchange for 408,892 RSUs, which did not result in any incremental fair value at the time of the exchange (see footnote 18 below).
(16)The options had a vesting commencement date of May 1, 2018 and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to Ms. Gill’s continued service to us through each such date. The options are exercisable at grant date. On April 1, 2020, Ms. Gill tendered 1,321,624 of the then-unvested stock options in exchange for 320,112 RSUs, which did not result in any incremental fair value at the time of the exchange (see footnote 18 below).
(17)The RSUs had a vesting commencement date of May 1, 2018. The service-based vesting condition of the RSUs is satisfied as to 25% of the RSUs on the first anniversary of the vesting commencement date, and as to 1/48th of the RSUs on each monthly anniversary thereafter, subject to Ms. Gill’s continued service to us through each such date.
(18)The RSUs had a vesting commencement date of April 1, 2020 and were received upon exchange of stock options in a tender offer by the Company. The service-based vesting condition of the RSUs is satisfied over the remaining original vesting term of the stock options exchanged, with unvested RSUs vesting according to the following schedule, subject to Ms. Gill’s continued service to us through each such date: 84,114 RSUs on March 14, 2022 and 56,078 on June 14, 2022.
(19)The RSUs have a vesting commencement date of March 14, 2022. The service-based vesting condition of the RSUs is satisfied as to 1/8th of the RSUs on each quarterly anniversary thereafter, subject to Ms. Gill’s continued service to us through each such date.
(20)The RSUs have a vesting commencement date of March 14, 2022 and are subject to service-based vesting thereafter on a quarterly basis according to the following schedule, subject to Ms. Gill’s continued service to us through each such date: 74,644 on each of March 14, 2022, June 14, 2022 and September 14, 2022; 74,646 on December 14, 2022; 36,533 on each of March 14, 2023 and June 14, 2023; 36,534 on each of September 14, 2023 and December 14, 2023; 63,720 on each of March 14, 2024 and June 14, 2024; and 63,722 on each of September 14, 2024 and December 14, 2024.
(21)The RSUs had a vesting commencement date of June 14, 2019. The service-based vesting condition of the RSUs is satisfied as to 25% on the first anniversary of the vesting commencement date and as to 1/16th of the RSUs on each quarterly anniversary thereafter, subject to Ms. Nuckles’ continued service to us through each such date.

(22)The RSUs had a vesting commencement date of December 14, 2019. The service-based vesting condition of the RSUs is satisfied as to 1/16th of the RSUs on each quarterly anniversary, subject to Ms. Nuckles’ continued service to us through each such date.
(23)The RSUs had a vesting commencement date of March 14, 2020. The service-based vesting condition of the RSUs is satisfied as to 1/16th of the RSUs on each quarterly anniversary, subject to Ms. Nuckles’ continued service to us through each such date.
(24)The RSUs had a vesting commencement date of December 14, 2020. The grant is subject to quarterly time-based vesting, such that all awards are fully vested after the 16th quarter subsequent to the vesting commencement date, subject to Ms. Nuckles’ continued service to us through each such date.
(25)The RSUs had a vesting commencement date of August 24, 2021. The service-based vesting condition of the RSUs was satisfied as to 25% on December 14, 2021 and as to 1/14th of the RSUs on each quarterly anniversary thereafter, subject to Mr. White’s continued service to us through each such date.
Stock Vested During 2021 Fiscal Year-End
There were no stock options exercised by our NEOs during the year ended December 31, 2021. The following table summarizes the equity incentive plan awards stock vested for each NEO to which this table applies as of December 31, 2021:

	Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Anthony Noto	1,599,373	26,511,542
Christopher Lapointe	350,310	5,626,221
Michelle Gill	1,098,934	17,806,541
Jennifer Nuckles	318,311	5,100,524
Derek White(2)	324,045	4,724,576
__________________
(1)The values reflected in the table are determined by aggregating the values realized on stock vested throughout the fiscal year. The value realized on vesting at each vesting date is calculated as the number of shares acquired on vesting multiplied by the common stock per share value covering such vesting date.
(2)Pursuant to the White Offer Letter, in the event that Mr. White voluntarily resigns or his employment is terminated for Cause within 12 months of his start date, Mr. White must repay the Company 50% of the value of his then-vested RSUs at the value of the date of grant.
Potential Payments Upon Termination or Change of Control
Our NEOs are eligible for certain payments or benefits in connection with certain qualifying terminations or a change of control, as described herein.
Anthony Noto
Pursuant to the Noto Agreement, if Mr. Noto is terminated by SoFi without Cause (as defined in the Noto Agreement) or resigns for Good Reason (as defined in the Noto Agreement) (together, a “Qualifying Termination”), Mr. Noto shall be entitled to: (i) a lump-sum cash payment equal to the sum of (x) twelve months of Mr. Noto’s base salary, and (y) 100% of Mr. Noto’s annual cash bonus at the higher of (a) his target level and (b) his actual level of performance reasonably projected as of the termination of Mr. Noto’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Mr. Noto for twelve months, and (iii) vesting acceleration of each of Mr. Noto’s then-outstanding equity incentives as if he had remained in continuous service to SoFi for an additional twelve months and as if all applicable performance-based vesting conditions (if any) were met at the target achievement level or, if higher, the actual level of achievement reasonably projected as of the termination of his employment, with such acceleration effective as of immediately prior to the termination of his employment.
Pursuant to the Noto Agreement, if Mr. Noto experiences a Qualifying Termination three months prior to or any time after a Change of Control (as defined in the Noto Agreement), Mr. Noto shall, in lieu of the above, be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 18 months of Mr. Noto’s base salary, and (y) 150% of Mr. Noto’s annual bonus at the higher of (a) his target level and (b) his actual level of performance reasonably projected as of the termination of Mr. Noto’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Mr. Noto for 18 months, and (iii) full vesting acceleration of each of Mr. Noto’s then-outstanding equity incentives (including as to all applicable performance-based vesting conditions (if any), which will be deemed satisfied at maximum achievement), with such acceleration effective as of immediately prior to the later of his Qualifying Termination and SoFi’s Change of Control.
Additionally, all equity grants are subject to automatic accelerated vesting upon a Change of Control of SoFi, if such grants are otherwise to be canceled for no consideration upon such Change of Control.
Mr. Noto’s severance payments are subject to the execution of a release of claims in favor of SoFi.
Christopher Lapointe
Effective September 14, 2020, when Mr. Lapointe was appointed Chief Financial Officer, and pursuant to his promotion letter (the “Lapointe Promotion Letter”), if Mr. Lapointe is terminated by SoFi without Cause (as defined in the Lapointe Promotion Letter) or resigns for Good Reason (as defined in the Lapointe Promotion Letter), Mr. Lapointe shall be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 12 months of Mr. Lapointe’s base salary, and (y) 100% of Mr. Lapointe’s annual cash bonus at the higher of (a) Mr. Lapointe’s target level and (b) Mr. Lapointe’s actual level of performance reasonably projected as of the termination of Mr. Lapointe’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Mr. Lapointe for 12 months, and (iii) vesting acceleration of each of Mr. Lapointe’s then-outstanding RSUs as if he had remained in continuous service to SoFi for an additional 12 months.
Additionally, pursuant to the Lapointe Promotion Letter, if Mr. Lapointe is terminated by SoFi without Cause or resigns for Good Reason three months prior to or any time after a Change of Control (as defined in the Lapointe Promotion Letter), Mr. Lapointe shall, in lieu of the above, be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 18 months of Mr. Lapointe’s base salary, and (y) 150% of Mr. Lapointe’s annual bonus at the higher of (a) his target level and (b) his actual level of performance reasonably projected as of the termination of Mr. Lapointe’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Mr. Lapointe for 18 months, and (iii) full vesting acceleration of each of Mr. Lapointe’s then-outstanding RSUs.
Additionally, all equity grants are subject to automatic accelerated vesting upon a Change of Control of SoFi, if such grants are otherwise to be canceled for no consideration upon such Change of Control.
Mr. Lapointe’s severance payments are subject to the execution of a release of claims in favor of SoFi.
Michelle Gill
Pursuant to the Gill Offer Letter, if Ms. Gill is terminated by SoFi without Cause (as defined in the Gill Offer Letter) or resigns for Good Reason (as defined in the Gill Offer Letter), Ms. Gill shall be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 12 months of Ms. Gill’s base salary, and (y) 100% of Ms. Gill’s annual cash bonus at the higher of (a) Ms. Gill’s target level and (b) Ms. Gill’s actual level of performance reasonably projected as of the termination of Ms. Gill’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Ms. Gill for 12 months, and (iii) vesting acceleration of each of Ms. Gill’s then-outstanding equity incentives as if she had remained in continuous service to SoFi for an additional 12 months and as if all applicable performance-based vesting conditions (if any) were met at the target achievement level or, if higher, the actual level of achievement reasonably projected as of the termination of her employment, with such acceleration effective as of immediately prior to the termination of her employment.
Additionally, pursuant to the Gill Offer Letter, if Ms. Gill is terminated by SoFi without Cause or resigns for Good Reason three months prior to or any time after a Change of Control (as defined in the Gill Offer Letter), Ms. Gill shall, in lieu of the above, be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 18 months of Ms. Gill’s base salary, and (y) 150% of Ms. Gill’s annual bonus at the higher of (a) her target level and (b) her actual level of performance reasonably projected as of the termination of Ms. Gill’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Ms. Gill for 18 months, and (iii) full vesting acceleration of each of Ms. Gill’s then-outstanding equity incentives (including as to all applicable performance-based vesting conditions (if any), which will be deemed satisfied at maximum achievement), with such acceleration effective as of immediately prior to the later of such termination of employment and SoFi’s Change of Control.
Additionally, all such grants are subject to automatic accelerated vesting upon a Change of Control of SoFi if such grants are otherwise to be canceled for no consideration upon such Change of Control, with any performance vesting conditions deemed satisfied at maximum levels.
Ms. Gill’s severance payments are subject to the execution of a release of claims in favor of SoFi.
Jennifer Nuckles
Pursuant to the agreement underlying Ms. Nuckles’ RSUs, if Ms. Nuckles is terminated by SoFi without Cause or resigns for Good Reason three months prior to or any time after a Change of Control, Ms. Nuckles shall be entitled to accelerated vesting of 50% of her then-outstanding RSUs, with such acceleration effective as of immediately prior to the later of such termination of employment and SoFi’s Change of Control, as applicable.
Derek White
Pursuant to the agreement underlying Mr. White’s RSUs, if Mr. White is terminated by SoFi without Cause or resigns for Good Reason three months prior to or any time after a Change of Control, Mr. White shall be entitled to full vesting acceleration of each of Mr. White’s then-outstanding RSUs, with such acceleration effective as of immediately prior to the later of such termination of employment and SoFi’s Change of Control.
The following table sets forth quantitative estimates of the benefits that would have accrued to our NEOs pursuant to the employment agreement or offer letters, as applicable, if his or her employment had been terminated under either a “Qualifying Termination” or a “Qualifying Termination with Change of Control”, as well as benefits that would have accrued under solely a “Change of Control” as of December 31, 2021. Refer to the footnotes to the tables for definitions of these scenarios.

Name and Principal Position	Scenario	Cash Severance Benefits ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Continued Health Benefits ($)(3)	Total ($)
Anthony Noto	Qualifying Termination(4)	1,742,500	43,019,093	26,076	44,787,669
	Qualifying Termination with Change of Control(5)	2,613,750	127,593,825	39,113	130,246,688
	Change of Control(6)	—	127,593,825	—	127,593,825
Christopher Lapointe	Qualifying Termination(4)	1,015,000	5,538,401	—	6,553,401
	Qualifying Termination with Change of Control(5)	1,522,500	16,615,061	—	18,137,561
	Change of Control(6)	—	16,615,061	—	16,615,061
Michelle Gill	Qualifying Termination(4)	1,015,000	17,011,275	26,076	18,052,351
	Qualifying Termination with Change of Control(5)	1,522,500	29,550,914	39,113	31,112,527
	Change of Control(6)	—	29,550,914	—	29,550,914
Jennifer Nuckles	Qualifying Termination with Change of Control(5)	—	5,854,143	—	5,854,143
Derek White	Qualifying Termination with Change of Control(5)	—	15,369,407	—	15,369,407
__________________
(1)Includes lump-sum base salary payments and non-equity incentive-based compensation payable to the NEO by SoFi as provided under the employment agreement or offer letters, as applicable. Additionally, in a Qualifying Termination, bonuses are determined to be the higher of the target or the actual level of performance reasonably projected at termination.
(2)Includes the fair value of RSUs and/or stock options that would immediately vest pursuant to the specified termination scenario. Award fair values are determined based on the closing price of SOFI of $15.81 on December 31, 2021. The fair value of accelerated RSUs is calculated as $15.81, multiplied by the number of outstanding and unvested RSUs as of December 31, 2021. The fair value of accelerated stock options is calculated as the number of unexercised stock options, multiplied by the intrinsic value, if any, of the stock options as measured by the excess of $15.81 over the applicable option exercise price.
(3)Calculated as (i) the cost of health, dental and vision insurance premiums under COBRA applicable to each NEO, multiplied by (ii) the number of months of continued health benefits coverage as provided under the employment agreement or offer letters, as applicable.
(4)A Qualifying Termination is a termination of employment by SoFi without “cause” or a resignation for “good reason”. Cause typically includes certain violations causing material injury to the Company, such as fraud, dishonesty, unauthorized use or disclosure of proprietary information, other willful misconduct, or the like. Good reason typically includes the occurrence of certain conditions without written consent, such as 10% reduction in base salary, a material breach by the Company of any agreement between the Company and employee, and the like.
(5)A Qualifying Termination with Change of Control is a Qualifying Termination, as discussed in footnote (4) above, at any time after, or within three months prior to, a Change of Control. For Mr. Noto, Mr. Lapointe and Ms. Gill, “Change of Control” has the same meaning as the term is defined under the applicable stock option and incentive plan, with modifications that a Change of Control is triggered by consummation of a transaction in which any “person” becomes the “beneficial owner”, directly or indirectly, of a majority of SoFi’s then-outstanding voting securities, rather than all of the then-outstanding voting securities as prescribed in the applicable stock option and incentive plan. Additionally, the definition of Change of Control in Mr. Noto’s, Mr. Lapointe’s and Ms. Gill’s employment agreement, promotion letter and offer letter, as applicable, excludes certain transactions by a preferred series investor.
(6)“Change of Control” has the same meaning as the term is defined in the applicable stock option and incentive plan. The values reflected herein assume no termination has occurred in connection with such Change of Control.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of our voting shares by:
•each person who is known to be the beneficial owner of more than 5% of our voting shares;
•each of our named executive officers and directors; and
•all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of April 5, 2022.
Percentage ownership of our voting securities is based on 915,706,023 shares of our common stock issued and outstanding as of the close of business on April 5, 2022.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Ownership
5% Holders
Delaware Project 10 L.LC.(2)	95,281,895	10.4%
The Vanguard Group(3)	53,386,070	5.8%
Directors and Named Executive Officers
Anthony Noto(4)	15,403,078	1.7%
Christopher Lapointe(5)	409,822	*
Michelle Gill(6)	3,833,319	*
Jennifer Nuckles(7)	298,124	*
Derek White(8)	218,028	*
Tom Hutton(9)	920,619	*
Steven Freiberg(10)	860,413	*
Ahmed Al-Hammadi(11)	10,000	*
Ruzwana Bashir	—	*
Michael Bingle(12)	—	*
Michel Combes(13)	95,281,895	10.4%
Richard Costolo(14)	250,000	*
Carlos Medeiros(15)	95,281,895	10.4%
Clara Liang(16)	203,003	*
Harvey Schwartz(17)	214,852	*
Magdalena Yeşil(18)	1,119,267	*
All directors and executive officers as a group (23 individuals)(19)	123,085,135	13.0%
__________________
*Less than one percent
(1)Unless otherwise noted, the business address of each of those listed in the table above is 234 1st Street, San Francisco, CA 94105.
(2)Delaware Project 10 L.L.C. is a wholly-owned subsidiary of SoftBank Group Corp. Mr. Combes serves as Chief Executive Officer and President of SoftBank Group International, an affiliate of SoftBank Group Corp. and as a Manager of Delaware Project 10 L.L.C. Mr. Medeiros serves as a Partner at SoftBank Group International, an affiliate of SoftBank Group Corp. and as a Manager of Delaware Project 10 L.L.C. Delaware Project 10 LLC and SoftBank Group Corp. hold sole voting and dispositive power with respect to 95,281,895 shares of common stock. The address of Delaware Project 10 L.L.C. is 1 Circle Star Way, 4th Floor, San Carlos, CA 94070 USA. The address of SoftBank Group Corp. is 1-7-1, Kaigan, Minato-ku, Tokyo 105-7537 Japan. This information is based on an amendment to Schedule 13D filed with the SEC on April 6, 2022.

(3)The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania 19355. The Vanguard Group has shared voting power over 295,945 shares of common stock, sole dispositive power over 52,737,592 shares of common stock and shared dispositive power over 648,478 shares of common stock. This information is based on a Schedule 13G filed with the SEC on February 10, 2022.
(4)Includes 12,065,985 shares of common stock issuable upon the exercise of options exercisable as of or within 60 days of April 5, 2022, 203,327 shares issuable upon vesting of restricted stock units (“RSUs”) within 60 days of April 5, 2022 and 22,581 shares issuable upon exercise of warrants to purchase common stock.
(5)Consists of shares held of record by Mr. Lapointe.
(6)Includes 2,036,897 shares of common stock issuable upon the exercise of options exercisable as of or within 60 days of April 5, 2022 and 49,016 shares issuable upon vesting of RSUs within 60 days of April 5, 2022.
(7)Consists of shares held of record by Ms. Nuckles.
(8)Consists of shares held of record by Mr. White.
(9)Includes 211,361 shares of common stock issuable upon the exercise of options exercisable as of or within 60 days of April 5, 2022 and 210,589 shares of common stock held in a living trust directed by Mr. Hutton.
(10)Includes 546,850 shares of common stock issuable upon the exercise of options exercisable as of or within 60 days of April 5, 2022.
(11)Mr. Al-Hammadi serves as Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority, the ultimate parent of QIA FIG Holding LLC. Mr. Al-Hammadi disclaims beneficial ownership of 19,840,073 shares held of record and 11,290,344 shares which may be acquired upon exercise of warrants to purchase common stock held of record by QIA FIG Holding LLC, except to the extent of any pecuniary interest therein. The address of the entities named above is Qatar Investment Authority, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar.
(12)Mr. Bingle serves as the Vice Chairman of Silver Lake. Mr. Bingle disclaims beneficial ownership of 32,012,230 shares beneficially owned by affiliates of Silver Lake Group, LLC, which includes 858,065 shares underlying exercisable warrants. The address of Mr. Bingle is c/o Silver Lake, 55 Hudson Yards, 550 West 34th Street, 40th Floor, New York, NY 10001.
(13)Consists of shares held by Delaware Project 10 L.L.C., identified in footnote (2) above. Mr. Combes serves as Chief Executive Officer and President of SoftBank Group International, an affiliate of SoftBank Group Corp., and as a Manager of Delaware Project 10 L.L.C. Mr. Combes disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. Mr. Combes decided not to stand for re-election as a director of SoFi at the 2022 Annual Meeting. As such, his term will expire at the 2022 Annual Meeting.
(14)Consists of 250,000 shares held of record by 91063 LLC. Mr. Costolo serves as the Manager of 91063 LLC.
(15)Consists of shares held by Delaware Project 10 L.L.C., identified in footnote (2) above. Mr. Medeiros serves as a Partner at SoftBank Group International, an affiliate of SoftBank Group Corp. and as a Manager of Delaware Project 10 L.L.C. Mr. Medeiros disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. Mr. Medeiros decided not to stand for re-election as a director of SoFi at the 2022 Annual Meeting. As such, his term will expire at the 2022 Annual Meeting.
(16)Consists of shares of common stock issuable upon the exercise of options exercisable as of or within 60 days of April 5, 2022.
(17)Consists of shares held of record by Mr. Schwartz.
(18)Includes 307,169 shares of common stock issuable upon the exercise of options exercisable as of or within 60 days of April 5, 2022, and 463,538 shares held in trusts directed by Ms. Yeşil.
(19)Includes 672,228 shares held of record by Maria Renz, who resigned from the Company effective April 27, 2022.
SoFi Technologies Series 1 Preferred Stock
The following table sets forth information regarding the beneficial ownership of shares of Redeemable Preferred Stock designated as Series 1 Fixed-to-Floating rate Cumulative Redeemable Preferred Stock (“Series 1 preferred stock”) by the same categories of persons listed in the table above as of April 5, 2022.
Percentage ownership of our voting securities is based on 3,234,000 shares of SoFi Technologies Series 1 preferred stock issued and outstanding as of April 5, 2022.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Ownership
5% Holders
QIA FIG Holding LLC(2)	3,000,000	92.8%
Entities Affiliated with Silver Lake(3)	228,000	7.1%
Directors and Named Executive Officers
Anthony Noto	6,000	*
Ahmed Al-Hammadi(4)	3,000,000	92.8%
All SoFi Technologies directors and executive officers as a group (24 individuals)	3,006,000	92.9%

__________________
*Less than one percent
(1)Unless otherwise noted, the business address of each of those listed in the table above is 234 1st Street, San Francisco, CA 94105.
(2)The address for this entity is Qatar Investment Authority, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar. This information is based on a Form 4 filed with the SEC on August 5, 2021.
(3)Consists of (i) 224,261 shares held of record by Silver Lake Partners IV, L.P. and (ii) 3,739 shares held of record by Silver Lake Technology Investors IV (Delaware II), L.P. Silver Lake Technology Associates IV, L.P. is the general partner of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P. The general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV (GP), L.L.C., the managing member of which is Silver Lake Group, L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss. The address of each of the entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025. This information is based on a Form 4 filed with the SEC on June 2, 2021.
(4)Consists of shares held by QIA FIG Holding LLC. Mr. Al-Hammadi serves as Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority, the ultimate parent of QIA FIG Holding LLC. Mr. Al-Hammadi disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address of the entities named above is Qatar Investment Authority, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar. This information is based on a Form 4 filed with the SEC on August 5, 2021.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2021.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities already reflected)
Equity compensation plans approved by security holders	30,630,080	(2)	n/a(3)	32,470,481
Equity compensation plans not approved by security holders	74,369,977		$7.56	—
Total	105,000,057		$7.56	32,470,481
__________________
(1)Includes the Company’s 2021 Stock Option and Incentive Plan (the “2021 Plan”) and the Company’s Amended and Restated 2011 Stock Option Plan (the “2011 Plan”). Upon the Closing, the remaining unallocated share reserve under the 2011 Plan was cancelled and no new awards may be granted under such plan. The 2021 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1 by the lesser of (i) a number equal to the excess (if any) of (a) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year over (b) the number of shares of stock then reserved for issuance under the 2021 Plan as of such date and (ii) such smaller number of shares of common stock as determined by our Board of Directors.
(2)Represents the number of shares of common stock underlying 7,659,684 outstanding RSUs and 22,970,396 outstanding PSUs.
(3)There are no outstanding options or warrants under the 2021 Plan. See note 2 above with respect to RSUs and PSUs granted under the Plans. The weighted average exercise price is not applicable to RSUs and PSUs.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management” and the registration rights described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeds or will exceed $120,000; and
•any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

We also describe below certain other transactions and relationships with our directors, executive officers and stockholders.
Shareholders’ Agreement
We, the Sponsor and certain former shareholders of Social Finance (the “SoFi Holders”) entered into the Shareholders’ Agreement. The SoFi Holders include entities affiliated with SoftBank and Red Crow Capital, entities affiliated with Michael Bingle, one of our directors, and an entity affiliated with Mr. Al-Hammadi, one of our directors. Pursuant to the Shareholders’ Agreement, we also entered into the Share Repurchase Agreement with SoftBank Group Capital Limited (the “Share Repurchase Agreement”) committing us to repurchase, in the aggregate, $150 million of shares of common stock owned by the SoftBank Investors at a price per share equal to $10.00. Following such repurchase, in the event the combined ownership of shares of common stock by the SoftBank investors and Renren SF Holdings Inc., or their affiliates, exceeds a specified regulatory ownership threshold, the SoftBank Investors will convert a number of shares of common stock into non-voting common stock such that, the combined ownership of the SoftBank Investors, Renren SF Holdings Inc. and their affiliates will not exceed such threshold. The Shareholders’ Agreement further sets forth ongoing board designation rights that entitle (i) the SCH Sponsor to nominate up to two (2) independent directors, (ii) the SoftBank investors to nominate up to two (2) directors, (iii) the Silver Lake investors to nominate one (1) director, (iv) the QIA investors to nominate one (1) director, and (v) the Red Crow investors to nominate one (1) director, in each case so long as such entity or its affiliates owns a certain percentage of our common stock. Certain of these entities are also entitled to certain designation rights with respect to committees of our Board of Directors. In April 2021, the SoftBank investors and Red Crow investors waived their board designation rights. Pursuant to the Shareholders’ Agreement, if, as of the Closing, we maintained an amount of available cash that exceeds a certain minimum threshold, and our Board of Directors approved the repurchase of our common stock, then until the earlier of 180 days following the Closing and such time as the amount of such repurchases equals $250 million, we were required to offer the SoFi Holders the right to sell to us shares of our common stock owned by the SoFi Holders at a price per share equal to $10.00, subject to certain prioritization between such stockholders, and in each case on the terms, and subject to the conditions, set forth in the Shareholders’ Agreement. As of the date of this Proxy Statement, our Board of Directors has not approved such a repurchase.
SoftBank Repurchase Agreement
As provided in the Shareholders’ Agreement, following the Closing, we entered into the Share Repurchase Agreement with SoftBank Group Capital Limited, which committed us to repurchase, in the aggregate, $150 million of shares of our common stock owned by the SoftBank investors at a price per share equal to $10.00. The repurchase was completed on May 28, 2021.
Series 1 Registration Rights Agreement
At the Closing, we and holders of Series 1 preferred stock entered into the Series 1 Registration Rights Agreement, pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act, the Series 1 preferred stock and any other of our equity securities or securities of our subsidiaries issued or issuable with respect to shares of Series 1 preferred stock. The Series 1 Registration Rights Agreement also provides for certain customary piggyback registration rights. The Series 1 Registration Rights Agreement will terminate on the date that such party no longer holds any Registrable Securities (as defined therein). The holders of Series 1 Preferred include certain parties related to us.
Amended and Restated Registration Rights Agreement
At the Closing, we, the Sponsor, certain affiliates of the Sponsor and certain SoFi stockholders entered into an Amended and Restated Registration Rights Agreement, pursuant to which we agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our common stock and other of our equity securities that are held by the parties thereto from time to time. The Amended and Restated Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SCH, the Sponsor and the other parties thereto in connection with the SCH initial public offering. The Amended and Restated Registration Rights Agreement also provides for certain customary piggyback registration rights. The Amended and Restated

Registration Rights Agreement will terminate on the date that such party no longer holds any Registrable Securities (as defined therein). The SoFi stockholders party to the agreement include parties related to us, including entities affiliated with SoftBank and Red Crow Capital, LLC, entities affiliated with Michael Bingle and Ahmed Al-Hammadi, two of our directors, Jay Parikh and Jennifer Dulski, former directors of SCH, certain entities affiliated with Chamath Palihapitiya, the former Chairman of the Board of Directors of SCH and certain entities affiliated with Ian Osborne, the former President and a former director of SCH.
Amended and Restated Series H Warrants
On May 29, 2019, in connection with issuances of Social Finance Series H preferred stock and Social Finance Series 1preferred stock, Social Finance issued 12,170,990 Series H Warrants to parties related to us, including QIA FIG Holding LLC, entities affiliated with Silver Lake and Anthony Noto. On May 28, 2021, in connection with the Business Combination, we entered into an amended and restated warrant with each holder of Series H Warrants, which warrants superseded the outstanding warrants to purchase shares of Social Finance Series H preferred stock, and pursuant to which each holder will have the right to purchase a number of shares of our common stock set forth therein.
Arrangements with Galileo
Following the acquisition of Galileo in 2020, Social Finance provided, and we continue to provide, certain ongoing shared operational services to Galileo, including in areas such as legal and compliance, human resources, information technology, corporate development and strategy, and other administrative functions. Our executive officer, Derek White, serves as the Chief Executive Officer of Galileo.
Executive Officer and Director Compensation Arrangements
See “Executive Compensation” for information regarding compensation arrangements with the executive officers and directors of SoFi, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.
Director and Officer Indemnification
Our Certificate of Incorporation and Bylaws provide for indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers. For additional information, see “Executive Compensation  —  Limitations of Liability and Indemnification Matters”.
Pre-Business Combination Related Party Transactions of Social Finance
In connection with the execution of the Merger Agreement in January 2021, SCH and the Series 1 Holders, including Anthony Noto, entered into the Series 1 Agreement. The Series 1 Agreement amends and restates in its entirety the Original Series 1 Agreement and assigns all of Social Finance’s rights, remedies, obligations and liabilities under the Original Series 1 Agreement to SoFi. The Series 1 Agreement contains financial and other covenants, provides for certain information rights and provided for the cash payment of $21.2 million to the Series 1 Holders, immediately upon the Closing, in full satisfaction of the special payment rights set forth in the Original Series 1 Agreement, which was subject to adjustment in accordance with the Merger Agreement. The Series 1 Agreement further provides that if the holders of a majority of the outstanding shares of Series 1 preferred stock are entitled to appoint a director designated by QIA FIG Holding LLC to our Board of Directors, as provided in our Certificate of Incorporation, then each Series 1 Investor shall vote such number of shares of Series 1 preferred stock as is necessary to ensure that the person designated by QIA FIG Holding LLC is so elected.
Policies and Procedures for Related Person Transactions
Our Nominating and Corporate Governance Committee has the responsibility for reviewing and approving or disapproving “related party transactions.” We adopted a written policy following the Closing for the review and approval of related party transactions that sets forth the following policies and procedures for the review and approval or ratification of related party transactions. A related party transaction means any transaction, arrangement or relationship in which the amount involved exceeds $120,000 and any related party has or will have a direct or indirect material interest (other than solely as a result of being a director, officer or a less than 10 percent beneficial owner of another entity).
•The Nominating and Corporate Governance Committee review the material facts of all related party transactions.
•In reviewing any related person transaction, the Nominating and Corporate Governance Committee takes into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
•In connection with its review of any related person transaction, we will provide the Nominating and Corporate Governance Committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations we have in connection with such related person transaction.
If a related person transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related person.
Pre-Business Combination Related Party Transactions of SCH
Private Placement Warrants
Simultaneously with the consummation of the SCH initial public offering, the Sponsor purchased 8,000,000 warrants to purchase one SCH Class A ordinary share at an exercise price of $11.50 (the “private placement warrants”) at a price of $2.00 per warrant, or $16.0 million in the aggregate, in a private placement. Each private placement warrant entitled the holder to purchase one SCH Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of SCH. In connection with the Business Combination, upon the Domestication, each of the 8,000,000 private placement warrants automatically converted into a warrant to acquire one share of our common stock.
The warrants became exercisable on October 14, 2021. On November 4, 2021, we announced that we would redeem all warrants that remained outstanding at 5:00 p.m. New York City time on December 6, 2021 (the “Redemption Date”) for a redemption price of $0.10 per warrant. The warrants were exercisable by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to purchase fully paid and non-assessable shares of common stock underlying such warrants. Warrant holders were entitled to exercise their outstanding warrants on a “cashless” basis at a Redemption Fair Market Value of $22.38 entitling warrant holders to receive 0.361 shares of common stock per warrant. Of the 8,000,000 warrants that were outstanding, 2,000,000 warrants were exercised for cash at an exercise price of $11.50 per share of common stock and 6,000,000 warrants were exercised on a cashless basis in exchange for an aggregate of 4,166,000 shares of common stock. We received cash proceeds of $23.0 million in connection with the warrant redemption. Any warrants that remained unexercised on the Redemption Date were void and no longer exercisable, and the holders of those warrants received the redemption price of $0.10 per warrant. In connection with the redemption, the warrants ceased trading on the Nasdaq and were delisted, with the trading halt announced after close of market on December 6, 2021.
Subscription Agreements
Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors subscribed for shares of SoFi Technologies common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors funded $275,000,000 of the PIPE Investment, for which they received 27,500,000 shares of SoFi Technologies common stock. Specifically, (i) ChaChaCha SPAC 5, LLC, an entity affiliated with SCH’s Chairman and Chief Executive Officer Chamath Palihapitiya, subscribed for 13,100,000 shares of our common stock, (ii) Hedosophia Group Limited, Longsutton Limited and Hedosophia Public Investment Group Limited, each of which are entities affiliated with SCH’s President and director Ian Osborne, subscribed for an aggregate of 13,100,000 shares of our common stock, of which certain shares were subsequently assigned to affiliates of Hedosophia Group Limited, (iii) The Steven Trieu Living Trust dtd 4.3.12, an entity affiliated with SCH’s Chief Financial Officer Steven Trieu, subscribed for 240,000 shares of our common stock, and (iv) individuals affiliated with the Sponsor subscribed for the remaining 1,060,000 shares of our common stock. The PIPE Investment was consummated concurrently with the Closing.
Related Party Note and Advances
On January 11, 2021, SCH issued a promissory note to Sponsor (the "Promissory Note"), pursuant to which SCH could borrow up to an aggregate principal amount of $2,500,000 and SCH drew down under the Promissory Note in 2021. The Promissory Note was non-interest bearing and payable on the earlier of (i) October 14, 2022 and (ii) the completion of the Business Combination. In addition, in 2021, the Sponsor paid for certain costs on behalf of the Company. The advances were non-interest bearing and due on demand.

AUDIT COMMITTEE REPORT
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and to report its findings to our Board of Directors. The Audit Committee members are not professional accountants and their functions are not intended to duplicate or to certify the activities of management or Deloitte & Touche LLP, nor can the Audit Committee certify that Deloitte & Touche LLP is “independent” under applicable rules. The Audit Committee serves a board-level oversight role and provides advice, counsel and direction to management on the basis of the information it receives, discussions with management and Deloitte & Touche LLP and the experience of its members in business, financial and accounting matters.
In this context, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with Company management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).
The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding its independence, and the Audit Committee discussed with Deloitte & Touche LLP its independence.
Based upon the Audit Committee's discussions with management and Deloitte & Touche LLP and the Audit Committee's review of the representation of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2021.
Submitted by the Audit Committee of the Board of Directors:
Tom Hutton (Chair)
Clara Liang
Magdalena Yeşil
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of SoFi under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS
2021 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2021 are included in our Annual Report on Form 10-K. Our Annual Report and this Proxy Statement are posted on our website at https://investors.sofi.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, SoFi Technologies, Inc., 234 1st Street, San Francisco, California 94105.
Stockholder Communications
We provide an informal process for stockholders to send communications to our Board of Directors and its members. We make an effort to ensure that the views of stockholders are heard by our Board of Directors or individual directors, as applicable. Stockholders who wish to contact our Board of Directors or any of its members may do so by writing to ir@sofi.org. Our investor relations team, in consultation with our General Counsel or an Associate General Counsel, will review all incoming stockholder communications and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to our Chief Executive Officer.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3 and reports of subsequent changes in beneficial ownership on Form 4 or Form 5. Based solely on our review of these forms filed with the SEC, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers and greater than 10 percent shareholders complied with the filing requirements applicable to them for the fiscal year ended December 31, 2021 in a timely manner; except that two reports, a Form 3 and a Form 4, covering an aggregate of three transactions, were filed late by Qatar Investment Authority.

APPENDIX A
AMENDED AND RESTATED
2021 STOCK OPTION AND INCENTIVE PLAN
FOR SOFI TECHNOLOGIES, INC.
SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Amended and Restated SoFi Technologies, Inc. 2021 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of SoFi Technologies, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. Following the Effective Date, (i) the Company’s 2011 Stock Plan shall terminate and no additional awards shall be issued thereunder, (ii) any awards then outstanding under such 2011 Stock Plan shall continue in accordance with their terms, and (iii) shares issued pursuant to such awards will not be drawn from this Plan or otherwise have any effect on the number of shares described in Section 3(a) herein.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board and which is comprised of not less than two Non-Employee Directors who are independent pursuant to NASDAQ listing standards, taking into account the specific factors and guidance set forth in Rule 5605(a)(2), including the commentary thereto.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the Closing Date as defined in the Agreement and Plan of Merger by and among Social Capital Hedosophia Holdings Corp. V, Plutus Merger Sub Inc. and the Social Finance, Inc., dated as of January 7, 2021, as amended on March 16, 2021.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the Registration Date, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Overall Share Limit” means the sum of (i) 104,983,148 shares of Stock, inclusive of shares of Stock underlying awards granted under the 2021 Plan prior to the date of the amendment and restatement of the Plan and (ii) an annual cumulative increase on the first day of each calendar year beginning January 1, 2023 and ending on and including January 1, 2030 equal to the lesser of (A) a number equal to 5% of the aggregate number of shares of Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares of Stock as is determined by the Board.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Stock” means the Class A common stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)    Administration of Plan. The Plan shall be administered by the Administrator.
(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)    to select the individuals to whom Awards may from time to time be granted;
(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)    to determine the number of shares of Stock to be covered by any Award;
(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)    subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
(vii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)    Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)    Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)    Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be the Overall Share Limit. Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Overall Share Limit, subject in all cases to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)    Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)    Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be canceled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
(d)    Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4.    ELIGIBILITY
Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5.    STOCK OPTIONS
(a)    Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.
(c)    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
(i)    In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)    Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)    By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)    With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
SECTION 6.    STOCK APPRECIATION RIGHTS
(a)    Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)    Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(c)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
SECTION 7.    RESTRICTED STOCK AWARDS
(a)    Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b)    Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the restrictions with respect to the Restricted Stock Award have not lapsed, any dividends paid by the Company prior to such lapse shall accrue and shall not be paid to the grantee until and to the extent the restrictions lapse with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)    Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)    Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8.    RESTRICTED STOCK UNITS
(a)    Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)    Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the

Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c)    Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 9.    UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) Unrestricted Stock Awards under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.    CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11.    DIVIDEND EQUIVALENT RIGHTS
(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.    TRANSFERABILITY OF AWARDS
(a)    Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)    Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)    Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)    Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 13.    TAX WITHHOLDING
(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)    Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 14.    SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 15.    TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)    Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b)    For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i)    a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 16.    AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 17.    STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18.    GENERAL PROVISIONS
(a)    No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)    Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)    Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)    Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
SECTION 19.    EFFECTIVE DATE OF PLAN
This Plan shall become effective upon the Effective Date and will be subject to stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20.    GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:	January 6, 2021

DATE APPROVED BY STOCKHOLDERS:	May 27, 2021

DATE AMENDED AND RESTATED PLAN APPROVED BY BOARD OF DIRECTORS:	April 21, 2022

DATE AMENDED AND RESTATED PLAN APPROVED BY STOCKHOLDERS:

APPENDIX B
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
SOFI TECHNOLOGIES, INC.

SoFi Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:
FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Certificate of Incorporation setting forth the proposed amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) and (ii) declaring the Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolution setting forth the proposed amendment is as follows:
“RESOLVED, the first paragraph of Article IV of the Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:
The Corporation is authorized to issue four classes of stock to be designated, respectively, “Common Stock,” “Non-Voting Common Stock,” “Preferred Stock” and “Redeemable Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [___________]. The total number of shares of Common Stock that the Corporation is authorized to issue is [___________], having a par value of $0.0001 per share, the total number of shares of Non-Voting Common Stock that the Corporation is authorized to issue is [___________], having a par value of $0.0001 per share, the total number of shares of Preferred Stock that the Corporation is authorized to issue is [___________], having a par value of $0.0001 per share, and the total number of shares of Redeemable Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0000025 per share. References to Preferred Stock herein shall not include the Redeemable Preferred Stock or any series thereof, and references to Redeemable Preferred Stock herein shall not include the Preferred Stock or any series thereof.
Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, (1) every [___________] shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time shall, automatically and without any further action on the part of the Corporation or the respective holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock and (2) every [___________] shares of the Corporation’s Redeemable Preferred Stock, issued and outstanding immediately prior to the Effective Time shall, automatically and without any further action on the part of the Corporation or the respective holder thereof, be combined into one validly issued, fully paid and non-assessable share of Redeemable Preferred Stock (together, the “Reverse Stock Split”); provided, however, no fractional shares of Common Stock or Redeemable Preferred Stock shall be issued in connection with the Reverse Stock Split. The Corporation shall issue and deliver one full share of post-Reverse Stock Split Common Stock or Redeemable Preferred Stock to any stockholder (other than with respect to shares held by the Corporation as treasury stock) who would have been entitled to receive a fractional share of Common Stock or Redeemable Preferred Stock, respectively, as a result of the Reverse Stock Split, in lieu of receiving such fractional share. The Reverse Stock Split shall occur whether or not any certificates representing such shares are surrendered to the Corporation or its transfer agent.”
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment.
B-1

THIRD: The Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.
FOURTH: That except as amended hereby, the provisions of the Corporation’s Certificate of Incorporation shall remain in full force and effect.
FIFTH: This Certificate of Amendment shall be effective as of ____, ____ at ____[a.m./p.m.].

IN WITNESS WHEREOF, I have signed this Certificate of Amendment on this ________ day of ________, _______.

SoFi Technologies, Inc.

____________________________
Anthony Noto, Chief Executive Officer

B-2

APPENDIX C
Non-GAAP Financial Measures
Our management and Board of Directors use adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures, to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.
Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period, and therefore positive or negative changes do not impact the cash available to fund our operations. This measure helps provide our management with an understanding of the net revenue available to finance our operations and helps management better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins. Therefore, the measure of adjusted net revenue serves as both the starting point for how we think about the liquidity generated from our operations and also the starting point for our annual financial planning, the latter of which focuses on the cash we expect to generate from our operating segments to help fund the current year’s strategic objectives. Adjusted net revenue has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue. The primary limitation of adjusted net revenue is its lack of comparability to other companies that do not utilize this measure or that use a similar measure that is defined in a different manner.
We reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented below for the years indicated:

	Year Ended December 31,
($ in thousands)	2021	2020
Total net revenue	$984,872	$565,532
Servicing rights – change in valuation inputs or assumptions(1)	2,651	17,459
Residual interests classified as debt – change in valuation inputs or assumptions(2)	22,802	38,216
Adjusted net revenue	$1,010,325	$621,207
__________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment and default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated securitization variable interest entities (“VIEs”) by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.
Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as discussed further below),

(ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vi) transaction-related expenses, (vii) fair value changes in warrant liabilities, and (viii) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions. We believe adjusted EBITDA provides a useful measure for period-over-period comparisons of our business, as it removes the effect of certain non-cash items and certain charges that are not indicative of our core operating performance or results of operations. It is also a measure that management relies upon to evaluate cash flows generated from operations, and therefore the extent of additional capital, if any, required to invest in strategic initiatives. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net income (loss). Some of the limitations of adjusted EBITDA include that it does not reflect the impact of working capital requirements or capital expenditures and it is not a universally consistent calculation among companies in our industry, which limits its usefulness as a comparative measure.
We reconcile adjusted EBITDA to net loss, the most directly comparable GAAP measure, below for the year indicated:

Year Ended December 31,
($ in thousands)	2021
Net loss	$(483,937)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	10,345
Income tax expense (benefit)(2)	2,760
Depreciation and amortization	101,568
Share-based expense	239,371
Transaction-related expense(3)	27,333
Fair value changes in warrant liabilities(4)	107,328
Servicing rights – change in valuation inputs or assumptions(5)	2,651
Residual interests classified as debt – change in valuation inputs or assumptions(6)	22,802
Total adjustments	514,158
Adjusted EBITDA	$30,221
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense primarily included (i) interest on our revolving credit facility, (ii) amortization of debt discount and debt issuance costs on our convertible notes, and (iii) interest on the seller note issued in connection with our acquisition of Galileo. Our adjusted EBITDA measure does not adjust for interest expense on warehouse facilities and securitization debt, which are recorded within interest expense—securitizations and warehouses in the consolidated statements of operations and comprehensive income (loss), as these interest expenses are direct operating expenses driven by loan origination and sales activity. Additionally, our adjusted EBITDA measure does not adjust for interest expense on SoFi Money deposits or interest expense on our finance lease liability in connection with SoFi Stadium, which are recorded within interest expense—other, as these interest expenses are direct operating expenses driven by SoFi Money deposits and finance leases, respectively.
(2)Our income tax expense position in 2021was primarily a function of SoFi Lending Corp.’s profitability in state jurisdictions where separate filings are required.
(3)Transaction-related expenses during 2021 included a $21.2 million special payment to the Series 1 preferred stockholders in conjunction with the Business Combination and financial advisory and professional costs associated with transactions that occurred during the period. We incurred such costs as follows: (i) $2.2 million related to our acquisition of Golden Pacific Bank, (ii) $3.3 million related to a recently announced acquisition, and (iii) $0.6 million related to debt and equity transactions, including our convertible debt, capped call and secondary offering on behalf of certain investors.
(4)Our adjusted EBITDA measure excludes the non-cash fair value changes in warrants accounted for as liabilities, which were measured at fair value through earnings. A portion of the amount recognized in 2021 was related to changes in the fair value of Series H warrants issued by Social Finance in 2019 in connection with certain redeemable preferred stock issuances. We did not measure the Series H warrants at fair value subsequent to May 28, 2021 in conjunction with the Business Combination, as they were reclassified into permanent equity. In addition, in conjunction with the Business Combination, SoFi Technologies assumed certain common stock warrants (“SoFi Technologies warrants”) that were accounted for as liabilities and measured at fair value on a recurring basis. The fair value of the SoFi Technologies warrants was based on the closing price of ticker SOFIW and, therefore, fluctuated based on market activity. The vast majority of outstanding SoFi Technologies warrants were exercised during the fourth quarter of 2021, and therefore the Company incurred gains and losses associated with fair value changes until the warrant liabilities converted into SoFi common stock. The remaining unexercised warrants were redeemed at a redemption price of $0.10 on December 6, 2021.
(5)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment and default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.
(6)Reflects changes in fair value inputs and assumptions, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.

Your Vote Counts! SOFI TECHNOLOGIES, INC. 234 1ST STREET SAN FRANCISCO, CALIFORNIA 94105 SOFI TECHNOLOGIES, INC. 2022 Annual Meeting Vote by July 11, 2022 8:59 p.m. PT (11:59 p.m. ET) You invested in SOFI TECHNOLOGIES, INC. and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on July 12, 2022. Vote Virtually at the Meeting* July 12, 2022 10:00 a.m., Pacific Time Virtually at: www.virtualshareholdermeeting.com/SOFI2022 *Please check the meeting materials for any special requirements for meeting attendance. Smartphone users Point your camera here and vote without entering a control number V1.1 For complete information and to vote, visit www.ProxyVote.com Control # D86806-P76519 Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to June 28, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

Voting Items	Board Recommends
1. Election of Directors	
Nominees:	
1a. Ahmed Al-Hammadi	For
1b. Ruzwana Bashir	For
1c. Michael Bingle	For
1d. Richard Costolo	For
1e. Steven Freiberg	For
1f. Tom Hutton	For
1g. Clara Liang	For
1h. Anthony Noto	For
1i. Harvey Schwartz	For
1j. Magdalena Yeşil	For
2. Advisory vote on the frequency of stockholder advisory votes on the executive compensation of named executive officers.	1 Year
3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	For
4. Approval of the Amended and Restated 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc.	For
5. Approval of an Amendment to the SoFi Technologies, Inc. Certificate of Incorporation to grant the Board of Directors discretionary authority to effect a reverse stock split.	For

D86807-P76519

THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters. Vote at www.ProxyVote.com Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”. Voting Items Board Recommends D86807-P76519 1 Year 1. Election of Directors Nominees: 1c. Michael Bingle 1d. Richard Costolo 1a. Ahmed Al-Hammadi 1e. Steven Freiberg 1b. Ruzwana Bashir 1f. Tom Hutton 1g. Clara Liang 1h. Anthony Noto 1i. Harvey Schwartz 1j. Magdalena Yeşil 2. Advisory vote on the frequency of stockholder advisory votes on the executive compensation of named executive officers. 3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. 4. Approval of the Amended and Restated 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc. For For For For For For For For For For For For 5. Approval of an Amendment to the SoFi Technologies, Inc. Certificate of Incorporation to grant the Board of Directors discretionary authority to effect a reverse stock split. For

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D86813-P76519 1b. Ruzwana Bashir Nominees: 1a. Ahmed Al-Hammadi 1f. Tom Hutton 1c. Michael Bingle 1d. Richard Costolo 1e. Steven Freiberg 1i. Harvey Schwartz 1g. Clara Liang 1h. Anthony Noto 1j. Magdalena Yeşil 2. Advisory vote on the frequency of stockholder advisory votes on the executive compensation of named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: The Board of Directors recommends you vote FOR the following proposals: 3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. 4. Approval of the Amended and Restated 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc. 1. Election of Directors For Withhold For Against Abstain !! !! !! !! !! !! !! !! !! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SOFI TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR the following: SOFI TECHNOLOGIES, INC. 234 1st STREET SAN FRANCISCO, CALIFORNIA 94105 3 Years1 Year 2 Years Abstain ! !!! !! ! !! ! !! ! !!5. Approval of an Amendment to the SoFi Technologies, Inc. Certificate of Incorporation to grant the Board of Directors discretionary authority to effect a reverse stock split. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 p.m. PT (11:59 p.m. ET) on July 11, 2022. Have your notice, proxy card or voting instructions in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SOFI2022 You may attend the meeting via the Internet and vote during the meeting. Have the control number that is printed on your notice, proxy card or voting instructions available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 p.m PT (11:59 p.m. ET) on July 11, 2022. Have your notice, proxy card or voting instructions in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SoFi Technologies, Inc., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received before the polls close for voting at the meeting. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D86814-P76519 SOFI TECHNOLOGIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JULY 12, 2022 The stockholder(s) hereby appoint(s) Robert Lavet and Christopher Lapointe, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of SoFi Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 10:00 a.m., Pacific Time on Tuesday, July 12, 2022, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE BOARD OF DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1 ON THE REVERSE SIDE, "1 YEAR" ON PROPOSAL 2 AND "FOR" PROPOSAL 3, PROPOSAL 4 AND PROPOSAL 5. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING THAT ARE NOT SPECIFICALLY SET FORTH ON THE PROXY CARD AND IN THE PROXY STATEMENT, THE PROXIES WILL VOTE IN THEIR DISCRETION. Continued and to be signed on reverse side